Exhibit 10.5

Execution version

SHAREHOLDERS AGREEMENT

dated as of

21 December 2018

among

PT FREEPORT INDONESIA,

PT INDONESIA PAPUA METAL DAN MINERAL,

FREEPORT-MCMORAN INC.

and

PT INDONESIA ASAHAN ALUMINIUM (PERSERO)

TABLE OF CONTENTS

		PAGE
1.	DEFINITIONS; INTERPRETATION	4
2.	THE COMPANY	15
3.	MANAGEMENT OF THE COMPANY	18
4.	BOARD OF COMMISSIONERS	19
5.	BOARD OF DIRECTORS	24
6.	OPERATING COMMITTEE	32
7.	FINANCE COMMITTEE	36
8.	SHAREHOLDER MATTERS	41
9.	DEADLOCK	44
10.	DIVIDEND POLICY AND FUNDING	47
11.	RESTRICTIONS ON TRANSFER	51
12.	IPO	54
13.	DEVELOPMENT OF GRASBERG SMELTER	55
14.	SALES AND MARKETING	55
15.	SHAREHOLDERS’ ACTIVITIES OUTSIDE THE CONTRACT AREA	56
16.	CONFIDENTIALITY	56
17.	MISCELLANEOUS	57
SCHEDULE 1		72
Adherence Agreement To Shareholders Agreement		72
SCHEDULE 2 Long Term Investment Plan SCHEDULE 3 Articles SCHEDULE 4 Company Subsidiaries SCHEDULE 5 Form of draft Annual Operating Plan and Annual Financial Plan SCHEDULE 6 Dividend Policy SCHEDULE 7 Operating Committee Authority SCHEDULE 8		73
		73
		74
		74
		121
		121
		129
		129
		130
		130
		133
		133
		134
Agreed form of Freeport Services Agreement(s) and Revolving Credit Note SCHEDULE 9 Economics Replacement During the Initial Period		134
		165
		165

SHAREHOLDERS AGREEMENT

SHAREHOLDERS AGREEMENT (this “Agreement”), dated as of 21 December 2018, among:

(1)

PT Freeport Indonesia, a limited liability company established under the laws of the Republic of Indonesia with its domicile at Plaza 89 Lt. 5, Jl. H.R. Rasuna Said Kay. X-7 No. 6, Jakarta 12940, Indonesia (the “Company”);

(2)

PT Indonesia Papua Metal dan Mineral (formerly known as “PT Indocopper Investama”), a limited liability company established under the laws of the Republic of Indonesia with its domicile at Plaza 89 Lt. 5, Jl. H.R. Rasuna Said Kay. X-7 No. 6, Jakarta 12940, Indonesia (“PTIPMM”);

(3)

Freeport-McMoRan Inc., a corporation established under the laws of Delaware, United States of America, with its principal place of business at 333 North Central Avenue, Phoenix, Arizona (“Freeport Shareholder” and, together with any of its Affiliates that become Shareholders, “Freeport”); and

(4)

PT Indonesia Asahan Aluminium (Persero), a limited liability company established under the laws of Indonesia whose registered office is at the Energy Building, 19th Floor, SCBD – Lot 11A, Jl. Jend. Sudirman Kav 52-53, Jakarta, 12190 (“Inalum” and together with PTIPMM and their respective Affiliates that become Shareholders, “Inalum Group”).

WITNESSETH:

(A)

Inalum, PTIPMM, Freeport Shareholder and the Company (collectively, the “Parties” and each a “Party”) desire to have a mutually beneficial, constructive and substantive long term partnership pursuant to which, as of the date hereof, the Inalum Group owns 51.236 percent (51.236%) of the Shares.

(B)

The Shareholders acknowledge that the relationship between the Shareholders in respect of the Company shall balance the shared objective of active participation from all Shareholders, where Inalum Group and Freeport manage the governance of the Company, and where Freeport will continue to manage the operations of the Company and Inalum Group will have an appropriate and meaningful role in the operations of the Company, each in accordance with the principles set out in this Agreement.

(C)	The Parties share an objective of high standards for corporate governance and social and environmental responsibility in respect of the Company.

(D)	The Parties desire to enter into this Agreement to govern certain of their rights, duties and obligations.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the Parties agree as follows:

1.	DEFINITIONS; INTERPRETATION

1.1	Definitions

(a) As used in this Agreement, the following terms have the following meanings:

“Adherence Agreement” means an agreement substantially in the form set out at schedule 1.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person; provided that no security holder of the Company shall be deemed an Affiliate of the Company or any other security holder of the Company solely by reason of any investment in the Company or the existence or exercise of any rights or obligations under this Agreement or the Ordinary Shares held by such security holder.

“Anti-Bribery and Corruption Laws” means the applicable anti-bribery, anti-corruption, and anti-money laundering laws, rules, regulations, decrees, and/or official government orders of any governmental body of Indonesia, Singapore, and the United States, including the United States Foreign Corrupt Practices Act of 1977, Republic of Indonesia Law No. 31 of 1999 regarding Eradication of Criminal Acts of Corruption, as amended by Law No. 20 of 2011, Singapore Prevention of Corruption Act, and any other applicable legislation implementing either the United Nations Convention Against Corruption or the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common equity or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a governmental authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Articles” means the Articles of Association of the Company, substantially in the form attached to this Agreement at schedule 3, as the same may be amended from time to time, and references in this Agreement to “Articles” is a reference to an Article in the Articles.

“Authorisations” means:

(i)	an authorisation, consent, declaration, exemption, notarisation or waiver, however it is described; and

(ii)	in relation to anything that could be prohibited or restricted by any Applicable Law if a Government Authority acts in any way within a specified period, the expiry of that period without that action being taken.

“Board of Commissioners” means the Board of Commissioners of the Company.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York, United States of America or Jakarta, Indonesia are authorized by Applicable Law to close.

“Close-down” means the permanent ceasing of all operations of the Company and the Company Subsidiaries in the Contract Area.

“Company Subsidiaries” means each Person Controlled by the Company. The details of each Company Subsidiary as of the date hereof, including the relevant shareholding in such Company Subsidiaries, are set out at schedule 4.

“Confidential Information” means any information concerning the Company or any Company Subsidiary or the financial condition, business, operations or prospects of the Company or any Company Subsidiary in the possession of or furnished to any Shareholder (including by virtue of its present or former right to designate a Director); provided that the term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Shareholder or its Representatives in violation of this Agreement or (ii) with respect to a Shareholder, was available to such Shareholder on a non-confidential basis prior to its disclosure to such Shareholder or its Representatives by the Company.

“Consumer Price Index” means the unadjusted Consumer Price Index for All Urban Workers, U.S. City Average, All Items, 1982—84 = 100, calculated and published by the United States Department of Labor, Bureau of Labor Statistics (provided that (i) if such index is ever rebased, the new base will be used with appropriating compensating adjustments to the calculation of the Expenditure Adjustment Factor) and (ii) if such index is ever discontinued, the Parties will select an alternative index as the “Consumer Price Index” which reasonably approximates the initial index as it existed on the date of this Agreement).

“Contract Area” means the area defined as such under the IUPK.

“Control” (including, with correlative meanings, the terms “Controlling”, “Controlled by” and “under common Control with”) means, as used with respect to any Person, (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; or (ii) the ability to appoint a majority of the board of directors or the board of commissioners or similar governing or management body or bodies of that Person; or (iii) the holding of the voting rights and/or the ability to direct the voting rights of more than 50% of all the voting rights exercisable at general meetings of shareholders of that Person.

“Deadlock Matter” means, in respect of:

(i)	the Shareholders, a resolution which the Shareholders have failed to pass one time at a meeting of the Shareholders held in accordance with this Agreement;

(ii)	the Board of Commissioners:

(A)

a resolution which the Board of Commissioners has failed to pass at one meeting of the Board of Commissioners held in accordance with this Agreement due to an equal number of votes cast for and against the resolution; or

(B)	all resolutions the subject of a meeting of the Board of Commissioners that has been dissolved in accordance with Clause 4.8(c);

(iii)	the Board of Directors:

(A)

a resolution which the Board of Directors has failed to pass at one meeting of the Board of Directors held in accordance with this Agreement due to an equal number of votes cast for and against the resolution; or

(B)	all resolutions the subject of a meeting of the Board of Directors that has been dissolved in accordance with Clause 5.9(c);

(iv)

the Finance Committee, a matter which the Finance Committee has failed to pass at one meeting of the Finance Committee held in accordance with this Agreement due to an equal number of votes cast for and against the matter; and

(v)

the Operating Committee, a matter which the Operating Committee has failed to pass at one meeting of the Operating Committee held in accordance with this Agreement due to an equal number of votes cast for and against the matter.

“Director” means any director of the Company from time to time.

“Dividend Policy” means the terms on which dividends will be distributed to the Shareholders, as set out in Clause 10.1.

“EBITDA” means, with respect to any period, net income of the Company and the Company Subsidiaries for such period as determined in accordance with Indonesian generally accepted accounting principles, plus, to the extent deducted in calculating such net income, interest expense, taxes, depreciation, amortization and all other noncash charges of the Company and the Company Subsidiaries for such period. For purposes of this calculation, net income will be adjusted to exclude any extraordinary gains or losses and the cumulative effect of any change in accounting principles.

“Emergency Situation” means an emergency situation (including a significant fire, explosion, mine subsidence or collapse) that would unless remedied immediately cause or could reasonably be expected to result in:

(i)	a significant environmental event;

(ii)	loss of life or serious injury to any persons; or

(iii)	serious property damage.

“Force Majeure Event” means any circumstance or event beyond the reasonable control of a Party (or any person acting on its behalf), including acts of God, storms, floods, riots, fires, earthquakes, sabotage, civil commotion or civil unrest, strikes, lockouts or other labor difficulties, interference by civil or military authorities, riots, insurrections or other hostilities, embargoes, fuel or energy shortages, acts of governmental authorities (including bank closings and seizures), acts of war (declared or undeclared) or armed hostilities or other national or international calamities or one or more acts of terrorism or failures or interruptions of networks or energy sources.

“Freeport Services Agreement” means the services agreement substantially in the form set out on schedule 8, as it may be amended from time to time in accordance with this Agreement.

“Government Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Government Official” means any Person qualifying as a public official or a “foreign official” under the laws of the Indonesia, Singapore, or any other Applicable Laws, including (i) a Person holding an official position, such as an employee, officer, or director, with any government, or agency, department, or instrumentality thereof, including a state-owned or -controlled enterprise; (ii) any Person “acting in an official capacity,” such as a delegation of authority, from a government, or agency, department, or instrumentality thereof, to carry out official responsibilities, including a specific project assignment; or (iii) an official of a public international organization such as the United Nations, the World Bank, the International Monetary Fund, or a regional development bank.

“Grasberg Smelter” means a smelting and refining facility along with a precious metals refinery to process minerals to be constructed in Indonesia by the Company or any of its Affiliates in accordance with the IUPK.

“Indonesian Company Law” means Law No. 40 of 2007 (of the Republic of Indonesia) on Limited Liability Companies including any implementing regulation thereof (as may be amended and/or replaced from time to time).

“Inflation Adjustment Factor” means the quotient obtained by dividing (i) the Consumer Price Index for the last completed month preceding the completion of the relevant draft annual operating plan or annual financial plan by (ii) the Consumer Price Index for the month in which the LTIP was adopted.

“Initial Period” has the meaning set forth at schedule 9.

“Interest Coverage Ratio” means, as of any date, the ratio of: (a) EBITDA for the most recent four fiscal quarters ending prior to such date to (b) the total interest expense of the Company and the Company Subsidiaries determined in accordance with Indonesian generally accepted accounting principles for such four fiscal quarters, plus capitalized interest of the Company and the Company Subsidiaries for such four fiscal quarters.

“International Human Rights” means the fundamental principles and standards that enable individuals everywhere to have freedom to live in dignity. All human rights are universal, interrelated, interdependent, and indivisible. International human rights include, the right to safe and healthy working conditions, right to life, liberty, and security of person, right to health, right not to be subjected to forced and compulsory labor or child labor, right to freedom of association, etc. The full definition of International Human Rights can be found within the 30 articles of the United Nations’ Universal Declaration of Human Rights (UDHR).

“LIBOR” means, with respect to calculation of interest for any period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in U.S. dollars for a 180-day period which appears on the Reuters screen LIBOR01 or LIBOR02 page that displays such rate (or, in the event such rate does not appear on such Reuters page or screen, on the page or screen used by the administrative agent under the credit agreement of the ultimate parent company of Freeport to determine the rate applicable to Eurodollar loans under such credit agreement or, if no such credit agreement is then in effect, on the page or screen mutually agreed by the Parties) at or about 11:00 a.m. London time two business days in London before the first day of such period; provided that if LIBOR as so determined shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that, if two or more such offered rates are indicated on such page, LIBOR shall be the rate that equals the arithmetic mean (expressed as a decimal fraction to five decimal places) of such offered rates, and provided further that if such interest period is not equal to any period shown on such page, LIBOR shall be the rate determined by interpolation from the rates for the next longer and next shorter periods shown on such page, using the number of days as the basis for the interpolation, expressed as a decimal fraction to five decimal places. If at any time

LIBOR cannot be determined as set forth in the preceding sentence and such inability to determine LIBOR is not likely to be temporary, then (i) the rate shall be equal to the rate used by the administrative agent under the credit agreement of the ultimate parent company of Freeport to determine the rate applicable to Eurodollar loans under such credit agreement or (ii) if no such credit agreement is then in effect, the Parties shall negotiate in good faith to establish an alternate rate of interest to LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time and, in each case, shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable.

“Long Term Investment Plan” or “LTIP” means the plan attached to this Agreement at schedule 2, as amended from time to time and approved in accordance with this Agreement (it being understood that such plan reflects alternative options with respect to the development of Kucing Liar, and the “LTIP” shall be the plan reflecting the option that the Company follows with respect to Kucing Liar).

“Majority” means in respect of voting at a meeting of the Shareholders, the Board of Commissioners, the Board of Directors, the Operating Committee, the Finance Committee or any other committee or other body of the Company contemplated under this Agreement, a matter passed by more than 50% of the votes cast by members entitled to vote on the matter.

“Material Adverse Effect” means a material adverse effect on the financial condition, business, assets or results of operations of the Company and the Company Subsidiaries, taken as a whole, excluding any effect resulting from (A) changes in Indonesian generally accepted accounting principles or changes in the regulatory accounting requirements applicable to any industry in which the Company and the Company Subsidiaries operate, (B) changes in the general economic or political conditions or (C) changes (including changes of Applicable Law and price changes with respect to copper or gold) or conditions generally affecting the industry in which the Company and the Company Subsidiaries operate.

“Mining Information” means all information, data (including electronically stored data), sketches, maps, drawings, memoranda, drill cores, logs of those drill cores and records relating to exploration (including without limitation, expenditure records, statutory reports and correspondence with third parties in relation to any Authorisations) including geological, geophysical, geochemical, aerial, exploration, mining, sampling and assay reports and notes and other technical information developed by or on behalf of the Company or any Company Subsidiary.

“Nominating Committee” means a four person committee, comprised of (i) the Chief Executive Officer of Inalum (who will serve as Co-Chairman of such committee); (ii) nominee of the Chief Executive Officer of Inalum; (iii) the Chief Executive Officer of the ultimate parent company of Freeport (who will serve as Co-

Chairman of such committee); and (iv) nominee of the Chief Executive Officer of the ultimate parent company of Freeport.

“Non-Discretionary Actions” means an action that is required to be taken immediately to prevent an Emergency Situation, including (i) actions taken as a result of a Force Majeure Event, (ii) actions relating to environmental, safety, health or security or that arise necessarily out of compliance with Applicable Laws, or (iii) actions, such as cost and capital reductions, which are taken as a result of the impact of changes in commodity prices, in each case to the extent such actions are taken acting in the best interest of the Company.

“NPV” means the present value of future cash flows discounted at a rate of 8%, adjusted for any value that has been realized prior to the time the NPV is calculated. For purposes of calculating NPV, effects caused by the following matters will be excluded: (i) changes in commodity prices, (ii) currency fluctuations, (iii) regulatory requirements or changes in Applicable Law and (iv) cash flows relating to smelter activities.

“Ordinary Shares” means the ordinary shares of the Company, having par value US$100 and any other security into which such shares may hereafter be converted or changed.

“Percentage Interest” means, with respect to any Shareholder or group of Shareholders at any time, a fraction (expressed as a percentage), (i) the numerator of which is the total number of Ordinary Shares owned by such Shareholder or group of Shareholders as of such time, and (ii) the denominator of which is the total number of outstanding Ordinary Shares as of such time.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Person of Concern” means (i) a Government Official; (ii) a political party, an official of a political party (including any member of an advisory council or executive council of a political party), or a candidate for political office; (iii) an immediate family member, such as a parent, spouse, sibling, or child of a Person in either of categories (i) and (ii) above; or (iv) an agent, intermediary, or close business associate of any Person in any of the foregoing categories.

“Qualifying Mining Company” means any Person which is an international mining company which has:

(i)	extensive experience and skills in relation to; and

(ii)	owns or operates (or has recently owned or operated),

substantial underground mining operations.

“Representatives” means, with respect to any Shareholder, such Shareholder’s, Controlled Affiliates and its and their respective directors, officers, employees, stockholders, members, partners, agents, counsel, professional advisers (including tax advisors and auditors) or other representatives.

“Shareholder” means, at any time, any Person (other than the Company) who shall then be a party to or bound by this Agreement, so long as such Person owns any Ordinary Shares at such time.

“Shareholder Representative” means a representative of a Shareholder appointed to the Board of Directors, the Board of Commissioners, the Operating Committee, the Finance Committee or any other committee of the Company (as relevant) by such Shareholder pursuant to a right in this Agreement. For the avoidance of doubt, a Shareholder may nominate the same person to be its Shareholder Representative on the Board of Directors and any committee (including the Operating Committee and the Finance Committee).

“Shares” means any shares in the capital of the Company including Ordinary Shares.

“Significant Deviation” means:

(i)	during the Initial Period, a deviation from the LTIP resulting in a Material Adverse Effect; and

(ii)	after the Initial Period:

(A)

a deviation from the LTIP that would reasonably be expected to result in a 10% or greater reduction in NPV relative to the NPV shown in the LTIP (with, for the purpose of such calculation, the revenues and expenditures set forth in the LTIP for periods not yet completed multiplied by the Inflation Adjustment Factor);

(B)

a deviation from the LTIP requiring capital calls from the Shareholders in respect of projects that are not included in the LTIP, other than capital calls caused by any change in commodity prices, regulatory requirements, any change in Applicable Law or any Force Majeure Event; or

(C)

a deviation from the LTIP resulting in the aggregate amount of capital and operating expenditures for any year increasing by more than 20% relative to the aggregate amount of such expenditures for such year set forth in the LTIP multiplied by the Inflation Adjustment Factor, other than increases in such expenditures caused by (1) changes in commodity prices, (2) currency fluctuations, (3) regulatory requirements or changes in Applicable Law, and (4) smelter activities.

“Transfer” means, with respect to any Ordinary Shares, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Ordinary Shares or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction), or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Ordinary Shares or any participation or interest therein or any agreement or commitment to do any of the foregoing. For the avoidance of doubt, the term “Transfer” includes (A) a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer however structured (whether pursuant to merger, consolidation, business combination or other similar transactions or by operation of law) and (B) a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of any equity interests of a Shareholder or any direct or indirect parent company of such Shareholder or any participation or interest therein, but excludes (1) any such sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of equity interests in any publicly-traded ultimate parent company of any Shareholder, (2) any spin-off, split-off or similar transaction of or by any Shareholder or any direct or indirect parent company of such Shareholder and (3) any direct or indirect sale or issuance of any equity interests of any direct or indirect parent company of any Shareholder if, after giving effect to such sale or issuance, an Affiliate of such Shareholder remains in Control of such direct or indirect parent company.

“Ultimate Deadlock Resolutions” means the deadlock resolutions set out in Clause 9.3.

(b) Each of the following terms is defined in the Clause set forth opposite such term, or otherwise in the Preamble or Recitals (as set forth below):

Term	Clause
Agreement	Preamble
Annual Financial Plan	7.1(f)(i)
Annual Financial Plan	7.1(f)(i)
Annual Operating Plan	6.1(e)(i)
Arbitration Law	17.17
Company	Preamble
Company Objectives	2.2(a)
Corporate Policies	17.2(a)
Deadlock Appointees	9.1(a)
Deadlock Notice	9.1(a)
Defaulter	17.15(a)
Disqualifying Action	5.4(a)
Finance Committee	7.1(a)
Finance Committee Special Meeting	7.2(b)

Term	Clause
Freeport	Preamble
Freeport Shareholder	Preamble
ICMM	5.15(b)(ii)
Inalum	Preamble
Inalum Group	Preamble
Incoming Shareholder	11.1(b)
Indemnified Liabilities	17.1(a)
Indemnified Parties	17.1(a)
IPO	12.1(a)
IUPK	8.3(f)(vi)
Non-transferring Shareholder	11.2(a)
Offer	11.2(c)
Offer Period	11.2(d)
Operating Committee	6.1(a)
Operating Committee Special Meeting	6.3(b)
Parties	Recital (A)
PTIPMM	Preamble
Relevant Deadlock Matter	9.1(a)
Remedy Period	17.15(c)
Replacement Commissioner Nominee	4.5(a)
Replacement Director Nominee	5.5(d)(i)
Reserved Matter	8.3(f)
Rules	17.17
Shareholder Designation Procedure	5.5
Shareholder Loans	10.3
SIAC	17.17
Supplementary Information	10.10
Transfer Acceptance Notice	11.2(d)
Transfer Notice	11.2(a)
Transfer Price	11.2(a)(ii)
Transfer Shares	11.2(a)
Transferor	11.2(a)

1.2	Other Definitional and Interpretative Provisions

The following rules apply in interpreting this Agreement.

(a)	The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)	The captions and headings used herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(c)	References to Clauses and schedules are to Clauses of, and schedules to, this Agreement unless otherwise specified.

(d)	All schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(e)	Any capitalized terms used in any schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(f)	If a word or phrase is defined, any other grammatical form of that word or phrase has a corresponding meaning.

(g)	Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(h)

Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.

(i)	If an example is given of anything (including a right, obligation or concept), such as by saying it includes something else, the example does not limit the scope of that thing.

(j)	Anything (including a right, obligation or concept) includes each part of it.

(k)	“Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(l)	A reference to “US$” is to an amount in the currency of the United States of America.

(m)	A reference to time is to local time in Jakarta, Indonesia, unless otherwise specified.

(n)

References to any document, agreement or contract are to that document, agreement or contract as amended, modified, replaced, novated or supplemented from time to time in accordance with the terms hereof and thereof.

(o)	References to any statute shall be deemed to refer to such statute as amended, re-enacted or replaced from time to time and to any rules or regulations promulgated thereunder.

(p)	References to any Person or party to this Agreement or any other document include the successors and permitted assigns of that Person or party.

(q)	References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(r)	A word which suggests one gender includes the other genders.

(s)	The word “agreement” includes an undertaking or other binding arrangement or understanding, whether or not in writing.

(t)

This Agreement is not to be interpreted against the interests of a Party merely because that Party proposed this Agreement or some version of it or because that Party relies on a provision of this Agreement to protect itself.

1.3	Best Interests

In addition to the requirements of any Applicable Law, where a commissioner, Director, member of the Nominating Committee, member of the Operating Committee, member of the Finance Committee, or member of any other committee of the Company is required to act in the best interests of the Company pursuant to this Agreement, then the commissioner, Director, member of the Nominating Committee, member of the Operating Committee, member of the Finance Committee or member of any other committee of the Company will be taken to meet such requirements if they:

(a)	make any judgment they are required to make in good faith, acting with prudence and full responsibility in accordance with proper policy;

(b)

do not have a material personal interest in the subject matter of any judgment they are required to make (other than by reason of any employment or other relationship between any commissioner, Director, member of the Nominating Committee, member of the Operating Committee, member of the Finance Committee, or member of any other committee of the Company, on the one hand, and any Shareholder or Affiliate of a Shareholder, on the other hand, in which case, they have disclosed their material personal interest to the Company and they exercise their judgement in a manner that is consistent with a person who is exercising their judgement without having a material personal interest); and

(c)

inform themselves about the subject matter of any judgment they are required to make (including ways to avoid any negative impacts) to the extent that they believe to be appropriate; and rationally believe that any judgment they are required to make is in the best interests of the Company unless the belief is one that no reasonable person in their position would hold.

2.	THE COMPANY

2.1	Initial Percentages Interests

As at the date of this Agreement, the Percentage Interest of each Shareholder is as follows:

(a)	Freeport:	48.764%

(b)	Inalum:	26.236%

(c)	PTIPMM:	25.000%

2.2	Company Objectives

(a)	Each Shareholder acknowledges and agrees that the objectives of the Company as of the date hereof are to:

(i)

(Operations) carry on and develop the operations of the Company in accordance with the LTIP, the Annual Operating Plan and Annual Financial Plan for the benefit of the Shareholders in accordance with the IUPK;

(ii)

(Grasberg Assets) develop and exploit, for the benefit of the Shareholders, the assets of the Company and the Company Subsidiaries to produce and sell product and to declare dividends in accordance with the Dividend Policy (and schedule 9);

(iii)	(Shareholder value) maximise the value of the operations of the Company and distribute dividends in accordance with the Dividend Policy (and schedule 9); and

(iv)	(other) conduct any other activity agreed unanimously by the Shareholders and undertaken by the Company or any of the Company Subsidiaries,

together, the “Company Objectives”.

(b)	Clause 2.2(a) is not a limitation on the capacity of the Company.

(c)	In order to fulfil the Company Objectives:

(i)	each Shareholder must cooperate with each other; and

(ii)

unless this document expressly provides otherwise, a Shareholder must not unreasonably take, give or delay taking or giving any action, or making or giving any approval, direction, determination, agreement, consent or decision referred to in, or required under this Agreement.

(d)

The Company must conduct (and each Shareholder must use reasonable endeavours to procure that the Company conducts) its activities in a manner that is consistent with this Agreement, the LTIP, the Annual Operating Plan and the Annual Financial Plan during the periods in which they apply (after giving effect to any amendments thereto or deviations therefrom to the extent permitted by the terms of this Agreement) and the Company shall procure that each Company Subsidiary does the same.

(e)	The Company will endeavour:

(i)	to preserve and keep the IUPK and any other Authorisations held in respect of the Contract Area in full force and effect;

(ii)

at all times to conduct operations of the Company in a manner consistent with good and acceptable international mining engineering standards and practices as are economically and technically feasible, and in accordance with modern and accepted scientific and technical principles and comply with and cause to be complied with all Applicable Laws (including those that apply to the environment and community development), the violation of which would have a materially adverse effect on the operations of the Company, the Company and/or the Company Subsidiaries; and

(iii)

where possible, to conduct operations of the Company in a manner consistent with good and acceptable international standards and practices in relation to environmental management and community relations.

(f)

The Company shall promptly notify each Shareholder of all matters it is aware of which may materially adversely affect the operations of the Company and/or the assets of the Company and the Company Subsidiaries, including notifications, orders, demands and other communications received from any Government Authority, and any notice of default, lawsuit, proceeding, action or damage.

2.3	Articles

(a)	Without affecting the scope and intent of Clause 17.20:

(i)	this Agreement and the Articles are to be read together as component parts of a single arrangement; and

(ii)	if there is any inconsistency between the provisions of this Agreement and the provisions of the Articles:

(A)	the provisions of this Agreement will prevail to the extent of any inconsistency and the Articles must be read and construed accordingly; and

(B)

as soon as practicable after the Shareholders become aware of any inconsistency, the Shareholders will take all steps reasonably necessary to amend the Articles to remove the inconsistency and to ensure the provisions of this Agreement prevail.

(b)	If it is necessary for any provision of this Agreement to be included in the Articles in order for such provision to be effective in accordance with its terms, the

Shareholders shall cause the Articles to be amended to give effect to such provision.

(c)	Each Shareholder undertakes with each other Shareholder and the Company to:

(i)	exercise all its votes, powers and rights under the Articles so as to give full force and effect to the provisions of this Agreement;

(ii)

subject to this Clause 2.3, observe and comply fully and promptly with the provisions of the Articles with the intent and to the effect that each and every provision of them is enforceable by the Parties inter se; and

(iii)

exercise all its votes, powers and rights in relation to the Company so as to ensure that the Company fully and promptly observes, complies with and gives effect to the requirements of this Agreement and the Articles.

(d)

The Company must do all things necessary or desirable to give effect to the provisions of this Agreement in accordance with its terms and is bound by all provisions of this Agreement which expressly or by implication apply to the Company.

2.4	Acting in the Best Interests of the Company

Each member of each of the Board of Commissioners, the Board of Directors, the Operating Committee, the Finance Committee, and all other committees of the Company established pursuant to this Agreement (in their capacity as such a member) will, at all times and in accordance with Applicable Law, act in the best interests of the Company.

3.	MANAGEMENT OF THE COMPANY

3.1	Management Vests in the Board

(a)	Management of the Company vests in the Board of Directors, as supervised by the Board of Commissioners to the extent required by Indonesian Company Law.

(b)

The Board of Directors may delegate its functions to the fullest extent permitted by Applicable Law and, subject to Applicable Laws, the Shareholders shall exercise all their votes, powers and rights in relation to the Company to procure that the Board of Directors delegates those functions required to be delegated in accordance with this Agreement.

3.2	Shareholders Obligations

(a)

Subject to Clause 3.2(b), and except as this Agreement otherwise provides, no Shareholder in its capacity as such may interfere with the management of the Company nor has the authority to give directions to any officers or employees of the Company.

(b)

Nothing in this Clause 3.2 restricts the ability of a Shareholder to nominate directors to the Board of Directors, commissioners to the Board of Commissioners or Shareholder Representatives to the Operating Committee or the Finance Committee or to grant or withhold its consent or vote at a Shareholders’ meeting.

(c)	Each Shareholder agrees that:

(i)	a Shareholder may act in the interests of that Shareholder in performing any of its duties or exercising any power, right or discretion as a Shareholder; and

(ii)	entry into this agreement does not give rise to a fiduciary duty towards any other Shareholder.

(d)

Each Shareholder shall promptly notify the other Shareholders and the Company of all matters it is aware of which may materially adversely affect the operations of the Company and/or the assets of the Company and the Company Subsidiaries.

4.	BOARD OF COMMISSIONERS

4.1	Purpose

The Board of Commissioners is responsible for supervising the activities and management of the Company by the Board of Directors to the extent required by Applicable Laws and the Articles.

4.2	Number of Commissioners and Designation Rights

(a)	The Board of Commissioners shall consist of six (6) commissioners, of whom:

(i)	three (3) shall be nominated by Freeport; and

(ii)	three (3) shall be nominated by Inalum Group.

(b)	The Board of Commissioners will:

(i)

for the first period of five years from the date of this Agreement, and for each subsequent alternate period of five years, include a President Commissioner who will be a nominee of Freeport and a Vice President Commissioner who will be a nominee of the Inalum Group; and

(ii)

for the second period of five years from the date of this Agreement, and each subsequent alternate period of five years, include a President Commissioner who will be a nominee of the Inalum Group and a Vice President Commissioner who will be a nominee of Freeport.

(c)

Each Shareholder agrees that, if at any time it is then entitled to vote for the appointment of commissioners to the Board of Commissioners, it shall vote all of its Ordinary Shares or execute proxies or written consents, as the case may be, and take all other necessary action (including causing the Company to call a general meeting of Shareholders) in order to ensure that the candidates nominated in accordance with Clause 4.2(a) are appointed to the Board of Commissioners in the positions to which they were nominated in accordance with Clause 4.2(a) (including the positions specified in Clause 4.2(b)). If Applicable Law should prevent or disqualify any nominated candidate from being appointed to the Board of Commissioners, the Person or Persons entitled to nominate the candidate under Clause 4.2(a) shall be entitled to nominate the replacement candidate. The Company shall use its best efforts to cause the candidates nominated by each Shareholder in accordance with this Clause 4.2 to be appointed to the Board of Commissioners.

4.3	Term of Appointment

Each member of the Board of Commissioners shall be appointed for a term of five (5) years.

4.4	Removal

Each Shareholder agrees that, if at any time it is then entitled to vote for the removal of commissioners from the Board of Commissioners, it shall not vote any of its Ordinary Shares or execute proxies or written consents, as the case may be, in favor of the removal of any commissioner who shall have been nominated pursuant to Clause 4.2, unless the Person or Persons entitled to nominate such commissioner pursuant to Clause 4.2 shall have consented to such removal in writing; provided that, if the Person or Persons entitled to nominate any commissioner pursuant to Clause 4.2 shall request in writing the removal of such commissioner, each Shareholder shall vote all of its Ordinary Shares or execute proxies or written consents, as the case may be, and take all other necessary action (including causing the Company to call a general meeting of Shareholders) in order to ensure such commissioner is removed.

4.5	Vacancies

If, as a result of death, disability, retirement, resignation, removal or otherwise, there shall exist or occur any vacancy on the Board of Commissioners:

(a)

the Person or Persons entitled under Clause 4.2(a) to nominate such commissioner whose death, disability, retirement, resignation or removal resulted in such vacancy, shall have the exclusive right to nominate another individual (such person, the “Replacement Commissioner Nominee”) to fill such vacancy and serve as a commissioner on the Board of Commissioners;

(b)	each Replacement Commissioner Nominee shall be appointed for the remaining term of the commissioner being replaced by such Replacement Commissioner Nominee; and

(c)

each Shareholder agrees that if it is then entitled to vote for the election of commissioners to the Board of Commissioners, it shall vote all of its Ordinary Shares, or execute proxies or written consents, as the case may be, and take all other necessary action (including causing the Company to call a general meeting of Shareholders) in order to ensure that the Replacement Commissioner Nominee is appointed to the Board of Commissioners as soon as practicable following the nomination of such Replacement Commissioner Nominee and, in any event, prior to the taking of any other action of the Board of Commissioners.

4.6	Meetings

(a)

The Board of Commissioners shall hold a regularly scheduled meeting at least quarterly (unless the Board of Commissioners decides on different timing), and at such other times as the President Commissioner may request. The Company shall pay all reasonable out-of-pocket expenses incurred by each commissioner in connection with attending meetings of the Board of Commissioners, meetings of any committee of the Board of Commissioners of which the relevant commissioner is a member and any general meeting of Shareholders.

(b)

To the extent Applicable Laws allow, at the request of the Board of Commissioners, the Board of Commissioners may hold meetings at the same time and at the same place as the meetings held by the Board of Directors in accordance with this Agreement.

(c)

Members of the Board of Commissioners may participate in a meeting of the Board of Commissioners or any committee thereof, by means of a conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear one another, and such participation shall constitute the presence of such commissioner for purposes of determining whether a quorum has been met.

(d)

Meetings of the Board of Commissioners shall be chaired by the President Commissioner or, if the President Commissioner is not present or prevented from attending, the Vice President Commissioner. If both the President Commissioner and Vice President Commissioner are not present or prevented from attending, the meeting shall be chaired by a person elected by and from the commissioners present. The chair of a meeting of the Board of Commissioners may vote in his or her own right but does not have a casting vote.

4.7	Notice of Meetings

Notice of a meeting of the Board of Commissioners or any committee thereof stating the place, date and hour of the meeting and the agenda for which the meeting is called shall be given to each commissioner by telephone, electronic mail or facsimile no less than five Business Days before the date of the meeting unless otherwise agreed by all of the commissioners. Presence at the meeting shall constitute waiver of any deficiency of notice, except when such commissioner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not called or convened in accordance with this Agreement.

4.8	Quorum

(a)

A quorum of the Board of Commissioners shall consist of a majority of the total number of commissioners, however no meeting of the Board of Commissioners shall be considered to have a quorum unless at least one commissioner nominated by each of Freeport (for as long as Freeport holds at least 25% of the outstanding Ordinary Shares) and Inalum Group (for as long as Inalum Group holds at least 25% of the outstanding Ordinary Shares) is in attendance.

(b)	If a quorum is not present within 30 minutes from the scheduled start of a meeting:

(i)	the meeting is adjourned for a minimum of 24 hours after the time appointed for the original meeting, however the day for the adjourned meeting must be a Business Day; and

(ii)	the quorum and the place of the adjourned meeting is otherwise the same as for the original meeting.

(c)	If a quorum is not present within 30 minutes from the scheduled start of the adjourned meeting, the meeting is dissolved.

(d)	The only matters that may be considered at the adjourned meeting are matters which were included in the notice provided in relation to the original meeting under Clause 4.7.

4.9	Voting

(a)

Subject to Clause 4.9(b), actions of the Board of Commissioners are adopted by the affirmative Majority vote of the Board of Commissioners at a duly convened meeting of the Board of Commissioners at which a quorum is present.

(b)	Each member of the Board of Commissioners shall vote in accordance with the decision of the Shareholders in relation to the matters set out in Clause 8.3(f),

and take all actions necessary to give effect to any affirmative vote of the Shareholders under Clause 8.3(f).

(c)

Each commissioner on the Board of Commissioners shall have one vote; provided that a Shareholder Representative on the Board of Commissioners shall also be entitled to cast votes on behalf of any other Shareholder Representative on the Board of Commissioners nominated by the same Shareholder(s), that is not in attendance at any meeting by virtue of a power of attorney.

(d)

Notwithstanding this Clause 4, on any matter requiring an approval or consent of the Board of Commissioners, the Board of Commissioners or any committee thereof may take such action without a meeting, without notice and without a vote if a consent or consents in writing, setting forth the action to be taken, shall be signed by all of the members of the Board of Commissioners (or in the case of a committee of the Board of Commissioners, all of the members of such committee).

4.10	Deadlock Matters

In the event a Deadlock Matter in respect of the Board of Commissioners occurs, Clause 9 shall apply.

4.11	Minutes of Meetings

Minutes of the meetings of the Board of Commissioners shall be drawn up by a person present at the meeting designated by the chairman of the meeting and shall be signed by all members of the Board of Commissioners present at the meeting to verify the completeness and accuracy of the minutes. Minutes of a meeting made and signed shall serve as conclusive evidence concerning the resolutions adopted at the meeting concerned. If such minutes are drawn up by a notary, members’ signatures shall not be required. A copy of or excerpt from the minutes of meeting of the Board of Commissioners shall be deemed a legal copy or excerpt if it is stated to be a true copy or excerpt and is signed by all members of the Board of Commissioners or if it is issued by the notary who has drawn up the minutes concerned.

4.12	Language

(a)

Meetings of the Board of Commissioners shall be conducted in the English language provided that if a member of the Board of Commissioners is not comfortable with the English language such member shall be entitled, at the cost of the Company, to use the services of an interpreter at such meetings.

(b)

All notices of meeting and papers to be considered at any meeting of the Board of Commissioners shall be accompanied by an English translation thereof, as shall any other papers that any member of the Board of Commissioners may reasonably request prior to the meeting.

(c)

The draft minutes (subject to approval at the next meeting) of any such meetings shall be provided to the members of the Board of Commissioners in English and in Indonesian within a reasonable time period after such meeting (and in any event by no later than the date on which the agenda and board papers for the next following meeting are due to be circulated); in the event of any inconsistency between the English and Indonesian texts, the English text shall prevail.

4.13	Other Actions Taken by the Board of Commissioners

(a)	In addition to the committees expressly provided for in this Agreement, the Board of Commissioners may create additional committees as it may determine.

(b)

Subject to acting in the best interests of the Company and complying with all Applicable Laws, the Board of Commissioners (and each individual Commissioner making up the Board of Commissioners) must take steps to implement, and may not act inconsistently with the LTIP, the Annual Operating Plan and Annual Financial Plan (after giving effect to any amendments thereto or deviations therefrom to the extent permitted by the terms of this Agreement).

(c)

The Company shall not terminate the Freeport Services Agreement without the approval of the Board of Commissioners; provided that if any member of the Board of Commissioners recuses himself or herself or is disqualified from participating in the decision of whether to terminate the Freeport Services Agreement, then the termination of the Freeport Services Agreement will be deemed a Reserve Matter (and accordingly subject to Section 8.3(e)(iv)).

5.	BOARD OF DIRECTORS

5.1	Purpose

The Board of Directors is responsible for overall management of the Company and must act in the Company’s best interests and in accordance with the Company’s purpose and objectives.

5.2	Number of Directors

(a)	The Board of Directors will be constituted by a maximum of six (6) Directors, subject to Clause 5.5.

(b)	The initial members of the Board of Directors (which will be appointed with effect on and from the date of this Agreement) shall be:

(i)	Clayton Allen Wenas (Tony Wenas);

(ii)	Orias Petrus Moedak;

(iii)	Jenpino Ngabdi;

(iv)	Achmad Ardianto;

(v)	Robert Charles Schroeder; and

(vi)	Mark Jerome Johnson.

5.3	Term of Appointment

Each Director shall be appointed for a period of five (5) years.

5.4	Removal

(a)

Subject to Clause 5.4(d), each Shareholder agrees that, if at any time it is then entitled at a general meeting of Shareholders to vote for the removal of any Director, it shall not vote any of its Ordinary Shares or execute proxies or written consents, as the case may be, in favour of the removal of any Director, unless such Director fails to (each, a “Disqualifying Action”):

(i)

take action to carry out, or takes any action contrary to, the LTIP or the Annual Operating Plan (after giving effect to any amendments thereto or deviations therefrom to the extent permitted by the terms of this Agreement);

(ii)	approve a dividend that is in accordance with the Dividend Policy or schedule 9; or

(iii)	comply with the Articles (including any of the Corporate Policies), this Agreement or Applicable Laws,

in which case such Director may be removed only pursuant to the procedures set forth in Clause 5.4(b) or 5.4(c), as applicable.

(b)

If, prior to the end of the Initial Period, Freeport determines (acting reasonably) that any Director has committed a Disqualifying Action, Freeport may notify the Inalum Group of the Disqualifying Action, in which case Inalum Group will act expeditiously and vote in favor of the removal of such Director. Any Director so removed will be replaced on the Board of Directors by a designee of the Nominating Committee (it being understood and agreed that the replacement of such Director shall not be a condition to such Director’s removal and, until such time as the Nominating Committee makes any such replacement, the Board of Directors will continue to act in the ordinary course).

(c)

After the end of the Initial Period, each of Freeport or Inalum may notify the other of a Disqualifying Action by any Director, together with reasonable evidence to support such claim, in which case the Party who received such notice will act expeditiously and vote in favour of the removal of such Director, unless, acting reasonably, such Party has the justified belief that the evidence submitted to support such claim is insufficient to show a Disqualifying Action has occurred. Any Director so removed will be replaced on the Board of Directors by a designee of the Nominating Committee (it being understood and agreed that the replacement of such Director shall not be a condition to such Director’s removal and, until such time as the Nominating Committee makes any such replacement, the Board of Directors will continue to act in the ordinary course).

(d)

Without limiting the foregoing, if the Directors are designated pursuant to the Shareholder Designated Procedure, if the Person or Persons entitled to nominate any Director pursuant to Clause 5.5(a) shall request in writing the removal of such Director, each Shareholder shall vote all of its Ordinary Shares or execute proxies or written consents, as the case may be, and take all other necessary action (including causing the Company to call a general meeting of Shareholders) in order to ensure such Director is removed (and such Director shall be replaced pursuant to Clause 5.5(d)(ii)).

5.5	The Nominating Committee and Vacancies

(a)

The Nominating Committee shall, acting in the best interests of the Company, develop qualifications required of, and a selection process in respect of, prospective members of the Board of Directors; provided that if, prior to the end of any five-year term of the Board of Directors, the Nominating Committee has not agreed on the successor members of the Board of Directors, such successor members shall be designated as follows (the “Shareholder Designation Procedure”):

(i)

three (3) Directors nominated by Freeport (for so long as Freeport holds at least 25% of the outstanding Ordinary Shares) and three (3) Directors nominated by Inalum Group (for so long as Inalum Group holds at least 25% of the outstanding Ordinary Shares); and

(ii)	the Nominating Committee shall determine the roles of the Directors.

(b)

A quorum of the Nominating Committee shall consist of all of the members of the Nominating Committee (present in person or by power attorney as contemplated by the following sentence). A Shareholder Representative on the Nominating Committee shall be entitled to cast votes on behalf of any other Shareholder Representative on the Nominating Committee nominated by the same Shareholder(s), that is not in attendance at any meeting by virtue of a power of attorney. Actions of the Nominating Committee are adopted by the affirmative vote of the majority of the members of the Nominating Committee.

(c)	The Nominating Committee shall develop a secondment policy pursuant to which the Shareholders would have an opportunity to second employees to the Company and the Company Subsidiaries.

(d)	If as a result of the death, disability, retirement, resignation, removal or otherwise, a Director appointed by the Nominating Committee ceases to serve on the Board of Directors:

(i)

if the Board was not comprised pursuant to the Shareholder Designation Procedure, then (A) the Nominating Committee, acting in the best interests of the Company, shall nominate another individual (such person, the “Replacement Director Nominee”) to fill such vacancy, (B) such Replacement Director Nominee shall be appointed for the remaining term of the Director being replaced by such Replacement Director Nominee; and (C) if the Nominating Committee does not agree on the appointment of any Replacement Director Nominee with respect to a vacancy, then such vacancy shall remain until such time as the Nominating Committee so agrees; provided that if the Nominating Committee’s failure to agree on a Replacement Director Nominee would result in the Board being comprised of fewer than four (4) Directors, then the Shareholder Designation Procedure shall apply except that during the Initial Period Freeport shall (in consultation with, and giving due regard to the views of, Inalum Group) determine the roles of Directors other than the President Director (who shall be determined by the Nominating Committee); or

(ii)

if the Board was comprised pursuant to the Shareholder Designation Procedure, then the Shareholder that nominated the vacating Director shall be entitled to nominate a replacement for that Director and such replacement shall be appointed for the remaining term of the Director being replaced.

5.6	Shareholder Voting for Nominated Directors

Each Shareholder agrees that, if at any time it is then entitled to vote for the appointment of directors to the Board of Directors, it shall vote all of its Ordinary Shares or execute proxies or written consents, as the case may be, and take all other necessary action (including causing the Company to call a general meeting of Shareholders) in order to ensure that any individuals nominated under this Clause 5 (including Replacement Director Nominees) are appointed to the Board of Directors (including, to the extent necessary, by causing the removal of any incumbent Directors). If Applicable Law should prevent or disqualify any individual nominated under this Clause 5 from being appointed to the Board of Directors, a replacement individual shall be nominated either by the Nominating Committee, Freeport or the Inalum Group (depending on how the Board of Directors is constituted at that time) in accordance with Clause 5.5. The Company shall use its best efforts to cause the individuals nominated under this Clause 5 to be appointed to the Board of Directors as soon as practicable following the nomination of such Replacement Director Nominee (including, to the extent necessary, by causing the removal of any incumbent Directors) and, in any event, prior to the taking of any other action of the Board of Directors.

5.7	Meetings

(a)

The Board of Directors shall hold a regularly scheduled meeting at least once every calendar quarter, and at such other times as a majority of the members of the Board of Directors may agree. The Company shall pay all reasonable out-of-pocket expenses incurred by each member of the Board of Directors in connection with attending meetings of the Board of Directors, meetings of any committee of the Board of Directors of which the relevant member of the Board of Directors is a member, and any general meeting of Shareholders.

(b)

To the extent Applicable Laws allow, at the request of the Board of Directors, the Board of Directors may hold meetings at the same time and at the same place as the meetings held by the Board of Commissioners in accordance with this Agreement.

(c)

Members of the Board of Directors may participate in a meeting of the Board of Directors or any committee thereof, by means of a conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear one another, and such participation shall constitute the presence of such member for purposes of determining whether a quorum has been met.

(d)

Meetings of the Board of Directors shall be chaired by the President Director, or if the President Director is not present or prevented from attending, the Vice President Director. If both the President Director and the Vice President Director are not present or prevented from attending, the meeting shall be chaired by a person elected by and from the Directors present. The chair of a meeting of the Board of Directors may vote in his or her own right but does not have a casting vote.

5.8	Notice of Meetings

Notice of a meeting of the Board of Directors or any committee thereof stating the place, date and hour of the meeting and the agenda for which the meeting is called shall be given to each member of the Board of Directors by telephone, electronic mail or facsimile no less than five Business Days before the date of the meeting unless otherwise agreed by all Directors. Presence at the meeting shall constitute waiver of any deficiency of notice, except when such member of the Board of Directors attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not called or convened in accordance with this Agreement.

5.9	Quorum

(a)

A quorum of the Board of Directors shall consist of a majority of the total number of members of the Board of Directors; provided that during periods where the Directors have been appointed by the Shareholders pursuant to the Shareholder Designation Procedure, no meeting of the Board of Directors shall be considered to have a quorum unless at least one Director nominated by each of Freeport (for as long as Freeport holds at least 25% of the outstanding Ordinary Shares) and Inalum Group (for as long as the Inalum Group holds at least 25% of the outstanding Ordinary Shares) is in attendance.

(b)	If a quorum is not present within 30 minutes from the scheduled start of a meeting:

(i)	the meeting is adjourned for a minimum of 24 hours after the time appointed for the original meeting, however the day for the adjourned meeting must be a Business Day; and

(ii)	the quorum and the place of the adjourned meeting is otherwise the same as for the original meeting.

(c)	If a quorum is not present within 30 minutes from the scheduled start of the adjourned meeting, the meeting is dissolved.

(d)	The only matters that may be considered at the adjourned meeting are matters which were included in the notice provided in relation to the original meeting under Clause 5.8.

5.10	Voting

(a)	Actions of the Board of Directors are adopted by the affirmative Majority vote of the Board of Directors at a duly convened meeting of the Board of Directors at which a quorum is present.

(b)

Each member of the Board of Directors shall vote in accordance with the decision of the Shareholders in relation to the matters set out in Clause 8.3(f), and take all actions necessary to give effect to any affirmative vote of the Shareholders under Clause 8.3(f).

(c)

Each member on the Board of Directors shall have one vote; provided that a Shareholder Representative on the Board of Directors shall be entitled to cast votes on behalf of any other Shareholder Representative on the Board of Directors nominated by the same Shareholder(s) pursuant to Clause 5.5(a), that is not in attendance at any meeting by virtue of a power of attorney.

(d)

Notwithstanding this Clause 5, on any matter requiring an approval or consent of the Board of Directors, the Board of Directors or any committee thereof may take such action without a meeting, without notice and without a vote if a consent or consents in writing, setting forth the action to be taken, shall be signed by all of the members of the Board of Directors (or in the case of a committee of the Board of Directors, all of the members of such committee).

5.11	Deadlock Matters

(a)	Subject to Clauses 5.11(b), all Deadlock Matters in respect of the Board of Directors must be referred to the Board of Commissioners for a decision.

(b)	If a Deadlock Matter in respect of the Board of Directors occurs in relation to the approval of an Annual Financial Plan, the Deadlock Matter will be deemed resolved pursuant to Clause 9.3(a)(iv).

(c)

If a Deadlock Matter in respect of the Board of Directors occurs in relation to a matter described in Clause 7.7(c), the Board of Directors will be deemed to have approved all matters that were approved by the Finance Committee.

(d)

The Shareholders, the Board of Commissioners, the Board of Directors, the Operating Committee, the Finance Committee and any other committee of the Company established in accordance with this Agreement must each, to the extent required by (and subject to) all Applicable Laws or otherwise, and acting in the best interests of the Company, take all such action and do all such things (including pass any resolution or sign or date any document) necessary to effect any resolution that applies to a Deadlock Matter in respect of the Board of Directors under Clause 5.11(b).

5.12	Minutes of Meetings

Minutes of the meetings of the Board of Directors shall be drawn up by a person present at the meeting designated by the chairman of the meeting and shall be signed by all members of the Board of Directors present at the meeting to verify the completeness and accuracy of the minutes. Minutes of a meeting made and signed shall serve as conclusive evidence concerning the resolutions adopted at the meeting concerned. If such minutes are drawn up by a notary, members’ signatures shall not be required. A copy of or excerpt from the minutes of meeting of the Board of Directors shall be deemed a legal copy or excerpt if it is stated to be a true copy or excerpt and is signed by all members of the Board of Directors or if it is issued by the notary who has drawn up the minutes concerned.

5.13	Language

(a)

Meetings of the Board of Directors shall be conducted in the English language provided that if a member of the Board of Directors is not comfortable with the English language, such member shall be entitled, at the cost of the Company, to use the services of an interpreter at such meetings.

(b)	All notices of meeting and papers to be considered at any meeting of the Board of Directors shall be accompanied by an English translation thereof, as shall any other papers that any member of the Board of Directors may reasonably request prior to the meeting.

(c)

The draft minutes (subject to approval at the next meeting) of any such meetings shall be provided to the members of the Board of Directors in English and in Indonesian within a reasonable time period after such meeting (and in any event by no later than the date on which the agenda and board papers for the next following meeting are due to be circulated); in the event of any inconsistency between the English and Indonesian texts, the English text shall prevail.

5.14	Other Actions Taken by the Board of Directors

(a)	In addition to the committees expressly provided for in this Agreement, the Board of Directors may create additional committees as it may determine.

(b)

Subject to acting in the best interests of the Company and complying with all Applicable Laws, the Board of Directors (and each individual Director making up the Board of Directors) must take steps to implement, and may not act inconsistently with the LTIP, the Annual Operating Plan and Annual Financial Plan (after giving effect to any amendments thereto or deviations therefrom to the extent permitted by the terms of this Agreement).

5.15	Health, Security, Environment and Community Development

(a)	The Board of Directors will unanimously agree on the appointment of an appropriate consultant to advise the Board of Directors with respect to community development and government relations.

(b)	The Shareholders agree to adopt the practices of the Company at the time of entering into this Agreement in respect of:

(i)	engaging an independent third party to conduct an environmental audit every three years;

(ii)	implementing the International Council on Mining & Metals (“ICMM”) Sustainable Development Framework;

(iii)	applying the ICMM’s ten Sustainable Development Principles that are linked to the United Nations Sustainable Development Goals;

(iv)	adhering to the United Nations Guiding Principles on Business and Human Rights; and

(v)	supporting the Extractive Industries Transparency Initiative.

6.	OPERATING COMMITTEE

6.1	General

(a)	The Company acting through the Board of Directors shall form an operating committee (the “Operating Committee”), which shall have five members.

(b)

Three members of the Operating Committee shall be appointed by Freeport and two members shall be appointed by Inalum Group. All members of the Operating Committee must act in the best interests of the Company in fulfilling their duty as a member of the Operating Committee. Each Shareholder, member of the Board of Commissioners and member of the Board of Directors shall take all necessary action in order to ensure that the candidates appointed in accordance with this Clause are appointed to the Operating Committee.

(c)	The Operating Committee will be given delegated authority from the Board of Directors (including making decisions):

(i)	to the extent provided in schedule 7;

(ii)

to develop the draft annual operating plan for approval by the Board of Directors (and if applicable the Shareholders) in accordance with Clauses 6.1(d) and 6.1(e) and oversee the implementation of the Annual Operating Plan approved by the Board of Directors, including:

(A)	being responsible for ensuring that the day to day activities and operations of the Company and the Company Subsidiaries are carried out in accordance with the Annual Operating Plan; and

(B)	providing the Board of Directors with quarterly reports on the operations and activities of the Company, responding to any reasonable requests for information from the Board of Directors;

(iii)	to manage the operations of the Company and the Company Subsidiaries, including where relevant making recommendations to the Board of Directors in relation to the activities of the Company;

(iv)

to enter into, amend, waive, terminate and take any other actions with respect to contracts so long as such actions are consistent with the Annual Operating Plan and LTIP (after giving effect to any amendments thereto or deviations therefrom to the extent permitted by the terms of this Agreement); and

(v)

to select and manage the retention of key operating personnel of the Company and the Company Subsidiaries required to support and implement the Annual Operating Plan and the operations of the Company and the Company Subsidiaries.

(d)

The Operating Committee shall, no later than 20 October each year, prepare a draft annual operating plan for the activities and operations of the Company for the next calendar year, which draft plan will cover similar topics in similar level of detail as the example draft annual operating plan set forth on schedule 5. The draft annual operating plan must be consistent with Corporate Policies and Applicable Laws.

(e)	No later than 20 days following preparation of the draft annual operating plan, the Operating Committee shall hold a meeting to review the draft annual operating plan and either:

(i)	approve the draft annual operating plan, after which it will be referred to:

(A)	the Board of Directors; and, if applicable,

(B)	the Shareholders if it includes an activity that constitutes a Reserved Matter under Clause 8.3(f),

for a decision, and once approved by the Board of Directors and, if applicable, the Shareholders it will be the Annual Operating Plan for the applicable year (the “Annual Operating Plan”); or

(ii)	not approve the draft annual operating plan, and set out reasons why the proposed plan was not approved.

(f)

If the Operating Committee does not approve the draft annual operating plan, then the Operating Committee must prepare a revised plan that still meets the requirements of Clause 6.1(d), but addresses the reasons stated by the Operating Committee as to why it did not approve the draft annual operating plan pursuant to Clause 6.1(e)(ii). The Operating Committee shall hold a meeting to review the revised draft annual operating plan in which case either the provisions of Clause 6.1(e)(i) or Clause 6.1(e)(ii) will apply,

(g)

The Operating Committee may prepare updates to the Annual Operating Plan each quarterly period during the currency of the Annual Operating Plan. Any updates to the Annual Operating Plan must meet the requirements of Clause 6.1(d) and be approved in accordance with Clause 6.1(e) before they are effective.

(h)

Actions that are not approved in the Annual Operating Plan and constitute a deviation to the LTIP require Shareholder approval as a Reserved Matter pursuant to Clause 8.3(f); provided that the Operating Committee and the Company may take actions that constitute a deviation to the then-current Annual Operating Plan without Shareholder approval in the following circumstances:

(i)	the plan or action does not constitute a Significant Deviation to the LTIP; or

(ii)	the action is a Non-Discretionary Action.

(i)

The Shareholders agree and acknowledge that the LTIP may require amendment as a result of any circumstance described in, and/or action taken pursuant to, Clause 6.1(h)(ii), and will engage in good faith discussions with each other to agree such amendments to the LTIP.

6.2	Reporting

The Operating Committee must prepare quarterly reports for the Board of Directors and respond to any other reasonable requests for information or reporting received from the Board of Directors from time to time in respect of any functions that the Board of Directors has delegated to the Operating Committee.

6.3	Meetings

(a)

The Operating Committee shall hold a regularly scheduled meeting at least once every calendar quarter, and at such times as determined by a majority of the members of the Operating Committee, to review the operations of the Company, studies related to the Company’s mining and development plans, and environmental management programs, and to monitor execution of Company’s capital projects and other activities against the Annual Operating Plan.

(b)	Any member of the Operating Committee may call a special meeting by notice to the other members of the Operating Committee in accordance with Clause 6.4 (“Operating Committee Special Meeting”).

(c)

The Operating Committee may hold meetings by means of telephone or video conference or similar, so long as all Persons participating in the meeting can hear one another, and such participation will constitute the presence of such Person for the purposes of determining whether a quorum has been met.

6.4	Notice of Meeting

Notice of a meeting of the Operating Committee stating the place, date and hour of the meeting and the agenda for which the meeting is called shall be given to each member of the Operating Committee by telephone, electronic mail or facsimile no less than five Business Days before the date of the meeting, or in the case of an Operating Committee Special Meeting, no less than ten Business Days before the date of the meeting, or if the meeting is to consider an Emergency Situation, a reasonable time before the date of the meeting (which, for the avoidance of doubt, may be less than five Business Days).

6.5	Quorum

(a)	A quorum of the Operating Committee shall consist of a majority of the total number of members of the Operating Committee, however no

Operating Committee meeting shall be considered to have a quorum unless at least one representative of each of Freeport (for as long as Freeport holds at least 25% of the Ordinary Shares) and Inalum Group (for so long as the Inalum Group holds at least 25% of the Ordinary Shares) is in attendance. Each of Freeport and Inalum Group must use reasonable efforts to cause its representatives to attend or participate in each meeting and neither Freeport nor Inalum Group shall withhold the presence or participation of its representatives to forestall decisions of the Operating Committee.

(b)	If a quorum is not present within 30 minutes from the scheduled start of a meeting:

(i)	the meeting is adjourned for a minimum of 24 hours after the time appointed for the original meeting, however the day for the adjourned meeting must be a Business Day; and

(ii)	the quorum and the place of the adjourned meeting is otherwise the same as for the original meeting.

(c)

If a quorum is not present within 30 minutes from the scheduled start of the adjourned meeting, the meeting is adjourned for a minimum of three Business Days after the appointed time for the adjourned meeting and the place of the second adjourned meeting is otherwise the same as for the original meeting. The quorum for the second adjourned meeting of the Operating Committee shall consist of a majority of the total number of members of the Operating Committee.

(d)

The only matters that may be considered at the adjourned meeting or the second adjourned meeting are matters which were included in the notice provided in relation to the original meeting under Clause 6.5(b).

6.6	Voting

(a)

Each member of the Operating Committee will have one vote, and all actions of the Operating Committee will be decided by Majority vote. A Shareholder Representative on the Operating Committee shall be entitled to cast votes on behalf of any other Shareholder Representative on the Operating Committee nominated by the same Shareholder(s), that is not in attendance at any meeting by virtue of a power of attorney.

(b)

Each member of the Operating Committee shall vote in accordance with the decision of the Shareholders in relation to the matters set out in Clause 8.3(f), and take all actions necessary to give effect to any affirmative vote of the Shareholders under Clause 8.3(f).

6.7	Minutes of Meetings

Minutes of the meetings of the Operating Committee shall be drawn up by a Person present at the meeting designated by the meeting attendees and shall be signed by all members of the Operating Committee present at the meeting to verify the completeness and accuracy of the minutes. Minutes of a meeting made and signed shall serve as conclusive evidence concerning the resolutions adopted at the meeting concerned. If such minutes are drawn up by a notary, members’ signatures shall not be required. A copy of or excerpt from the minutes of meeting of the Operating Committee shall be deemed a legal copy or excerpt if it is stated to be a true copy or excerpt and is signed by all members of the Operating Committee or if it is issued by the notary who has drawn up the minutes concerned.

6.8	Deadlock Matters

Deadlock Matters in respect of the Operating Committee will be referred to the Board of Directors for consideration.

6.9	Removal and Vacancies

A Shareholder entitled to appoint a particular number of members to the Operating Committee shall have the right to remove from the Operating Committee any such member appointed by such Shareholder and to fill vacancies in the office of such a member of the Operating Committee appointed by such Shareholder.

7.	FINANCE COMMITTEE

7.1	General

(a)	The Company acting through the Board of Directors shall form a finance committee (the “Finance Committee”), which shall have four members.

(b)

Two members of the Finance Committee shall be appointed by Freeport and two members shall be appointed by Inalum Group. All members of the Finance Committee must act in the best interests of the Company in fulfilling their duty as a member of the Finance Committee.

(c)

The Finance Committee will be given delegated authority from the Board of Directors (including making decisions) to be responsible for developing a draft annual financial plan (approved in accordance Clauses 7.1(e) and 7.1(f)) and for overseeing the execution of the Annual Financial Plan approved by the Board of Directors, including:

(i)	to review finance forecasts, operating and maintenance budgets and capital expenditure requirements;

(ii)	to review financial statements;

(iii)	to review and make recommendations to the Board of Directors for the declaration and distribution of interim dividends in accordance with the Dividend Policy;

(iv)	to review corporate insurance coverage with the Operating Committee;

(v)	to review and approve the manner in which operating and/or capital costs are to be funded;

(vi)	to review and recommend approval of financial commitments and major corporate strategic actions; and

(vii)	to make recommendations to the Board of Directors in relation to the above.

(d)	The Finance Committee shall report periodically to the Board of Directors and the Board of Directors will retain oversight of the Finance Committee.

(e)

The Finance Committee shall, no later than 20 October each year, prepare a draft financial plan for the activities and operations of the Company for the next calendar year, which draft annual financial plan will cover similar topics in similar level of detail as the example draft annual financial plan set forth on schedule 5. The draft annual financial plan must be consistent with the Annual Operating Plan, Corporate Policies and Applicable Laws, and contain a breakdown on a quarterly basis of:

(i)	decisions on the Company’s leverage, including long- and short-term debt;

(ii)	implementation of the Dividend Policy;

(iii)	managing fluctuations in interests rates and commodity prices (hedging) and investment of financial assets;

(iv)	estimated capital costs and operating costs to be incurred during the applicable calendar year;

(v)	estimated production of products;

(vi)	estimated revenues;

(vii)	amounts and timing of expected cash requirements for the Company, including for any smelter project and expansion projects; and

(viii)	such other items that the Finance Committee may deem necessary or desirable.

(f)	No later than 20 days following preparation of the draft annual financial plan the Finance Committee shall hold a meeting to review the draft annual financial plan and either:

(i)	approve the draft annual financial plan, after which it will be referred to:

(A)	the Board of Directors; and, if applicable,

(B)	the Shareholders if it includes an activity that constitutes a Reserved Matter under Clause 8.3(f),

for a decision, and once approved by the Board of Directors and, if applicable, the Shareholders it will be the Annual Financial Plan for the applicable year (the “Annual Financial Plan”); or

(ii)	not approve the draft annual financial plan, and set out reasons why the draft annual financial plan was not approved.

(g)

If the Finance Committee does not approve the draft annual financial plan, then the Finance Committee must prepare a revised draft annual financial plan that still meets the requirements of Clause 7.1(e), but addresses the reasons stated by the Finance Committee as to why it did not approve the draft annual financial plan pursuant to Clause 7.1(f)(ii). The Finance Committee shall hold a meeting to review the revised draft annual finance plan in which case either the provisions of Clause 7.1(f)(i) or Clause 7.1(f)(ii) will apply,

(h)

The Finance Committee may prepare updates to the Annual Financial Plan each quarterly period during the currency of the Annual Financial Plan. Any updates to the Annual Financial Plan must meet the requirements of Clause 7.1(e) and be approved in accordance with Clause 7.1(f) before they are effective.

(i)

Actions that are not approved in the Annual Financial Plan and constitute a deviation to the LTIP require Shareholder approval as a Reserved Matter pursuant to Clause 8.3(f); provided that the Operating Committee, Finance Committee and the Company may take actions that constitute a deviation to the then-current Annual Financial Plan without Shareholder approval in the following circumstances:

(i)	the plan or action does not constitute a Significant Deviation to the LTIP; or

(ii)	the action is a Non-Discretionary Action.

7.2	Meetings

(a)	The Finance Committee shall hold a regularly scheduled meeting at least once every calendar quarter, and at such times as determined by a majority of the members of the Finance Committee, to review the operations of the Company and studies related to the Company’s financial affairs.

(b)	Any member of the Finance Committee may call a special meeting by notice to the other members of the Finance Committee in accordance with Clause 7.3 (“Finance Committee Special Meeting”).

(c)

The Finance Committee may hold meetings by means of telephone or video conference or similar, so long as all Persons participating in the meeting can hear one another, and such participation will constitute the presence of such Person for the purposes of determining whether a quorum has been met.

7.3	Notice of Meeting

Notice of a meeting of the Finance Committee stating the place, date and hour of the meeting and the agenda for which the meeting is called shall be given to each member of the Finance Committee by telephone, electronic mail or facsimile no less than five Business Days before the date of the meeting, or in the case of a Finance Committee Special Meeting, no less than ten Business Days before the date of the meeting, or if the meeting is to consider an Emergency Situation, a reasonable time before the date of the meeting (which, for the avoidance of doubt, may be less than five Business Days).

7.4	Quorum

(a)

A quorum of the Finance Committee shall consist of a majority of the total number of members of the Finance Committee, however no Finance Committee meeting shall be considered to have a quorum unless at least one representative of each of Freeport (for as long as Freeport holds at least 25% of the outstanding Ordinary Shares) and the Inalum Group (for so long as the Inalum Group holds at least 25% of the outstanding Ordinary Shares) is in attendance. Each Shareholder must use reasonable efforts to cause its representatives to attend or participate in each meeting and no Shareholder shall withhold the presence or participation of its representatives to forestall decisions of the Finance Committee.

(b)	If a quorum is not present within 30 minutes from the scheduled start of a meeting:

(i)	the meeting is adjourned for a minimum of 24 hours after the time appointed for the original meeting, however the day for the adjourned meeting must be a Business Day; and

(ii)	the quorum and the place of the adjourned meeting is otherwise the same as for the original meeting.

(c)	If a quorum is not present within 30 minutes from the scheduled start of the adjourned meeting, the meeting is dissolved.

(d)	The only matters that may be considered at the adjourned meeting are matters which were included in the notice provided in relation to the original meeting under Clause 7.2(c).

7.5	Voting

Each member of the Finance Committee will have one vote, and all actions of the Finance Committee will be decided by Majority vote. A Shareholder Representative on the Finance Committee shall be entitled to cast votes on behalf of any other Shareholder Representative on the Finance Committee nominated by the same Shareholder(s), that is not in attendance at any meeting by virtue of a power of attorney.

7.6	Minutes of Meetings

Minutes of the meetings of the Finance Committee shall be drawn up by a Person present at the meeting designated by the meeting attendees and shall be signed by all members of the Finance Committee present at the meeting to verify the completeness and accuracy of the minutes. Minutes of a meeting made and signed shall serve as conclusive evidence concerning the resolutions adopted at the meeting concerned. If such minutes are drawn up by a notary, members’ signatures shall not be required. A copy of or excerpt from the minutes of meeting of the Finance Committee shall be deemed a legal copy or excerpt if it is stated to be a true copy or excerpt and is signed by all members of the Finance Committee or if it is issued by the notary who has drawn up the minutes concerned.

7.7	Deadlock Matters

(a)	Subject to Clauses 7.7(b) and 7.7(c), Deadlock Matters in respect of the Finance Committee will be referred to the Board of Directors for consideration.

(b)

In respect of a Deadlock Matter in respect of the Finance Committee relating to the approval of a recommendation to the Board of Directors of a draft annual financial plan, the Deadlock Matter will be resolved by the Finance Committee being deemed to recommend to the Board of Directors the draft annual financial plan provided it satisfies the criteria set out in Clauses 9.3(a)(iv)(A) to 9.3(a)(iv)(E).

(c)	In respect of a Deadlock Matter in respect of the Finance Committee relating to:

(i)	the approval of a Reserved Matter, such Deadlock Matter will be referred to the Shareholders pursuant to Clause 8.3(f);

(ii)

the approval of the manner in which any operating or capital costs to be incurred by the Company will be funded that is not set out or considered in the Annual Financial Plan, such Deadlock Matter will be resolved by the Finance Committee being deemed to approve that any operating or capital costs to be incurred by the Company will be funded by a cash capital contribution by the Shareholders; and

(iii)

the approval of a recommendation to the Board of Directors of any distributions or dividends, which Deadlock Matter will be resolved by the Board of Directors being deemed to approve any distribution or dividend that is in accordance with the Dividend Policy or schedule 9.

7.8	Removal and Vacancies

A Shareholder entitled to appoint a particular number of members to the Finance Committee shall have the right to remove from the Finance Committee any such member appointed by such Shareholder and to fill vacancies in the office of such a member of the Finance Committee appointed by such Shareholder.

8.	SHAREHOLDER MATTERS

8.1	Meetings

(a)	The Company shall hold a general meeting of the shareholders of the Company annually, and no later than six months following the end of each fiscal year.

(b)

The Board of Directors shall convene a general meeting of shareholders at the written request of the Board of Commissioners, or at the written request of one or more shareholders representing (whether jointly or individually) at least 10% of the total Ordinary Shares (which may consist of one or more Shareholders). Any such written request by shareholders must be sent by registered mail, stating the matter to be discussed together with the reasons, with a copy submitted to the Board of Commissioners.

(c)

A circular resolution in writing signed by or on behalf of all the Shareholders shall be as valid and effective for all purposes as a resolution passed by the Shareholders at a meeting duly convened, held and constituted.

8.2	Quorum

A quorum for any meeting of the shareholders of the Company shall consist of holders of two-thirds of the total outstanding Ordinary Shares being present or represented at the meeting, unless Applicable Law as in effect on the date of this Agreement or in effect from time to time hereafter requires a higher quorum (including any meeting for the approval of (i) any merger, amalgamation, acquisition, spin-off, bankruptcy filing, extension of the period of establishment of the Company or dissolution of the Company or (ii) grant of a security interest over more than 50% of the Company’s assets in any fiscal year, in each case which shall require at least 75% of the outstanding Ordinary Shares to be present or represented at the applicable shareholders meeting in order to constitute a quorum). If the required quorum is not met, a second meeting will be convened at which the same quorum requirement will apply.

8.3	Voting Thresholds

(a)	Each Share will carry one vote on both a show of hands and a poll at any Shareholder meeting. The chairman at any Shareholder meeting shall not be entitled to a second or casting vote.

(b)

Subject to Clauses 8.3(d), 8.3(e) and 8.3(f), all actions of the shareholders of the Company shall require the affirmative vote of at least two-thirds of the votes cast by eligible Shareholders at a duly-convened meeting of the Shareholders at which a quorum is present.

(c)

Except in relation to the matters set out in Clauses 8.3(d), 8.3(e) and 8.3(f), and subject to the terms of this Agreement, each of the Shareholders agrees to vote their shares and to exercise their rights under the Articles and the Indonesian Company Law to:

(i)

support the decisions of the Board of Directors (including to follow recommendations made by the Operating Committee and Finance Committee under delegated authority from the Board of Directors) and the Board of Commissioners;

(ii)	uphold the agreed governance structure set forth in this Agreement; and

(iii)	ensure compliance with this Agreement and Applicable Laws.

(d)	The approval of any amendment to the Articles shall require the affirmative vote representing at least two-thirds of the outstanding Ordinary Shares.

(e)	The approval of the following shall require the affirmative vote of at least 75% of the votes cast by eligible Shareholders at the applicable Shareholders’ meeting:

(i)

any merger, amalgamation, acquisition, spin-off, bankruptcy filing, extension of the period of establishment of the Company or any Company Subsidiary or dissolution of the Company or any of the Company Subsidiaries;

(ii)	any grant of a security interest over more than 50% of the Company’s consolidated assets in any fiscal year;

(iii)	any dismissal of any member of the Board of Commissioners or Board of Directors of the Company or any of the Company Subsidiaries; and

(iv)	Reserved Matters.

(f)

Inalum Group shall have the right to approve the following actions at a general meeting of Shareholders (or by written resolution), prior to such actions being taken, provided that, at the time consent is required, Inalum Group holds at least 25% of the outstanding Ordinary Shares (each such action, a “Reserved Matter”):

(i)

approval of any draft annual operating plan or draft annual financial plan, or any amendment thereto that includes an action or expense that is a Significant Deviation to the LTIP (other than Significant Deviations resulting from Non-Discretionary Actions); provided that, to the extent any draft annual operating plan required to be approved pursuant to this Clause 8.3(f)(i) is not approved, the Shareholders shall work in good faith to develop and approve an alternative draft annual operating plan, and, prior to the time at which such alternative draft annual operating plan is agreed, the Company shall continue to operate prudently in the ordinary course to continue developing the projects identified by the LTIP and to incur costs to protect the value of the resources as contemplated by the LTIP;

(ii)	any change in the Company’s share capital;

(iii)

any material modification of the purpose of the Company or duration of the Company, including by way of merger or division of the Company, the sale of all or substantially all of the assets and liabilities of the Company, or proposal that the Company be dissolved or subject to receivership or administration;

(iv)	any grant of a security interest over more than 50% of the Company’s consolidated assets in any fiscal year;

(v)	any proposed change in the residency of the Company for tax purposes;

(vi)	any proposal to materially amend, waive any material right under or terminate the Company’s special mining business permit (the “IUPK”);

(vii)	any incurrence of indebtedness for borrowed money which:

(A)	exceeds US$1 billion in aggregate and would cause the Interest Coverage Ratio to fall below two to one; or

(B)	is not on arms’ length terms;

(viii)	any acquisition or disposition (in each case, whether of stock or assets, whether affected by purchase, sale, merger or otherwise):

(A)	in excess of US$250 million; or

(B)	that is not on arms’ length terms;

in each case other than the acquisitions relating to the Grasberg Smelter (as identified in the LTIP);

(ix)	any transactions with any Shareholder or Affiliate of a Shareholder, other than:

(A)	the entry into Shareholder Loans; and

(B)	the Freeport Services Agreement and a revolving credit note (including any drawdowns thereunder) (substantially in the form set out on schedule 8),

however any material amendment to or termination (other than a termination in accordance with the terms of such agreements) of such agreements or loans requires the consent of Inalum Group pursuant to this Clause 8.3(f); or

(x)	payment of any dividends other than in accordance with the Dividend Policy or schedule 9.

A series of related transactions shall be construed as a single transaction, and any amounts involved in such series of related transactions shall be aggregated, to determine whether a matter is a Reserved Matter.

8.4	Deadlock Matters

In the event a Deadlock Matter in respect of the Shareholders occurs, Clause 9 shall apply.

8.5	Provisions of the Articles

Each Shareholder agrees to vote all of its Ordinary Shares or execute proxies or written consents, as the case may be, and to take all other actions necessary, to ensure that the Articles do not at any time conflict with, any provision of this Agreement.

8.6	Implementation of the LTIP, Dividend Policy, Annual Operating Plan and Annual Financial Plan

The Shareholders acknowledge and agree that the implementation of the LTIP, the Dividend Policy (and any dividends required by schedule 9), the Annual Operating Plan and the Annual Financial Plan by the Board of Commissioners, Board of Directors, Operating Committee, Finance Committee or any committee of any of the foregoing is in the best interests of the Company.

9.	DEADLOCK

9.1	Referral to Shareholder senior executives for good faith discussion

(a)	If a Deadlock Matter in respect of:

(i)	the Shareholders; or

(ii)	the Board of Commissioners,

(each, a “Relevant Deadlock Matter”) occurs, then either Freeport or Inalum Group (for as long as they hold at least 25% of the outstanding Ordinary Shares) may by giving notice to the other Shareholders (a “Deadlock Notice”) refer the Relevant Deadlock Matter to the Chief Executive Officer of each Shareholder (or a person with delegated authority from the Chief Executive Officer provided that such delegate has full authority to resolve the Relevant Deadlock Matter) (the “Deadlock Appointees”).

(b)	Any Deadlock Notice must set out:

(i)	the fact that a Relevant Deadlock Matter has occurred and the background for the Relevant Deadlock Matter as understood by that Shareholder;

(ii)	the proposed resolution and the dates on which the meeting of the Shareholders or the meeting of the Board of Commissioners (as applicable) was held; and

(iii)

the proposed dates, times and places (being within 28 days from the date of the Deadlock Notice) for the Deadlock Appointees to meet and discuss in good faith to attempt to resolve the Relevant Deadlock Matter.

(c)

Within 14 days from receipt of the Deadlock Notice by all Deadlock Appointees, the Deadlock Appointees shall discuss in good faith with a view to resolving the Relevant Deadlock Matter and shall, in good faith and within 30 days of receipt of a Deadlock Notice by all Deadlock Appointees, schedule two meetings, with at least one meeting being in person, at a venue agreed by the Deadlock Appointees.

(d)

If a Deadlock Appointee intends to be accompanied at the meeting by an attorney and/or a consultant, each other Deadlock Appointee shall be given written notice of such intention at least three (3) Business Days in advance and may also be accompanied at the meeting by an attorney and/or a consultant.

9.2	Ultimate Deadlock Matters

If a Relevant Deadlock Matter is not finally resolved in accordance with Clause 9.1 within 30 days of receipt of a Deadlock Notice by all Deadlock Appointees:

(a)	and a relevant Ultimate Deadlock Resolution applies, the Relevant Deadlock Matter shall be exclusively and ultimately resolved in accordance with the applicable Ultimate Deadlock Resolution;

(b)	and if no relevant Ultimate Deadlock Resolution applies, the matter will not be resolved unless the Shareholders otherwise agree and the Relevant Deadlock Matter will not proceed.

9.3	Ultimate Deadlock Resolutions

(a)

Relevant Deadlock Matters that are not finally resolved in accordance with Clause 9.1 within 30 days of receipt of a Deadlock Notice by all Deadlock Appointees will be exclusively and ultimately resolved as follows:

(i)	in respect of the distribution of dividends (including interim dividends), the distribution of dividends that are in accordance with the Dividend Policy or schedule 9;

(ii)	in respect of the approval of any annual financial statements to be used in the annual report by the Board of Commissioners, the approval of financial statements that have been audited;

(iii)	in respect of the approval of the Annual Operating Plan, the approval of an Annual Operating Plan that:

(A)	is in the prescribed format for the Annual Operating Plan;

(B)	adheres to Applicable Laws;

(C)	is consistent with the Corporate Policies;

(D)	has been approved by the Operating Committee in accordance with this Agreement; and

(E)	does not Significantly Deviate from the LTIP,

and if the Annual Operating Plan does Significantly Deviate from the LTIP (and does not fall within an exception in Clause 6.1(h)), it will be a Reserved Matter and this Ultimate Deadlock Resolution mechanism will not apply; and

(iv)	in respect of the approval of any Annual Financial Plan, the approval of an Annual Financial Plan that:

(A)	is in the prescribed format of the Annual Financial Plan;

(B)	adheres to Applicable Laws;

(C)	is consistent with the Corporate Policies;

(D)	is consistent with the approved Annual Operating Plan; and

(E)	does not Significantly Deviate from the LTIP,

and if the Annual Financial Plan does Significantly Deviate from the LTIP, it will be a Reserved Matter and this Ultimate Deadlock Resolution mechanism will not apply.

(b)

The Shareholders, the Board of Commissioners, the Board of Directors, the Operating Committee, the Finance Committee and any other committee of the Company established in accordance with this Agreement must each, to the extent required by (and subject to) all Applicable Laws or otherwise, and acting in the bests interests of the Company, take all such action and do all such things (including pass any resolution or sign or date any document) necessary to effect any Ultimate Deadlock Resolution that applies under the provisions of this Agreement.

9.4	Operation of the Company’s Business

Each Party acknowledges and agrees that:

(a)

the existence of any Deadlock Matter does not have the effect of relieving or excusing any Party from the performance of any obligation under this Agreement and each Party must continue to perform such obligations as and when required under this Agreement during any period in which a deadlock persists; and

(b)	without limiting Clause 9.4(a), each Shareholder must:

(i)	procure that its senior executive officers discuss any Relevant Deadlock Matter in accordance with Clause 9.1; and

(ii)	at all times, comply with, and discharge its obligations under Applicable Law, the Articles and this Agreement.

10.	DIVIDEND POLICY AND FUNDING

10.1	Dividend Policy

The Dividend Policy will be as set out in schedule 6.

10.2	Funding

(a)	Funding shall be undertaken by the Company in accordance with Annual Financial Plans.

(b)	All capital calls made by the Company shall be funded in the manner set forth in Section 3.05 of schedule 9.

10.3	Shareholder Loans

(a)	With respect to any funding needs of the Company or any Company Subsidiary and to the extent provided for in the Annual Financial Plan, the

Company may request Shareholders to contribute funds pursuant to unsecured shareholder loans (each, a “Shareholder Loan”). The principal and interest on Shareholder Loans shall be repaid in priority to any dividends to the Shareholders; provided that all Shareholder Loans made to fund obligations relating to the Grasberg Smelter shall not be repayable until after the Initial Period.

(b)

No Shareholder shall be obliged to provide funds in respect of cash calls under Clause 10.2(b); provided that in the event any other Shareholder is willing to provide the Company with the funds sufficient to meet the obligations required by such capital call, all Shareholders who fund such capital call shall be required to fund such capital call by way of a Shareholder Loan at an interest rate of LIBOR plus 6% per annum.

10.4	Financial Records for the Company to be Kept

The Company must keep and maintain written financial records that:

(b)	correctly record and explain the financial position, financial performance and cash flows of the Company (including all capital and operating costs that accrue); and

(c)	would enable true and fair financial accounts for the Company to be prepared and audited.

10.5	Preparing Accounts for the Company

The Finance Committee must arrange for the preparation of and provide to the Board of Directors and Board of Commissioners:

(a)	management accounts for the Company for each quarter detailing the financial position of the Company as at the end of the quarter and for the fiscal year to date;

(b)	financial accounts for the Company for each quarter, including the following financial statements in respect of those accounts:

(i)	balance sheet;

(ii)	profit and loss statement; and

(iii)	cash flow statement; and

(c)	that comply with all applicable accounting standards and generally accepted accounting principles in Indonesia. The functional currency of the Company shall be United States dollars.

10.6	Audit

(a)

The Company must ensure that the financial accounts for the Company for each fiscal year are audited within 90 days after the end of the fiscal year. The auditor of the Company shall be the same as the auditor of the ultimate parent company of Freeport; provided that the auditor appointed by the ultimate parent company of Freeport is a “big four” accounting firm.

(b)

A Shareholder may, (no more than once in each fiscal year and at that Shareholder’s own expense), cause an audit of the financial accounts for the Company to be conducted by notifying the Company and each other Shareholder at least 14 days before the start of the audit.

(c)

To the extent necessary to facilitate the conduct of any audit under this Clause 10.6, the Company must facilitate reasonable access by the auditors to all information reasonably requested, at all reasonable times and on reasonable prior written notice.

10.7	Reports for the Directors and Commissioners

The Board of Directors must ensure that the Company prepares and provides to the Board of Directors and Board of Commissioners within 60 days after the end of each fiscal year a detailed management report which includes:

(a)	the management accounts for the fiscal year prepared by the Company under Clause 10.4;

(b)	details of the activities and operations of the Company conducted during the fiscal year;

(c)

a comparison of the activities and operations conducted by the Company during, and the financial position and financial performance of the Company as at the end of, the fiscal year with the targets and budgeted performance in the relevant approved Annual Operating Plan and Annual Financial Plan together with an explanation for any significant differences between them;

(d)

details of any factors having the potential to affect the targets, projections or budgeted performance contained in the currently relevant approved Annual Operating Plan and Annual Financial Plan for the fiscal year;

(e)	details of any key events and developments relating to the Company; and

(f)

any other information as may be reasonably required by any Director or commissioner to allow the Board of Directors or the Board of Commissioners, as applicable, to understand the financial affairs of the Company and to control the efficient operation of the Company.

10.8	Reports for Shareholders

(a)

The Company must give the Shareholders within 90 days after the end of each fiscal year a detailed annual report which includes the audited financial accounts and financial statements for the fiscal year prepared by the Company under Clause 10.5(b) and audited under Clause 10.6.

(b)

The Company must give the Shareholders a copy of all minutes of meetings confirmed pursuant to this Agreement in respect of meetings of the Board of Commissioners, the Board of Directors, the Operating Committee, the Finance Committee and any other committees created under this Agreement, promptly after completion of the relevant meeting.

(c)

The Company must give the Shareholders all material returns and reports (and each other return and report as requested) submitted to the Government of Indonesia under the IUPK, within a reasonable time before the latest day for such submission to permit time for review by the Shareholders, provided that tax returns shall not be required to be provided by the Company under this Clause 10.8(c).

(d)

The Company must give each Shareholder all financial or other information, including Mining Information and any relevant information produced or provided to the Company by a third party (including any Persons that are not Affiliates of the Company or either Shareholder), as the Shareholder may from time to time request in writing.

(e)

The Company must upon reasonable prior notice by a Shareholder, permit representatives of that Shareholder at all reasonable times during normal working hours to inspect and obtain copies of all documents, records and accounts under the control of the Company or the Company Subsidiaries, provided that the frequency and duration of inspections shall be without undue hindrance to the proper conduct of the operations or activities of the Company and the Company Subsidiaries.

10.9	Request for Additional Information

A Shareholder may request the Company to provide it, and subject to Clause 10.10, the Company must provide the Shareholder, with information relating to the affairs of the Company in addition to the information referred to in Clause 10.8.

10.10	Supplementary Information

Subject to any Applicable Law and the Company’s obligations under Clauses 10.7 and 10.8, the Company is not required to provide any Shareholder with any information with respect to the Company (“Supplementary Information”) unless:

(a)	a written request is made by a Shareholder to the Board of Directors; and

(b)	the request is approved by the Board of Directors, such approval to be considered within 15 days of the request and not to be unreasonably withheld.

10.11	Access to Operations

At all reasonable times and upon reasonable notice, the Company will allow each Shareholder, at its sole risk and expense, and subject to reasonable safety regulations, to inspect the assets of the Company and the Company Subsidiaries and observe the operations of the Company, so long as the inspecting Shareholder does not unreasonably interfere with the operations of the Company.

11.	RESTRICTIONS ON TRANSFER

11.1	General Restrictions on Transfer

(a)

Subject to Applicable Law, Ordinary Shares are not Transferable by the holders thereof without the consent of the other Shareholders, unless (i) at the time of and as a condition to any such Transfer, the transferee agrees to comply with the restrictions and obligations set forth in this Agreement as if it were the transferor by executing an Adherence Agreement and (ii) prior to the consummation of an IPO, Freeport complies with Clause 11.2 with respect to any Transfer by Freeport to a Person other than (A) a Qualifying Mining Company or (B) any of Freeport’s Affiliates; (iii) prior to the consummation of an IPO, Inalum Group complies with Clause 11.2 with respect to any Transfer by Inalum Group to a Person other than any of Inalum Group’s Affiliates. The provisions of Clause 11.2 shall terminate upon the consummation of an IPO and thereafter the Parties shall be free to Transfer their Ordinary Shares, subject to clause (i) of the preceding sentence to the extent the transferee of such Ordinary Shares shall be assigned any rights of the transferring Party hereunder.

(b)

Notwithstanding any other provision of this Agreement, the Company must not register a Transfer of Ordinary Shares to any person who is not a Party (each such person, an “Incoming Shareholder”) in its shareholders register, unless and until that person executes and delivers to the Company an Adherence Agreement.

(c)

The Parties acknowledge and agree that, upon the delivery to the Company of an Adherence Agreement executed by the Incoming Shareholder, the Incoming Shareholder shall be deemed to be a party to and to be bound by this Agreement as a Shareholder, and shall accordingly (without prejudice to any antecedent liabilities of the transferor of the Ordinary Shares acquired by the Incoming Shareholder (if applicable)) be entitled to all rights available to, and bound by all obligations applicable to, a holder of the class of shares in the Company acquired by the Incoming Shareholder and shall be otherwise bound by and entitled to the benefit of this Agreement.

(d)

Any attempt to Transfer any Ordinary Shares not in compliance with this Agreement shall be null and void ab initio, and the Company shall not, and shall cause any transfer agent not to, give any effect in the Company’s stock records to such attempted Transfer.

11.2	Pre-emption Rights

(a)

If Freeport or a member of the Inalum Group (“Transferor”) intends to transfer, other than, in the case of Freeport, to a Qualifying Mining Company or, in the case of either Freeport or Inalum Group, any of such Transferor’s Affiliates, any or all of its Ordinary Shares (“Transfer Shares”), it must, prior to the completion of such transfer, give a notice (“Transfer Notice”) to the other (the “Non-transferring Shareholders”) and the Company that specifies:

(i)	the number of Ordinary Shares it intends to transfer (which must not be less than 5% of the issued Ordinary Shares);

(ii)	the price at which it is willing to transfer the Transfer Shares (which must be a cash price only) (“Transfer Price”); and

(iii)

all other material terms on which the Transferor is willing to transfer the Transfer Shares (which shall include an acknowledgement that certain Authorisations may be required to effect the transfer of the Transfer Shares).

(b)	A Transfer Notice is irrevocable once given, unless the Non-transferring Shareholders agree otherwise.

(c)

The Transfer Notice is an offer by the Transferor to sell all (but not less than all) of the Transfer Shares to the Non-transferring Shareholders in proportion to their Percentage Interests (determined as at the date of the Transfer Notice) at the Transfer Price and on the other terms set out in the Transfer Notice (the “Offer”).

(d)

The Non-transferring Shareholders may accept the Offer as to all (but not less than all) of the Transfer Shares (which may be conditional on the relevant Non-transferring Shareholder obtaining applicable Authorisations) by giving a notice (“Transfer Acceptance Notice”) to the Transferor and the Company within 30 days after the Transfer Notice is given (“Offer Period”), as long as such acceptance does not breach Government Regulation No. 23 of 2010 on the Implementation of Mineral and Coal Mining Business Activities and MEMR Regulation No. 9 of 2017 on the Share Divestment Procedures and the Mechanism to Determine the Price of the Divestment Share in Mineral and Coal Mining Business Sectors, each as amended from time to time. For the avoidance of doubt, the Non-transferring Shareholders shall not be permitted to assign their rights in the Transfer Acceptance Notice as the transferee of the Transfer Shares, other than to an Affiliate of the Non-transferring Shareholders.

(e)	If the Non-transferring Shareholders accept the Offer (whether or not conditional on the relevant Non-transferring Shareholders obtaining applicable Authorisations) under this Clause 11.2:

(i)

the Transferor and the Non-transferring Shareholders must enter into the documentation necessary to effect the transfer on the terms set forth in the Transfer Notice and complete the sale and purchase of the Transfer Shares on the latest of:

(A)

the day which is 10 days after all Authorisations required by the Non-transferring Shareholders in respect of the transfer of the Transfer Shares, as set out in the Transfer Acceptance Notice are obtained, provided that if such Authorisations are not obtained within 90 days of the Transferor receiving the Transfer Acceptance Notice, then the Transfer Acceptance Notice shall lapse and the Transferor shall be permitted to transfer the Transfer Shares pursuant to Clause 11.2(f); and

(B)	any other date the Shareholders agree on in writing before the date in Clause 11.2(e)(i)(A); and

(ii)	at completion of the relevant transfer, the Non-transferring Shareholders must pay (or ensure its Affiliate pays) the Transfer Price by wire transfer of immediately available funds.

(f)	If the Non-transferring Shareholders do not accept the Offer by the expiry of the Offer Period, the Transferor may transfer the Transfer Shares:

(i)	to any Person;

(ii)	at a price no less than the Transfer Price; and

(iii)	on terms no more favourable in the aggregate to such Person than the terms set out in the Transfer Notice,

within (i) if the Non-transferring Shareholders did not accept the Offer by the expiry of the Offer Period, three (3) months after the end of the Offer Period or (ii) if the Non-transferring Shareholders accepted the Offer, but the transaction between the Transferor and the Non-transferring Shareholders failed to close as contemplated by Clause 11.2(e)(i)(A), three (3) months after the end of the 90 day period contemplated by Clause 11.2(e)(i)(A); provided, in each case, that if any Authorisations are required to complete such transfer, such three (3) month period shall be extended (by no longer than 12 months) to allow for such Authorisations to be obtained.

11.3	Legends

In addition to any other legend that may be required, each certificate for Ordinary Shares issued to any Shareholder shall bear a legend in substantially the following form:

“This security is subject to restrictions on transfer as set forth in the shareholders agreement to which the company is a party, as amended from time to time, copies of which may be obtained upon request from the company or any successor thereto, and this security may not be voted or offered, sold, pledged or otherwise transferred except in compliance therewith.”

12.	IPO

12.1	General

(a)

Subject to Clause 12.1(b), the Parties acknowledge and agree that the Parties shall cause a public offering of a mutually agreed portion of the Ordinary Shares on at least the Indonesian Stock Exchange, at a valuation to be approved by the Board of Directors (“IPO”) one (1) year after the later to occur of:

(i)	the end of the Initial Period; and

(ii)	completion of construction of the Grasberg Smelter,

provided that suitable market conditions prevail such that the IPO will not directly cause a devaluation of the Shareholders’ respective interests in the Company held via their Ordinary Shares (or of any other Shares that have been issued at that time) and at least 51% of Ordinary Shares are owned by Indonesian Persons following the IPO.

(b)	To the extent that more than one Shareholder participates in the IPO, the Parties agree to discuss in good faith the extent, if any, to which each Party will participate in the IPO.

(c)

The IPO will be carried out on the basis that the governance regime between Freeport, Inalum and PTIPMM in respect of the Company reflected in this Agreement can continue in all material respects, and, if such governance regime cannot continue in all material respects following an IPO, no IPO shall occur without the written consent of each Party (which may be withheld by each Party in its sole discretion).

(d)

The Parties acknowledge that, to the extent required by Applicable Law and the rules of any stock exchange on which the Shares are intended to be admitted, the governance regime between Freeport, Inalum and PTIPMM in respect of the Company reflected in this Agreement will need to be disclosed in the prospectus relating to the IPO.

12.2	Process

The Shareholders shall sign such documents as may be necessary to effect the IPO. All payments received for the IPO shall be credited to the Shareholders in proportion to their Percentage Interests.

13.	DEVELOPMENT OF GRASBERG SMELTER

(a)	The Shareholders acknowledge and agree it is the Company’s intention to:

(i)	develop (including through joint venture arrangements) the Grasberg Smelter in accordance with Applicable Laws, the IUPK and applicable Authorisations (including in respect of timing);

(ii)	ensure the development of the Grasberg Smelter is on terms that provides commercial benefit to the Company; and

(iii)	fund the development of the Grasberg Smelter through third party financing.

(b)

To the extent the Company develops the Grasberg Smelter through a joint venture or similar arrangement with any third party, the Company must ensure it Controls the joint venture vehicle or arrangement (as applicable).

(c)	Inalum Group shall be permitted to appoint a designee to serve on the project team for the Grasberg Smelter.

(d)

The Finance Committee shall review the proposed structure, financing and long-term sales contract for the Grasberg Smelter prior to submitting such proposed structure, financing and long-term sales contract for Board of Directors approval.

14.	SALES AND MARKETING

(a)	During the Initial Period, sales and marketing activities shall be performed in accordance with the Services Agreement, which Services Agreement will include obligations on the counterparty:

(i)

that the Company will have the right for a representative of the Company (such representative to be nominated by the Board of Directors) to be part of the team that performs the sales and marketing services under the Services Agreement (including the right to attend all meetings with counterparties or proposed to any product sales arrangements);

(ii)	to provide sales and marketing training to the Company; and

(iii)	to provide the Company will full disclosure of all sales, marketing and financial data in respect of sales of products by or on behalf of the Company.

(b)

Prior to the end of the Initial Period, the Parties agree that the Company shall establish a sales and marketing department with the capability to undertake and oversee the marketing of excess copper concentrate (above Grasberg Smelter consumption) with the assistance of Freeport marketing representatives, and oversee and administer any contract for the supply of concentrate to the Grasberg Smelter with the assistance of Freeport marketing representatives.

15.	SHAREHOLDERS’ ACTIVITIES OUTSIDE THE CONTRACT AREA

15.1	Shareholders’ Activities Outside the Contract Area

(a)

Every Shareholder shall have the right independently to engage in and receive full benefits from business activities outside the Contract Area, whether or not in competition with the Company, without consulting the other Shareholders, and without prejudice to the generality of the foregoing, to the extent that the first-mentioned Shareholder requires the use of the assets of the Company or support services provided by the Company, the other Shareholders agree to discuss and take under consideration having the Company make available and charge to the first-mentioned Shareholder the direct and allocable costs of providing such assets and services; and

(b)

no Shareholder shall have any obligation to the other Shareholders under this Agreement with respect to any opportunity to acquire any property outside the Contract Area at any time, or within the Contract Area after the termination of this Agreement.

16.	CONFIDENTIALITY

(a)

Each Party agrees that Confidential Information furnished and to be furnished to it has been and may in the future be made available in connection with such Shareholder’s investment in the Company. Each Party agrees that it shall use, and that it shall cause any Person to whom Confidential Information is disclosed pursuant to Clause 16(a)(i) to use, the Confidential Information only in connection with the relevant Shareholder’s investment in the Company and not for any other purpose. Each Shareholder further acknowledges and agrees that it shall not disclose any Confidential Information to any Person, except that Confidential Information may be disclosed:

(i)

to Representatives of the Shareholder in the normal course of the performance of their duties or to any financial institution providing credit to such Shareholder, provided that such Shareholder’s Representatives are bound to keep such disclosed Confidential Information confidential;

(ii)

to the extent required by Applicable Law or any national securities exchange or made by any Shareholder in connection with its or its Affiliates’ ordinary course public reporting to the extent required by any Applicable Law or the rules of any recognised stock exchange;

(iii)

to any Person to whom such Shareholder is contemplating a Transfer of its Ordinary Shares; provided that such potential transferee is advised of the confidential nature of such information and agrees to be bound by a confidentiality agreement consistent with the provisions hereof;

(iv)

to any regulatory authority or rating agency to which such Shareholder or any of its Affiliates is subject or with which it has regular dealings; provided that such authority or agency is advised of the confidential nature of such information;

(v)

to the extent related to the tax treatment and tax structure of the transactions contemplated by this Agreement (including all materials of any kind, such as opinions or other tax analyses that the Company, its Affiliates or its Representatives have provided to such Shareholder relating to such tax treatment and tax structure); provided that the foregoing does not constitute an authorization to disclose the identity of any existing or future party to the transactions contemplated by this Agreement or their Affiliates or Representatives, or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial or financial information; or

(vi)	if the prior written consent of the Shareholders has been obtained.

(b)

Nothing contained herein shall prevent (i) the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against the Company or any Shareholder or (ii) any commissioner or member of the Board of Directors nominated by a Shareholder providing Confidential Information to the Shareholder that nominated him or her or such Shareholder’s Representatives.

17.	MISCELLANEOUS

17.1	Indemnification

(a)

Subject to Clause 17.1(b), the Company shall indemnify, and hold harmless, each Shareholder (and its Affiliates and its and their respective directors, officers, managers, contractors, employees and agents) (collectively, the “Indemnified Parties”) from and against any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) incurred by any of the Indemnified Parties before, on or after the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any actual or threatened action, cause of action, suit, proceeding or claim arising directly or indirectly out of such Indemnified Party’s ownership of Ordinary Shares, status as a stockholder or actual, alleged or deemed control or ability to influence the Company or any of the Company Subsidiaries or the actual or alleged act or omission of any commissioner on the Board of Commissioners designated by such Indemnified Party (other than any such Indemnified Liabilities that arise out of any breach of this Agreement by such Indemnified Party); provided that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under Applicable Law. The rights of any Indemnified Party to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instruction to which such Indemnified Party is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the Articles or the organizational documents of any of the Company Subsidiaries and shall extend to such Indemnified Party’s successors and assigns. Each of the Indemnified Parties shall be a third party beneficiary of the rights conferred to such Indemnified Party in this Clause 17.

(b)

The Company shall not indemnify and hold harmless Freeport (and Affiliates and its and their respective its directors, officers, managers, contractors, employees, and agents) or any party seeking to claim through Freeport, in respect of any damage, loss, liability and expense to the extent relating to the period before the date of this Agreement.

17.2	Governance and Compliance

(a)

The Board of Commissioners, the Board of Directors, the Operating Committee, the Finance Committee, all other committees of the Company established pursuant to this Agreement and Shareholders will exercise their respective rights to ensure that the Company maintains and adheres to adequate policies and procedures to promote good corporate governance, including without limitation in respect of professional corporate conduct and environmental matters, corporate social responsibility, internal controls and compliance with Indonesian and international standards of lawful and ethical behaviour (“Corporate Policies”).

(b)

Any Shareholder, the Board of Directors, Board of Commissioners or committee may request to change the Corporate Policies, which change will require approval of the Shareholders. To the extent the change is required to ensure the Company or any Shareholder is compliant with any Applicable Law, the Shareholders must vote in favour of the change, except to the extent that the change would cause another Shareholder or the Company to be in breach of any Applicable Law. To the extent the Shareholders have approved a change to the Corporate Policies, the members of the Board of Directors and Board of Commissioners (as applicable) must vote in favour of the change.

17.3	Anti-bribery and Corruption

(a)

Each of the Shareholders shall exercise all rights and powers available to it in relation to the Company so as to endeavour to ensure that neither the Company nor any of its directors, officers, agents, employees, consultants and contractors, or any other person acting on its behalf has or will (a) offer, promise, pay, authorize, or take any act in furtherance of any offer, promise, payment or authorization of payment of anything of value to any Person of Concern for the purpose of securing discretionary action or inaction or a decision of a Government Official(s), influence over discretionary action of a Government Official(s), or an improper advantage; or (b) take any action otherwise inconsistent with or prohibited by the substantive prohibitions or requirements of any of the Anti-Bribery and Corruption Laws, in connection with any matter relating to this Agreement.

(b)

In the performance of their obligations under this Agreement, each Party will cause its officers, directors, agents, employees, consultants, contractors, and other persons acting on their behalf, to (a) comply strictly with all Applicable Laws, including not offering, promising, paying, authorizing, or taking any act in furtherance of any offer, promise, payment or authorization of payment of anything of value to any Person of Concern for the purpose of securing discretionary action or inaction or a decision of a Government Official(s), influence over discretionary action of a Government Official(s), or an improper advantage; and (b) take no action otherwise inconsistent with or prohibited by the substantive prohibitions or requirements of any Applicable Law, in connection with any matter relating to this Agreement.

(c)

Each Party hereby agrees that in the performance of its obligations under this Clause 17.3, it shall take appropriate steps to cause Company and its officers, directors, agents, employees, consultants and contractors to implement and maintain while this Agreement is in effect policies and procedures designed to ensure compliance with all Applicable Laws, including the Anti-Bribery and Corruption Laws.

17.4	Sanctions

Each Party certifies that neither it nor any of its principals or owners, nor any of their respective subcontractors and their respective principals or owners, nor any other Person who will provide services under this Agreement, are listed on the Specially Designated Nationals, Specially Designated Terrorists, and/or Specially Designated Narcotic Traffickers lists maintained by the Office of Foreign Asset Controls, United States Department of Treasury or with whom a person bound by any similar sanctions administered or enforced by, or based upon the obligations and authorities of the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

17.5	International Human Rights

Each of the Shareholders shall exercise all rights and powers available to it in relation to the Company so as to ensure that the Company and the Company Subsidiaries respect International Human Rights. The Company shall (i) promptly investigate any allegations of International Human Rights violations allegedly caused by Company or any subcontractor or subsidiary of the Company, (ii) notify the complainant of the results of that investigation, and (iii) take appropriate remedial action where such investigations confirm International Human Rights violations have occurred.

17.6	Representations, Warranties and Undertakings

Each Shareholder makes the following representations and warranties to the other Shareholder as at the date of this Agreement:

(a)	(status) it is a corporation validly existing under the laws of the place of its incorporation;

(b)	(power) it has the power to enter into and perform its obligations under this Agreement and to carry on its business as now conducted or contemplated;

(c)	(authorisations) it holds each Authorisation (and is complying with any conditions to which any Authorisation is subject) that is necessary to:

(i)	enable it to properly execute and perform its obligations under this Agreement;

(ii)	ensure that this Agreement is legal, valid, binding and admissible in evidence; and

(iii)	enable it to properly carry on its business as it is now being conducted;

(d)

(binding obligations): this Agreement constitutes a legal, valid and binding obligation, enforceable in accordance with its terms, except to the extent limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application related to the enforcement of creditors’ rights generally and general principles of equity;

(e)	(transactions permitted): the execution, delivery and performance by it of this Agreement does not and will not violate, breach or result in a contravention of:

(i)	any law to which it or any of its property is subject or any order of any Government Authority that is binding on it or any of its property;

(ii)	contravene any Authorisation;

(iii)	contravene any agreement binding on it or any of its property;

(iv)	contravene the Articles; or

(v)	require it to make any payment or delivery in respect of any financial accommodation before it would otherwise be obliged to do so;

(f)	(no other trusts): it is not entering into this Agreement as trustee of any trust or settlement;

(g)

(no litigation): there is no subsisting, pending or, to the knowledge of such Shareholder, threatened litigation, arbitration, dispute or administrative proceeding in relation to it or any of its assets or undertakings which would reasonably be expected to have a materially adverse effect on the performance of any obligation under this Agreement; and

(h)	(winding up etc.): it is not subject to any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law.

17.7	Reliance by Parties

Each Party acknowledges that each of the other Parties has entered into this document in reliance on the representations and warranties in, or given under, this document.

17.8	Partnership

Nothing contained or implied in this Agreement shall constitute or be deemed to constitute an association, trust or partnership between, or impose a trust or partnership duty, obligation or liability, on or with regard to the Parties and none of the Parties shall have any authority to bind or commit any other Party.

17.9	Agency

Except as otherwise expressly provided herein, nothing in this Agreement shall be construed so as to constitute any Party the agent or legal representative of any other Party for any purpose. No Party has any right or authority to assume or create in any way any obligation of any kind or to make nay warranty or representation, express or implied, in the name or on behalf of any other Party.

17.10	Binding Effect, Assignability and Benefit

(a)

This Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, successors and permitted assigns. Any Shareholder that ceases to own beneficially any Ordinary Shares shall cease to be bound by the terms hereof (other than Clauses 16, 17.11, 17.15 and 17.17).

(b)

Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any Party pursuant to any Transfer of Ordinary Shares or otherwise, except to any Incoming Shareholder acquiring Ordinary Shares from any Shareholder in a Transfer in compliance with Clause 11.1.

(c)

Except as otherwise set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

17.11	Notices

All notices, requests and other communications to any Party shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission or email transmission so long as receipt of such email is requested and received:

if to the Company to:

PT Freeport Indonesia

Jl. HR. Rasuna Said Kav. X-7 No. 6

Jakarta 12940 Indonesia

Attention: Rob Schroeder

                 Tony Wenas

Email: rschroed@fmi.com

            twenas@fmi.com

with a copy to Freeport at the address listed below.

if to Freeport, to:

Freeport-McMoRan Inc.

333 North Central Avenue

Phoenix, Arizona 85004

Attention: Kathleen Quirk

Email: kquirk@fmi.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Marc O. Williams

Fax: (212) 701-5800

Email: marc.williams@davispolk.com

and

Freeport-McMoRan Inc.

333 North Central Avenue

Phoenix, Arizona 85004

Attention: Douglas Currault

Email: dcurraul@fmi.com

if to Inalum or PTIPMM, to:

The Energy Building

16th Floor Sudirman

Central Business District

Lot 11A J1. Jend.

Sudirman Kav. 52-53

Jakarta, Indonesia

Attention: Elizabeth Silalahi, General Counsel

Email: elizabeth.silahahi@inalum.id

with copies to:

Ashurst LLP

12 Marina Boulevard

#24-01, Marina Bay Financial Centre Tower 3

Singapore 018982

Attention: Simon Brown

Fax: +65 6221 5484

Email: simon.brown@ashurst.com

Oentoeng Suria & Partners

Level 37, Equity Tower

Sudirman Central Business District

J1. Jend. Sudirman Kav. 52-53

Attention: Ratih (Ipop) Nawangsari

Fax: +65 62 212 903 5360

Email: ratih.nawangsari@oentoengsuria.com

All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt. Any notice, request or other written communication sent by facsimile transmission shall be confirmed by certified or registered mail, return receipt requested, posted within one Business Day, or by personal delivery, whether courier or otherwise, made within two Business Days after the date of such facsimile transmissions.

Any Person that becomes a Shareholder shall provide its address, fax number and email address for notice purposes to the Company, which shall promptly provide such information to each other Shareholder.

Any notice given to a Party in accordance with this Clause 17.11 will not be invalid if that notice is not delivered to a Person entitled to receive a copy.

17.12	Waiver, Amendment and Termination

(a)

No provision of this Agreement may be amended, waived or otherwise modified except by an instrument in writing executed by each of the Parties at the time of such proposed amendment or modification. In addition, any Party may waive any provision of this Agreement with respect to itself by an instrument in writing executed by the Party against whom the waiver is to be effective.

(b)	This Agreement shall terminate and be of no further force or effect upon the earliest to occur of:

(i)	only one person holds all shares of the Company;

(ii)	the dissolution, liquidation or winding up of the Company; and

(iii)	the mutual written agreement of all Parties.

(c)

Any Shareholder that Transfers (in accordance with the terms of this Agreement) all of its, and owns no, Ordinary Shares shall immediately cease to be a Shareholder and shall no longer be a party to this Agreement (in its capacity as a Shareholder); provided, however, that such Shareholder:

(i)	shall not thereby be relieved of its liability for breach of this Agreement prior to such time or from any obligations under this Agreement not related to its capacity as a Shareholder;

(ii)	shall retain any rights with respect to a breach of this Agreement by any other Person prior to such time;

(iii)	shall retain the right to indemnification hereunder; and

(iv)	shall not thereby be relieved of any of its obligations under Clause 11.1 or 16.

17.13	Close-down

(a)	The Company must not Close-down the operations of the Company without unanimous consent of the Shareholders.

(b)

Immediately following the agreement of the Shareholders to Close-down the operations of the Company, the Company must carry out the activities required to shut down and rehabilitate the operations of the Company and the assets of the Company, which include:

(i)

arranging to provide a Close-down plan and an estimate of the costs of the Close-down as at the anticipated date of Close-down, including the cost of satisfying all rehabilitation obligations and outstanding or anticipated liabilities of the Company and the Company Subsidiaries (“Estimated Shutdown Costs”); and

(ii)	taking steps to dispose of the assets of the Company (other than any assets of the Company or amount that must be retained to satisfy rehabilitation obligations and outstanding liabilities).

(c)	The Company must fund the costs of Close-down in the following order:

(i)	first, with cash held by the Company and any cash deposited pursuant to government regulations, as such funds are made available;

(ii)	second, proceeds from the sale of the assets of the Company; and

(iii)	third, if there remains a shortfall of funds to meet the costs of Close-down, issuing a cash call to the Shareholders to fund the shortfall in proportion to their Percentage Interest.

(d)

If after Close-down the Company retains any of its assets, such assets will be sold and the proceeds of sale, together with any remaining case, shall be distributed to the Shareholders in proportion to their Percentage Interest after first satisfying out of any Shareholders’ share, any liabilities owed by that Shareholder to the Company.

17.14	Fees and Expenses

All costs and expenses incurred in connection with the preparation of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses.

17.15	Default

(a)

A Shareholder becomes a “Defaulter” if it fails to comply with any of its material obligations under this Agreement, other than a failure to provide capital in accordance with Clause 10.2 (an “Event of Default”).

(b)	The Company must notify all the Shareholders immediately after it becomes aware:

(i)	of anything, which in the Company’s reasonable opinion, is likely to result in a Shareholder committing an Event of Default or an Event of Default occurring in respect of a Shareholder;

(ii)	that a Shareholder has committed an Event of Default or an Event of Default has occurred in respect of a Shareholder; or

(iii)	that a Shareholder has remedied an Event of Default,

as applicable, and provide relevant details.

(c)

If an Event of Default is committed by or occurs in respect of a Shareholder, the Company must (or any Shareholder may), as soon as practicable after that party becomes aware of the Event of Default, provide to the Defaulter a notice setting out all relevant details of the Event of Default it is aware of. If the Party giving the notice, acting reasonably, considers the Event of Default can be remedied, that party may require the Defaulter to remedy the Event of Default within 45 days after the Defaulter receives the Default Notice (the “Remedy Period”). If after the Remedy Period, the party giving the notice considers the Event of Default as not having been remedied, the Parties may proceed to arbitration pursuant to Clause 17.17.

(d)

Following the decision of the tribunal or any arbitrator appointed under Schedule 1 of the Rules in accordance with Clause 17.17 and until such decision is fully paid or otherwise satisfied by the Defaulter, the Defaulter may receive notices of and attend meetings of the Board of Directors, Board of Commissioners, Operating Committee, Finance Committee, and any other committee established under this Agreement, but unless otherwise agreed by each other Shareholder:

(i)	any Shareholder Representative appointed by the Defaulter:

(A)

shall not be taken into account in determining whether a quorum is present and for the purposes of meeting any minimum quorum requirements for any meeting, of Shareholders, any meeting of the Board of Directors, Board of Commissioners or any other committee established under this Agreement will be taken as present, even if not in attendance; and

(B)

shall not be entitled to exercise any right to vote in respect of any matters and resolutions to be approved by the Shareholders or before the applicable Board of Directors, Board of Commissioners or any other committee established under this Agreement;

(ii)	no vote taken or matter decided without that Shareholder Representative of the Defaulter during that period will be invalid for want of that Shareholder Representative’s vote; and

(iii)	any rights of the Defaulter or the Shareholder Representative of the Defaulter under this Agreement (including any rights to vote on any Reserved Matters) shall be suspended.

(e)	The rights and remedies under this Clause 17.15 are in addition to, and do not take away from any other right or remedy a Shareholder may have at law or in equity.

17.16	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the Republic of Indonesia, without regard to the conflicts of laws rules thereof. The Parties waive the provisions of Article 1266 and 1267 of the Indonesian Civil Code to the extent necessary so that this Agreement can be terminated and damages or other compensation may be calculated and become payable without the need for an order of any court. For the avoidance of doubt, the Parties agree that no changes in the laws of the Republic of Indonesia effected after the date hereof shall affect the rights or obligations of the Parties hereunder.

17.17	Dispute Resolution

All disputes arising out of or in connection with this Agreement, including any Event of Default in accordance with Clause 17.15, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of SIAC for the time being in force, which rules are deemed to be incorporated by reference in this Clause 17.17 (“Rules”). The claimant and the respondent shall nominate one arbitrator each, and the third arbitrator shall be nominated jointly by the two Party-appointed arbitrators. The seat of the arbitration shall be Singapore. The place of the arbitration shall be Singapore. The language of the arbitration shall be English. Notwithstanding Clause 17.15, this Clause 17.17 shall be governed by and interpreted in accordance with Singapore law. Clause 18.14 shall be governed by and interpreted in accordance with Singapore law. Each Party renounces any right it may otherwise have to appeal or seek relief from the award or any decision of the arbitrators contained therein and agrees that, in accordance with Article 60 of Law No. 30 of 1999 of the Republic of Indonesia on Arbitration and Alternative Dispute Resolution (the “Arbitration Law”), no Party shall appeal to any court from the award or decision of the arbitrators contained therein. Each Party waives the applicability of Article 48 of the Arbitration Law and agrees that arbitration need not be completed within a specific time.

17.18	Settlement of claims and lawsuits

The Company shall prosecute and defend, but not initiate without approval of the Shareholders any litigation or administrative proceedings arising out of the operations of the Company the outcome of which would reasonably be expected to have a Material Adverse Effect on the Company.

17.19	Counterparts and Effectiveness

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

17.20	Entire Agreement

This Agreement constitutes the entire agreement in relation to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, both oral and written, among the Parties with respect to the subject matter hereof.

17.21	Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

17.22	Further Assurances

Each Party agrees from time to time to execute and deliver any further documents and instruments and do or refrain from doing all such further acts and things as may from time to time reasonably be requested by the other Parties to carry out the terms of this Agreement.

17.23	Sovereign Enforcement Matters

(a)

To the extent that any member of the Inalum Group or Freeport may be entitled in any state or jurisdiction to claim or benefit from any immunity (whether characterized as state immunity, sovereign immunity, act of state or otherwise) now or hereafter for itself or any of its property or assets (which it now has or may hereafter acquire) in respect of its obligations under this Agreement from service of process or other documents relating to proceedings, jurisdiction, suit, judgement, execution, attachment (whether before award or judgement, in aid or execution or otherwise) or legal process or to the extent that in any such jurisdiction there may be attributed to it or any of its property or assets such immunity (whether or not claimed), each member of the Inalum Group and Freeport expressly, unconditionally and irrevocably agrees not to claim, invoke or permit to be invoked on it or its property or assets’ behalf or for it or its property or assets’ benefit and hereby expressly, unconditionally and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

(b)

Each member of the Inalum Group and Freeport consents generally in respect of any proceedings to the giving of any relief or the issue of any process in connection with the proceedings, including the enforcement or execution against any property or assets whatsoever (irrespective of its use or intended use) of any order or judgement which may be made or given in the proceedings.

(c)

Each member of the Inalum Group and Freeport irrevocably and unconditionally acknowledges that the execution, delivery and performance of this Agreement constitutes private and commercial (and not public) acts of such member of the Inalum Group or Freeport, respectively.

(d)

For purposes of this Clause 17.23, the term “Inalum Group” shall include only Inalum and PTIPMM and not any of their respective Affiliates, except to the extent any such Affiliate is a transferee of Ordinary Shares, in which case the provisions of this Clause 17.23 shall apply to such Affiliate.

17.24	Governing Language

(a)

For the purposes of compliance with Law No. 24 of the Republic of Indonesia on the National Flag, Language, Coat of Arms and National Anthem, the Inalum Group and Freeport agree to translate and execute an Indonesian language version of this Agreement and any instrument or other document referred to in this Agreement to which an Indonesian person is a party or signatory, or any amendment to such agreement, instrument or document (Ancillary Documents) other than those which are already made and executed in Indonesian language, promptly in accordance with the terms of this Agreement.

(b)	The Inalum Group and Freeport agree that:

(i)

the Indonesian language version of this Agreement (other than those which are already made and executed in Indonesian language only), when executed, will be deemed to be effective and valid from the date of the English language version, and both the English language version and the Indonesian language version will be equally authentic. The Inalum Group and Freeport further agree that the execution of the Indonesian language of this Agreement must be undertaken at the latest within 60 days after the date of this Agreement;

(ii)

in the event of any inconsistency or different interpretation between the Indonesian language version and the English language version of such dual-language documents, the Indonesian language version is deemed to be automatically amended (with effect from the date of the English language version) to make the relevant part of the Indonesian language version consistent with the relevant part of the English language version;

(iii)	the costs and expenses in relation to:

(A)	the translation of the English language version into an Indonesian language version;

(B)	the preparation and execution of the Indonesian language version; and

(C)	any amendments of the Indonesian language version to conform with the English language version as contemplated by this Clause 17.24,

shall be borne 50% by Inalum, on the one hand, and 50% by Freeport, on the other hand (other than costs incurred by a party in review and commenting on such Indonesian language version, which shall be borne by the party incurring such costs); and

(c)	each of the Inalum Group and Freeport:

(i)	acknowledges that, with its agreement, this Agreement has been negotiated in the English language;

(ii)	represents that it has read and fully understands the contents and consequences of this Agreement;

(iii)	represents that it has made and entered into this Agreement freely and without duress;

(iv)	represents that it has received independent legal advice with regard to this Agreement; and

(v)

undertakes that it will not challenge the validity of this Agreement based on any failure to comply with Law No. 24 of the Republic of Indonesia on the National Flag, Language, Coat of Arms and National Anthem or the implementing Presidential Regulation (when issued).

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PT FREEPORT INDONESIA

By:	/s/ Robert Schroeder
Name: Robert Schroeder
Title:

By:	/s/ Clayton Wenas
Name: Clayton Wenas
Title:

FREEPORT-MCMORAN INC.

By:	/s/ Kathleen Quirk
Name: Kathleen Quirk
Title:

PT INDONESIA PAPUA METAL DAN MINERAL

By:	/s/ Ricky Gunawan
Name: Ricky Gunawan
Title:

By:
Name:
Title:

PT INDONESIA ASAHAN ALUMINIUM (PERSERO)

By:	/s/ Budi G. Sadikin
Name: Budi G. Sadikin
Title:

[Signature Page to Shareholders Agreement]

SCHEDULE 3

Articles

AMENDED & RESTATED	PERUBAHAN & PERNYATAAN KEMBALI

ARTICLES OF ASSOCIATION OF PT. FREEPORT INDONESIA	ANGGARAN DASAR PT. FREEPORT INDONESIA

Article 1 NAME AND DOMICILE	Pasal 1 NAMA DAN TEMPAT KEDUDUKAN

1. This limited liability company shall bear the name of “PT FREEPORT INDONESIA” (hereinafter shall be referred to in these Articles of Association as the “Company”), domiciled in South Jakarta.	1. Perseroan terbatas ini bernama “PT FREEPORT INDONESIA” (selanjutnya dalam Anggaran Dasar ini disebut dengan “Perseroan”), berkedudukan di Jakarta Selatan.

2. The name “Freeport” shall be used by the Company based on the approval of FREEPORT- MCMORAN INC.	2. Nama “Freeport” dipergunakan oleh Perseroan berdasarkan persetujuan FREEPORT- MCMORAN INC.

3. The Company may open branches or representatives in other locations, within or outside the territory of the Republic of Indonesia as may be decided by the Board of Directors.	3. Perseroan dapat membuka cabang atau perwakilan di tempat lain, baik di dalam maupun di luar Wilayah Republik Indonesia sebagaimana yang ditetapkan oleh Direksi.

Article 2 DURATION OF THE COMPANY	Pasal 2 JANGKA WAKTU BERDIRINYA PERSEROAN

The Company is established for an unlimited period, as of the twenty seventh day of December one thousand nine hundred ninety one (27-12-1991), with due observance to the Law Number 25 year two thousand seven (Law No. 25 of 2007) concerning Capital Investment.	Perseroan ini didirikan untuk jangka waktu yang tidak terbatas, dimulai pada tanggal dua puluh tujuh Desember seribu sembilan ratus sembilan puluh satu (27-12-1991), dengan memperhatikan Undang-Undang Nomor 25 tahun dua ribu tujuh (Undang-Undang No. 25 Tahun 2007) tentang Penanaman Modal.

Article 3 OBJECTIVES AND PURPOSES AND BUSINESS ACTIVITIES	Pasal 3 MAKSUD DAN TUJUAN SERTA KEGIATAN USAHA

1. The Company purpose and objective shall be to engage in the mining activities of copper, gold and silver and other associated minerals.	1. Maksud dan tujuan Perseroan adalah bergerak dalam bidang pertambangan tembaga, emas dan perak serta mineral ikutannya.

2. In order to achieve the above-mentioned objective and purpose, the Company	2. Untuk mencapai maksud dan tujuan tersebut di atas, Perseroan dapat

may carry out the following business activities:	melaksanakan kegiatan usaha sebagai berikut:

(a) to engage all kinds of exploration, mining, processing, operations in all stages and storage of copper, gold, silver, and associated ores, and mineral, metals and other mineral products;

(a)   mengusahakan segala macam eksplorasi, penambangan, pengolahan, pengoperasian pada semua tahap dan penyimpanan bijih-bijih tembaga, emas, perak dan bijih lainnya yang berkaitan serta mineral, logam dan hasil produksi pertambangan lainnya;

(b)   to market and sell all products and by-product of the activities mentioned in paragraph (a) of this article, including their exportation at its own expense or account of third parties without prejudice to the required license, if any, from the authorities;

(b)   memasarkan dan menjual segala hasil produksi dan hasil sampingan dari kegiatan-kegiatan tersebut pada huruf (a) ayat ini, termasuk mengekspornya, atas biaya Perseroan sendiri atau untuk kepentingan pihak ketiga, tanpa mengurangi izin-izin yang diperlukan, jika ada, dari pihak yang berwenang;

(c) to import all that is necessary for the realization of the aforementioned activities in paragraph (a) of this article without prejudice to the required license, if any, from the authorities;	(c) mengimpor segala sesuatu yang diperlukan untuk dapat melaksanakan kegiatan-kegiatan tersebut pada huruf (a) di atas tanpa mengurangi izin-izin yang diperlukan, jika ada, dari pihak yang berwenang;

(d)   to carry on and develop the operations of the Company in accordance with the Company’s long term investment plan (“LTIP”), the annual operating plan and annual financial plan for the benefit of the shareholders in accordance with the IUPK;

(d)   melaksanakan dan mengembangkan operasional Perseroan sesuai dengan rencana investasi jangka panjang (“LTIP”), rencana operasional tahunan dan rencana keuangan tahunan untuk keuntungan pemegang saham sesuai dengan IUPK;

(e)   to develop and exploit, for the benefit of the shareholders, the assets of the Company and the Company’s subsidiaries to produce and sell product and to declare dividends in accordance with the dividend policy;

(e) mengembangkan dan mengeksploitasi, untuk keuntungan pemegang saham, aset dari Perseroan dan anak usaha Perseroan untuk memproduksi dan menjual produk dan untuk mendeklarasikan dividen sesuai dengan kebijakan dividen;

(f) to maximise the value of the operations of the Company and distribute dividends in accordance with the dividend policy; and	(f) memaksimalkan nilai operasional Perseroan dan mendistribusikan dividen seusai dengan kebijakan dividen; dan

(g) to conduct any other activity agreed unanimously by the shareholders and undertaken by the Company or any of the Company’s subsidiaries.	(g) melaksanakan aktivitas lain yang disetujui secara penuh oleh pemegang saham dan dilakukan oleh Perseroan atau anak usaha Perseroan.

Article 4 CAPITAL	Pasal 4 MODAL

1.  The authorized capital of the Company amounts Rp. 75,450,850,000 (seventy five billion four hundred fifty million eight hundred and fifty thousand Rupiah) equal to US$37,915,000 (thirty seven million nine hundred and fifteen thousand United States Dollars), divided into 379,150 (three hundred seventy nine thousand one hundred and fifty) shares, each share having a par value of Rp. 199,000 (one hundred ninety nine thousand Rupiah) equal to US$100 (one hundred United States Dollars).

1.  Modal dasar Perseroan berjumlah Rp. 75.450.850.000 (tujuh puluh lima milyar empat ratus lima puluh juta delapan ratus lima puluh ribu Rupiah) setara dengan US$37. 915. 000 (tiga puluh tujuh juta sembilan ratus lima belas ribu Dolar Amerika Serikat), terbagi atas 379.150 (tiga ratus tujuh puluh sembilan ribu seratus lima puluh) saham, masing-masing saham bernilai nominal Rp. 199.000 (seratus sembilan puluh sembilan ribu Rupiah) setara dengan US$100 (seratus Dolar Amerika Serikat).

2.  Of the above authorized capital have been issued and paid up 379,150 (three hundred seventy nine thousand one hundred and fifty) shares or in the aggregate amount of Rp. 75,450,850,000 (seventy five billion four hundred fifty million eight hundred and fifty thousand Rupiah) or equivalent to US$37,915,000 (thirty seven million nine hundred and fifteen thousand United States Dollars) by all the shareholders, which its details and nominal value will be stated at the end of this deed.

2.  Dari modal dasar tersebut telah ditempatkan dan disetor penuh sejumlah 379.150 (tiga ratus tujuh puluh sembilan ribu seratus lima puluh) saham dengan nilai nominal seluruhnya sebesar Rp. 75.450.850.000 (tujuh puluh lima milyar empat ratus lima puluh juta delapan ratus lima puluh ribu Rupiah) atau setara dengan US$37. 915. 000 (tiga puluh tujuh juta sembilan ratus lima belas ribu Dolar Amerika Serikat) oleh semua pemegang saham, yang rincian serta nilai nominal sahamnya akan disebutkan sebelum akhir akta ini.

3. Shares that are in deposits, i.e. shares	3. Saham yang ada dalam simpanan,

that are unsubscribed/ unissued shares in portfolio, these shares will be issued by the Company in accordance with the capital requirement of the Company, with the approval of the GMS.	yaitu saham dalam portepel yang belum diambil bagian/dikeluarkan, saham-saham ini akan dikeluarkan oleh Perseroan sesuai dengan persyaratan modal Perseroan, dengan persetujuan RUPS.

The quorum and the resolution of the GMS in approving the issuance of shares must meet the requirements set out in article 10 of these Articles of Association.	Kuorum dan keputusan RUPS untuk menyetujui pengeluaran saham harus memenuhi persyaratan dalam pasal 10 Anggaran Dasar ini.

       If the Board of Directors believes that the Company requires the issuance of shares that are still in deposits, after obtaining the required approvals under the Shareholders Agreement, the Board of Directors will provide a written offer to the shareholders regarding the number of shares to be issued and the price.

       Apabila Direksi meyakini bahwa Perseroan memerlukan pengeluaran saham-saham yang masih dalam simpanan, setelah memperoleh persetujuan-persetujuan yang diperlukan berdasarkan Perjanjian Pemegang Saham, Direksi akan memberikan penawaran tertulis kepada para pemegang saham sehubungan dengan jumlah saham yang akan dikeluarkan dan harganya.

       The shareholders whose names are recorded in the Register of Shareholders shall have a pre-emptive right to subscribe for the shares to be issued within a period of 14 (fourteen) days from the date of the offer and each shareholder shall be entitled to subscribe in proportion with their respective shareholding.

       Para pemegang saham yang namanya tercatat dalam Daftar Pemegang Saham mempunyai hak terlebih dahulu untuk mengambil bagian atas saham yang hendak dikeluarkan itu dalam jangka waktu 14 (empat belas) hari sejak tanggal penawaran dan masing-masing pemegang saham berhak mengambil bagian seimbang dengan jumlah saham yang mereka miliki (proporsional).

If after the offer there are shares which remain to be subscribed, the Board of Directors shall be entitled to offer such remaining shares to any other interested shareholders.	Apabila setelah dilakukan penawaran ternyata masih ada sisa saham yang belum diambil bagian, maka Direksi berhak menawarkan sisa saham tersebut kepada pemegang saham lain yang berminat.

       If after the 14 (fourteen) days period from the date of the offer there are shares which are not subscribed the shareholders, the Board of Directors shall be entitled to offer such remaining shares to any other party.

       Apabila setelah lewat jangka waktu 14 (empat belas) hari terhitung sejak tanggal penawaran masih ada sisa saham yang tidak diambil bagian oleh pemegang saham, Direksi berhak secara bebas menawarkan sisa saham tersebut kepada pihak lain.

Article 5 SHARES	Pasal 5 SAHAM

1. All shares of the Company shall be registered shares.	1. Semua saham Perseroan adalah saham atas nama.

2. Indonesian Citizen, Foreign Citizen, Indonesian Legal Entity or Foreign Legal Entity shall be allowed to own the shares and exercise their rights over the shares.	2. Warga Negara Indonesia, Warga Negara Asing, Badan Hukum Indonesia atau Badan Hukum Asing diperbolehkan untuk memiliki saham-saham dan menggunakan hak mereka atas saham-saham.

3. Evidence of ownership of shares may be in the form of a share certificate.	3. Bukti pemilikan saham dapat berupa suatu surat saham.

4. In the event that the Company does not issue share certificates, then the share ownership may be evidenced by a statement or a note by the Company.	4. Dalam hal Perseroan tidak menerbitkan surat saham, pemilikan saham dapat dibuktikan dengan surat keterangan atau catatan yang dikeluarkan oleh Perseroan.

5. If share certificates are issued, then each share is presented by a share certificate.	5. Jika dikeluarkan surat saham, maka untuk setiap saham diberi sehelai surat saham.

6. Collective share certificate may be issued as evidence of ownership of 2 (two) or more shares by one shareholder.	6. Surat kolektif saham dapat diterbitkan sebagai bukti pemilikan 2 (dua) atau lebih saham yang dimiliki oleh seorang pemegang saham.

7. The share certificates shall at least set out the following:	7. Pada surat saham harus dicantumkan sekurangnya:

(a) Name and address of the shareholder;	(a) Nama dan alamat pemegang saham;

(b) Serial number of the share certificate;	(b) Nomor surat saham;

(c) Nominal value of a share; and	(c) Nilai nominal saham; dan

(d) Date of issuance of share certificate.	(d) Tanggal penerbitan surat saham.

8. The collective share certificates shall at least set out the following:	8. Pada surat kolektif saham sekurangnya harus dicantumkan:

(a) Name and address of the shareholder;	(a) Nama dan alamat pemegang saham;

(b) Serial number of the collective share certificate;	(b) Nomor surat kolektif saham;

(c) Serial number of share certificate and total of share;	(c) Nomor surat saham dan jumlah saham;

(d) Nominal value of a share; and	(d) Nilai nominal saham; dan

(e) Date of issuance of a collective share certificate.	(e) Tanggal penerbitan surat saham kolektif.

9. The company shall only acknowledge one person or one legal entity as the owner of one share.	9. Perseroan hanya mengakui seorang atau satu badan hukum sebagai pemilik dari satu saham.

10.  If a share, for any reason whatsoever, becomes owned by several persons and/or legal entities then the joint holders shall appoint one of them or other party as their representative and only such representative shall be entitled to carry out and to use all the rights that are given by the law in respect of the said shares.

10.  Apabila saham karena sebab apapun menjadi milik beberapa orang dan/atau badan hukum, maka mereka yang memiliki bersama-sama itu diwajibkan untuk menunjuk seorang diantara mereka atau pihak lain sebagai perwakilan mereka dan hanya perwakilan tersebut sajalah yang berhak melaksanakan dan mempergunakan hak yang diberikan oleh hukum atas saham tersebut.

11.  As long as the provisions contained in paragraph 10 of this article have not been complied with, the shareholders shall not be entitled to vote at the GMS, and whereas the dividend payment for such share shall be suspended.

11. Selama ketentuan dalam ayat 10 pasal ini belum dilaksanakan, maka para pemegang saham tersebut tidak berhak mengeluarkan suara dalam RUPS, dan pembayaran dividen untuk saham itu ditangguhkan.

12. A shareholder shall, by law, abide by these Articles of Association and all the resolutions lawfully adopted at the GMS and the prevailing laws and regulations.	12. Seorang pemegang saham harus, menurut hukum, tunduk kepada Anggaran Dasar dan kepada semua keputusan yang diambil dengan sah dalam RUPS serta peraturan perundang-undangan yang berlaku.

13. The share certificate and collective certificates shall be signed by 2 (two) members of the Board of Directors, with due observance to the prevailing laws and regulations.	13. Surat saham dan surat kolektif saham harus ditandatangani oleh 2 (dua) orang anggota Direksi, dengan memperhatikan peraturan perundangan-undangan yang berlaku.

Article 6 REPLACEMENT OF SHARE CERTIFICATE	Pasal 6 PENGGANTI SURAT SAHAM

1. If a share certificate is damaged or no longer usable, then the Board of Directors shall, upon request of the relevant shareholder, issue a substitute	1. Apabila surat saham rusak atau tidak dapat dipakai lagi, maka Direksi akan, atas permintaan pemegang saham yang berkepentingan,

share certificate, after the damaged or unusable certificate is returned to the Board of Directors.	mengeluarkan surat saham pengganti, setelah surat saham yang rusak atau tidak dapat dipakai tersebut diserahkan kembali kepada Direksi.

2.  The share certificate as stated in paragraph 1 of this article will then be destroyed and such occurrence will be recorded in the minutes by the Board of Directors and to be subsequently reported at the next GMS.

2. Surat saham sebagaimana dimaksud dalam ayat 1 pasal ini akan dimusnahkan dan tindakan tersebut akan dicatat dalam berita acara oleh Direksi untuk dilaporkan dalam RUPS berikutnya.

3.  If a share certificate is lost, the Board of Directors will, upon request of the relevant shareholder, issue a substitute share certificate if, in the opinion of the Board of Directors, such loss has been sufficiently proven and with such guarantee as may be considered necessary by the Board of Directors in each particular event.

3.  Apabila surat saham hilang, maka Direksi akan, atas permintaan pemegang saham yang berkepentingan, mengeluarkan surat saham pengganti apabila, menurut pendapat Direksi, kehilangan tersebut telah cukup dibuktikan dan dengan jaminan yang mungkin dipandang perlu oleh Direksi dalam setiap peristiwa tertentu.

4. Upon the issuance of the substitute share certificate in accordance with the provisions of this article, the original certificate shall no longer be valid as against the Company.	4. Setelah pengganti surat saham tersebut dikeluarkan sesuai dengan ketentuan pasal ini, maka asli surat saham tidak berlaku lagi terhadap Perseroan.

5. All expenses that have been incurred for the issuance of the substitute share certificate shall be borne by the relevant shareholder who has the interest to obtain the substitute share certificate.	5. Semua biaya untuk pengeluaran pengganti surat saham itu ditanggung oleh pemegang saham terkait yang berkepentingan untuk memperoleh surat saham pengganti.

6. The provisions of this article 6 shall be mutatis mutandis applicable to the issuance of a substitute collective share certificate.	6. Ketentuan dalam pasal 6 ini juga berlaku mutatis mutandis bagi pengeluaran pengganti surat kolektif saham.

Article 7 TRANSFER OF SHARES	Pasal 7 PEMINDAHAN HAK ATAS SAHAM

1. Any transfer of shares shall be based on a deed of transfer signed by the transferor and the transferee or their legal proxy.	1. Pemindahan hak atas saham harus berdasarkan akta pemindahan hak yang ditandatangani oleh yang memindahkan dan yang menerima pemindahan atau kuasanya yang sah.

The document on the transfer of shares must be in a form determined by and acceptable to the Board of Directors except as otherwise required by law.	Dokumen tentang pemindahan hak atas saham harus dalam bentuk yang ditentukan dan dapat diterima oleh Direksi, kecuali jika ketentuan hukum mewajibkan yang lain.

2. The deed of transfer of shares referred to in paragraph 1 of this article or its copy shall be submitted to the Company.	2. Akta pemindahan hak atas saham sebagaimana dimaksud dalam ayat 1 pasal ini atau salinannya disampaikan kepada Perseroan.

3.  In case of a transfer of one or more shares, the original owner registered in the Company’s shareholders registry shall be considered as the owner thereof until the name of the new owner is registered.

3.  Jika terjadi pemindahan hak atas satu saham atau lebih, maka pemilik asal yang terdaftar dalam daftar pemegang saham Perseroan akan tetap dianggap sebagai pemilik saham atas saham-saham yang bersangkutan sampai nama pemilik baru didaftarkan.

4.  Each transfer of share shall be recorded in the register of shareholders as well as on the transferred share certificate(s), which records must be signed in writing or signed by way of facsimile signature by 2 (two) members of the Board of Directors with due observance to the prevailing laws and regulations.

4.  Setiap pemindahan hak atas saham akan dicatatkan baik dalam daftar pemegang saham maupun pada surat saham yang dipindahkan hak, pendaftaran mana harus ditandatangani secara tertulis oleh atau ditandatangani melalui faksimili oleh 2 (dua) orang anggota Direksi, dengan memperhatikan peraturan perundang-undangan yang berlaku.

5.  Subject to the provisions of these Articles of Association and any amendments thereto, the Shareholders Agreement or stock purchase/sale agreement which has been put on file with the Board of Directors and approved in the GMS and except as otherwise required by law, the Board of Directors by giving reason thereof may refuse to register the transfer of shares in the share register of the Company if the procedures determined by the Board of Directors are not met or if one or more of the requirements for transfer of shares are not fulfilled.

5.  Tunduk pada ketentuan Anggaran Dasar ini dan perubahannya, Perjanjian Pemegang Saham atau perjanjian jual/beli saham yang telah didaftarkan pada Direksi dan disetujui oleh RUPS dan kecuali jika hukum mewajibkan cara yang lain, maka Direksi dengan menyebutkan alasannya dapat menolak untuk mendaftarkan pemindahan hak atas saham dalam daftar pemegang saham apabila prosedur yang telah ditetapkan oleh Direksi tidak diikuti atau salah satu atau lebih persyaratan untuk pemindahan hak atas saham tidak terpenuhi.

6. Notwithstanding anything to the contrary in these Articles of Association, the Board of Directors (i) may not refuse to register a transfer of shares made in accordance with the

6.  Tanpa mengecualikan ketentuan yang bertentangan dalam Anggaran Dasar ini, Direksi (i) tidak dapat menolak untuk mendaftarkan pemindahan hak atas saham yang dilakukan sesuai dengan Perjanjian Pemegang Saham dan peraturan perundang-undangan yang berlaku, dan (ii) tidak dapat mendaftarkan

Shareholders Agreement and the prevailing laws and regulations, and (ii) may not register a transfer of shares that is not made in accordance with the Shareholders Agreement.	pemindahan hak atas saham yang tidak dilakukan sesuai dengan Perjanjian Pemegang Saham.

7.  If the Board of Directors declines to register any transfer of shares, it shall within 30 (thirty) days after the date the request for such registration was received by the Board of Directors, send to the prospective transferor and transferee a notice of such refusal.

7.  Jika Direksi menolak untuk mendaftarkan suatu pemindahan hak atas saham, Direksi berkewajiban dalam waktu 30 (tiga puluh) hari setelah tanggal permintaan pendaftaran tersebut diterima oleh Direksi, untuk mengirimkan baik kepada calon pihak yang akan memindahkan hak atas saham maupun kepada calon pihak yang akan menerima pemindahan hak atas saham suatu pemberitahuan tentang penolakan tersebut.

8.  Transfers of shares may only be effected if all of the provisions of these Articles of Association and the Shareholders Agreement have been complied with, without prejudice to the prevailing laws and regulations.

8.  Pemindahan hak atas saham hanya diperbolehkan apabila semua ketentuan dalam Anggaran Dasar ini dan Perjanjian Pemegang Saham telah dipenuhi, dengan tidak mengurangi peraturan perundang-undangan yang berlaku.

9. Commencing as of the day of the notice for a GMS until the day of the GMS, no transfers of rights of shares shall be effected.	9. Mulai hari panggilan RUPS sampai dengan hari RUPS, pemindahan hak atas saham tidak diperkenankan.

10.  A person or party who obtains shares due to inheritance, or dissolution of a shareholder or due to any other reasons which cause the ownership of shares to be transferred in accordance with the law, by submitting evidence regarding the obtaining of such shares, he/she may submit a written request to the Board of Directors to be recorded as a shareholder.

10.  Orang atau pihak yang memperoleh hak atas saham akibat pewarisan, atau pembubaran pemegang saham atau karena sebab lain yang menyebabkan pemilikan saham beralih menurut hukum, dengan mengajukan bukti tentang perolehan hak atas saham tersebut, dapat mengajukan permohonan tertulis kepada Direksi untuk didaftarkan sebagai pemegang saham.

11.  Subject to paragraph 7 of this article, the registration referred to in paragraph 11 of this article may be done only if the Board of Directors accept such evidence, without prejudice to the provisions of these Articles of Association and approval from the competent authority (if necessary).

11.  Dengan tunduk pada ayat 7 pasal ini, pendaftaran sebagaimana dimaksud dalam ayat 10 pasal ini dapat dilakukan hanya apabila Direksi menerima bukti tersebut, tanpa mengurangi ketentuan dalam Anggaran Dasar ini dan persetujuan dari instansi yang berwenang (jika diperlukan).

12.  As long as the provision set forth in paragraph 11 of this article has not been complied with, the vote cast in the GMS for the said share shall be deemed as invalid, and whereas the payment of the dividends on the said share shall be suspended.

12. Selama ketentuan dalam ayat 11 pasal ini belum dipenuhi, suara yang diberikan dalam RUPS untuk saham tersebut akan dianggap tidak sah, dan pembayaran dividen atas saham tersebut ditunda.

Article 8 GENERAL MEETING OF SHAREHOLDERS	Pasal 8 RAPAT UMUM PEMEGANG SAHAM

1. The General Meeting of Shareholders of the Company shall be:	1. Rapat Umum Pemegang Saham Perseroan adalah:

(a) The Annual General Meeting of Shareholders; and	(a) Rapat Umum Pemegang Saham Tahunan; dan

(b) Other General Meeting of Shareholders, hereinafter referred to as extraordinary.	(b) Rapat Umum Pemegang Saham lainnya, yang selanjutnya disebut juga luar biasa.

2. The term General Meeting of Shareholders (“GMS”) in these Articles of Association shall mean both annual GMS and the extraordinary GMS, unless expressly stated otherwise.	2. Istilah Rapat Umum Pemegang Saham (“RUPS”) dalam Anggaran Dasar ini yaitu RUPS tahunan dan RUPS luar biasa, kecuali dengan tegas ditentukan lain.

3. The Annual GMS must be held no later than 6 (six) months after each financial year of the Company ends.	3. RUPS Tahunan wajib diadakan dalam jangka waktu paling lambat 6 (enam) bulan setelah setiap tahun buku Perseroan berakhir.

4. At the Annual GMS:	4. Dalam RUPS Tahunan:

(a) The Board of Directors shall present:	(a) Direksi menyampaikan:

• the annual report which has been reviewed by the Board of Commissioners for approval of GMS; and	• laporan tahunan yang telah ditelaah oleh Dewan Komisaris untuk mendapat persetujuan RUPS; dan

• the financial report to be ratified by the GMS; and	• laporan keuangan untuk disetujui oleh RUPS; dan

(b) Subject to the dividend policy and the provisions in the Shareholders Agreement of the	(b) Tunduk pada kebijakan deviden dan ketentuan-ketentuan dalam Perjanjian

Company, the appropriation of profit shall be determined, if the Company has a positive balance of net profit.	Pemegang Saham Perseroan, penggunaan laba akan ditentukan, jika Perseroan mempunyai saldo laba yang positif.

(c) Other matters validly brought to the GMS by shareholders with voting rights in accordance with the provisions of these Articles of Association and the Shareholders Agreement shall be resolved.	(c) Hal-hal lain yang secara sah dibawa ke dalam RUPS oleh para pemegang saham dengan hak suara sesuai dengan ketentuan dalam Anggaran Dasar ini dan Perjanjian Pemegang Saham harus diputuskan.

5.  The approval of the annual report and the ratification of the financial report by the Annual GMS shall constitute the granting of a full discharge and release to the members of the Board of Directors and the Board of Commissioners from their responsibilities for management and supervision during the past book year to the extent such actions are reflected in the annual report and the ratification on the financial report.

5.  Persetujuan laporan tahunan dan pengesahan laporan keuangan oleh RUPS Tahunan berarti memberikan pelunasan dan pembebasan tanggung jawab sepenuhnya kepada anggota Direksi dan Dewan Komisaris atas pengurusan dan pengawasan yang telah dijalankan selama tahun buku yang lalu sejauh tindakan tersebut tercermin dalam laporan tahunan dan pengesahan laporan keuangan.

6.  An extraordinary GMS may be held at any time as necessary to discuss and decide upon matters affecting the Company, excluding matters stipulated in paragraph 4 a and 4 b of this article, with due observance to the prevailing laws, the Shareholders Agreement and these Articles of Association.

6.  RUPS luar biasa dapat diselenggarakan sewaktu-waktu berdasarkan kebutuhan untuk membahas dan menentukan mata acara rapat yang mempengaruhi Perseroan, kecuali mata acara rapat yang dimaksud dalam ayat 4 a dan 4 b dari pasal ini, dengan memperhatikan peraturan perundang-undangan yang berlaku, Perjanjian Pemegang Saham dan Anggaran Dasar ini.

7.  An Extraordinary GMS shall be convened by the Board of Directors at the written request of the Board of Commissioners, or at the written request of one or more shareholders representing (whether jointly or individually) at least 10% of the total issued shares (which may consist of one or more shareholders). Any such written request by shareholders must be sent by registered mail, stating the matter to be discussed together with the reasons,

7.  RUPS Luar Biasa dapat diselenggarakan oleh Direksi atas permintaan tertulis dari Dewan Komisaris, atau atas permintaan dari satu atau lebih pemegang saham yang mewakili (baik bersama-sama maupun sendiri-sendiri) paling sedikit 10% dari total saham yang dikeluarkan (yang dapat terdiri dari satu atau lebih pemegang saham). Setiap permintaan tertulis dari pemegang saham tersebut harus

with a copy submitted to the Board of Commissioners.	dikirimkan melalui surat tercatat, yang menyatakan masalah yang akan dibahas bersama dengan alasannya, dengan sebuah salinan dikirimkan kepada Dewan Komisaris.

8.  In the event that the Board of Directors and Board of Commissioners fail to convene a GMS at such time as has been stipulated, the shareholders whom represent at least 10% (ten percent) of the total amount of the shares having valid voting rights shall be entitled to call the Annual GMS themselves at the Company’s expense after obtaining a permit therefore from the Chairman of the District Court whose jurisdiction includes the Company’s domicile, without prejudice to the prevailing laws and regulations.

8.  Apabila Direksi atau Dewan Komisaris lalai untuk menyelenggarakan RUPS pada waktu yang telah ditentukan, maka pemegang saham yang memiliki sedikitnya 10% (sepuluh persen) dari total jumlah saham dengan hak suara yang sah berhak menyelenggarakan sendiri RUPS Tahunan atas biaya Perseroan setelah mendapat izin dari Ketua Pengadilan Negeri yang daerah hukumnya meliputi tempat kedudukan Perseroan, dengan tidak mengurangi peraturan perundang-undangan yang berlaku.

Article 9 PLACE AND NOTICE AND CHAIRMAN OF THE GENERAL MEETING OF SHAREHOLDERS	Pasal 9 TEMPAT DAN PEMANGGILAN DAN PIMPINAN RAPAT UMUM PEMEGANG SAHAM

1. The GMS must be held at the place of domicile or other place of business of the Company.	1. RUPS diadakan di tempat kedudukan Perseroan atau di tempat Perseroan melakukan kegiatan usaha.

2.  The notice of the GMS must be made in writing and dispatched directly or by registered post not less than 14 (fourteen) days prior to the date of the GMS, excluding the date of the notice and the date of the GMS, except where all the shareholders with valid voting rights are present or represented at the GMS.

2.  Pemanggilan RUPS dibuat secara tertulis dan dikirimkan langsung atau melalui pos tercatat tidak kurang dari 14 (empat belas) hari sebelum tanggal RUPS diadakan, tidak termasuk tanggal pemanggilan dan tanggal RUPS diadakan, kecuali jika semua pemegang saham dengan hak suara yang sah hadir atau diwakili dalam RUPS.

3.  The notice of the GMS must state the day, date, time, place and agenda of the GMS together with a notice that the materials to be discussed at the GMS are available at the Company’s office as from the date of the notice until the date of the GMS. The notice of the Annual GMS also must state that the annual report as mentioned in article 19 paragraph 5 is available in the Company’s office.

3.  Panggilan RUPS harus mencantumkan hari, tanggal, jam, tempat dan acara RUPS, dengan disertai pemberitahuan bahwa bahan yang akan dibicarakan dalam RUPS tersedia di kantor Perseroan mulai dari hari dilakukan pemanggilan sampai dengan tanggal RUPS diadakan. Pemanggilan RUPS Tahunan harus pula mencantumkan bahwa laporan tahunan sebagaimana

			dimaksudkan dalam pasal 19 ayat 5 telah tersedia di kantor Perseroan.

4.	The notice of the GMS will state that the shareholders eligible to attend the GMS are the ones who are listed in the shareholders registry of the Company at the date which is due not less than 16 (sixteen) days, and not more than 60 (sixty) days prior to the said date of the GMS, as determined by the party who calls for the GMS.	4.	Dalam panggilan RUPS akan dicantumkan pemberitahuan bahwa pemegang saham yang berhak hadir dalam RUPS adalah para pemegang saham yang namanya tercatat dalam daftar pemegang saham Perseroan pada tanggal yang jatuhnya tidak kurang dari 16 (enam belas) hari, akan tetapi tidak lebih dari 60 (enam puluh) hari sebelum tanggal RUPS yang bersangkutan, sebagaimana ditentukan oleh pihak yang memanggil RUPS.

5.	If all the shareholders with valid voting rights are present and/or represented at the GMS, prior notice as referred to in paragraph 2 of this article is not required and the GMS can be held at any place within the territory of the Republic of Indonesia and shall be entitled to take binding decision provided that all shareholders approve in a unanimous vote.	5.	Apabila semua pemegang saham dengan hak suara yang sah hadir dan/atau diwakili dalam RUPS, maka pemanggilan terlebih dahulu seperti dimaksud dalam ayat 2 pasal ini tidak dibutuhkan dan RUPS dapat diselenggarakan dimanapun juga dalam wilayah Republik Indonesia dan berhak mengambil keputusan yang mengikat dengan ketentuan bahwa semua pemegang saham menyetujui dengan suara bulat.

6.	(a) In addition to the GMS as described in paragraph 1, the GMS may be held through teleconference, video conference or other electronic facilities which enables all those attending the GMS to directly hear and participate in the GMS.	6.

(a)   Sebagai tambahan atas RUPS sebagaimana dideskripsikan dalam ayat 1, RUPS dapat juga dilakukan melalui media telekonferensi, video konferensi atau melalui sarana elektronik lainnya yang memungkinkan semua peserta RUPS mendengar dan berpartisipasi secara langsung dalam RUPS.

(b)   The minutes of meeting in every convention of GMS as referred in this paragraph 6 subsection (a) of this article must be made in writing and circulated to all participating shareholders for approval and signature.

(b)   Berita acara rapat atas setiap penyelenggaraan RUPS sebagaimana disebutkan dalam ayat 6 subseksi (a) dari pasal ini harus dibuat dalam bentuk tertulis dan dibagikan kepada seluruh pemegang saham yang berpartisipasi untuk disetujui dan ditandatangani.

	If the minutes of GMS are drawn in the form of a notarial deed a notary in Indonesia, such approval and signature from the participating shareholders as stipulated above is not required. However, the Company is required to provide the GMS attendance signed by the participating shareholders in the GMS held in this paragraph subsection(a).		Apabila berita acara RUPS dibuat dalam bentuk akta notaris di Indonesia, persetujuan dan tanda tangan dari para pemegang saham yang berpartisipasi sebagaimana disebutkan di atas tidak diperlukan. Akan tetapi, Perseroan diharuskan untuk memberikan daftar hadir RUPS yang ditandatangani oleh para pemegang saham yang berpartisipasi dalam RUPS yang diadakan berdasarkan ayat ini subseksi (a).

7.	(a) Unless otherwise provided in these Articles of Association, all GMS shall be presided over by the President Commissioner.	7.	(a) Kecuali apabila dalam Anggaran Dasar ini ditentukan yang lain, semua RUPS dipimpin oleh Presiden Komisaris.

(b)   In case of absence or unavailability of the President Commissioner for any reason, which impediment shall require no evidence to any third party, the GMS shall be presided over by Vice President Commissioner.

			(b) Dalam hal Presiden Komisaris tidak ada atau berhalangan karena sebab apapun, hal mana tidak perlu dibuktikan kepada pihak ketiga, rapat dipimpin oleh Wakil Presiden Komisaris.

(c)   In case of absence or unavailability of the Vice President Commissioner for any reason, which impediment shall require no evidence to any third party, the GMS shall be presided over by one of the other members of the Board of Commissioners.

			(c) Dalam hal Wakil Presiden Komisaris tidak ada atau berhalangan karena sebab apapun, hal mana tidak perlu dibuktikan kepada pihak ketiga, RUPS dipimpin oleh salah seorang anggota Dewan Komisaris.

(d)   If all members of Board of Commissioners are not present or unavailable for any reason, the impediment of which shall require no evidence to any third party, the GMS shall be presided over by the President Director.

			(d) Dalam hal semua anggota Dewan Komisaris tidak ada atau berhalangan karena sebab apapun, hal mana tidak perlu dibuktikan kepada pihak ketiga, RUPS dipimpin oleh Presiden Direktur.

	(e) If the President Director is not present or unavailable for any reason which impediment need not to be proven to		(e) Dalam hal Presiden Direktur tidak ada atau berhalangan karena sebab apapun, hal mana tidak perlu dibuktikan any third party, the GMS shall be presided over by a member of Board of Directors.

(f)   If all members of the Board of Directors are absent or unavailable impediment of which shall require no evidence to any third party, the GMS shall be presided over by a shareholder or their proxy elected by and from among those present at the GMS.

kepada pihak ketiga, rapat dipimpin oleh seorang anggota Direksi.

(f)   Dalam hal semua anggota Direksi tidak ada atau berhalangan karena sebab apapun, hal mana tidak perlu dibuktikan kepada pihak ketiga, RUPS dipimpin oleh pemegang saham atau kuasanya yang dipilih oleh dari antara mereka yang hadir dalam RUPS.

8.	Proposals by shareholders shall be included in the agenda of the GMS, if the proposal concerned has been:	8.	Usul-usul oleh para pemegang saham harus dimasukkan pada acara RUPS, jika usulan tersebut telah :

	(a) submitted in writing to the Board of Directors by 1 (one) or more shareholders representing at least 10% (ten percent) of the aggregate number of shares issued by the Company; and		(a) diajukan secara tertulis kepada Direksi oleh 1 (satu) atau lebih pemegang saham yang mewakili sedikitnya 10% (sepuluh persen) dari jumlah seluruh saham yang dikeluarkan oleh Perseroan, dan

	(b) received by the Board of Directors at least 7 (seven) days prior to the date of sending the notice for the meeting.		(b) diterima oleh Direksi sedikitnya 5 (lima) hari sebelum tanggal dilakukan pemanggilan rapat.

Article 10 QUORUM, VOTING RIGHTS AND RESOLUTIONS OF GMS			Pasal 10 KUORUM, HAK SUARA DAN KEPUTUSAN RUPS

1.	(a) the GMS shall be lawful only if attended by shareholders representing at least 2/3 (two-thirds) of the total issued shares with legal voting rights issued by the Company, unless (i) as stated otherwise in these Articles of Association or (ii) applicable laws then in effect requires a higher quorum.	1.

(a)   RUPS adalah sah apabila dihadiri oleh pemegang saham yang mewakili setidaknya 2/3 (dua per tiga) bagian dari total seluruh saham dengan hak suara yang sah yang telah dikeluarkan Perseroan, kecuali (i) ditentukan lain dalam Anggaran Dasar ini atau (ii) hukum yang berlaku diwaktu tersebut mewajibkan kuorum yang lebih tinggi.

(b) In the event the quorum referred to in paragraph 1(a) of this article is not satisfied, then a notice for a second GMS may be given.	(b) Dalam hal kuorum sebagaimana dimaksud dalam ayat 1(a) pasal ini tidak tercapai, maka diadakan pemanggilan RUPS kedua.

(c)   The notice referred to in paragraph 1(b) shall be sent not less than 7 (seven) days before the date of the second GMS excluding the date of the notice and the second GMS, except where all the shareholders with valid voting rights are present or represented at the second GMS.

(c)   Pemanggilan sebagaimana yang dimaksud dalam ayat 1(b) harus dilakukan selambatnya 7 (tujuh) hari sebelum RUPS kedua diselenggarakan tidak termasuk tanggal pemanggilan dan tanggal RUPS kedua, kecuali semua pemegang saham dengan hak suara yang sah hadir atau diwakili dalam RUPS kedua.

(d) The second GMS shall be held not earlier than 10 (ten) days and not later than 21 (twenty one) days as from the date of the first GMS.	(d) RUPS kedua tidak dapat diselenggarakan lebih cepat dari 10 (sepuluh) hari dan lebih lambat dari 21 (dua puluh satu) hari terhitung sejak RUPS pertama dilangsungkan.

(e)   The second GMS shall be lawful and entitled to adopt binding resolutions if attended by shareholders representing at least 2/3 (two-thirds) of the total issued shares with legal voting rights, unless (i) stated otherwise in these Articles of Association or (ii) applicable law then in effect requires a higher quorum.

(e)   RUPS kedua adalah sah dan berhak mengambil keputusan yang mengikat jika dihadiri oleh pemegang saham yang mewakili setidaknya 2/3 (dua per tiga) bagian dari total seluruh saham yang dikeluarkan dengan hak suara yang sah, kecuali (i) ditentukan lain dalam Anggaran Dasar ini atau (ii) hukum yang berlaku diwaktu tersebut mewajibkan kuorum yang lebih tinggi.

(f)   In the event the quorum for the second GMS is not reached, then the quorum shall, upon request by the Company, be determined by the Chairman of a District Court whose jurisdiction covers the domicile of the Company.

(f) Dalam hal kuorum untuk RUPS kedua tidak tercapai, maka kuorum harus, berdasarkan permintaan oleh Perseroan, ditentukan oleh Ketua Pengadilan Negeri yang yurisdiksinya mencakup domisili Perseroan.

2.  Each shareholder may be represented by another shareholder or by other persons by virtue of a power of attorney to attend and vote at the GMS or to sign the resolutions passed in accordance with paragraph 11 of this article.

2.  Setiap pemegang saham dapat diwakili oleh pemegang saham lain atau orang lain dengan surat kuasa untuk menghadiri dan memberikan suara dalam RUPS atau untuk menandatangani keputusan yang diberikan sesuai dengan ayat 11 pasal ini.

3. The Chairman of the GMS shall have right to request that the power of attorney to represent a shareholder be presented to him/her at the time the GMS is convened.	3. Ketua RUPS berhak meminta agar surat kuasa untuk mewakili pemegang saham diperlihatkan kepadanya pada waktu RUPS diadakan.

4. At the GMS, each share shall confer the right to its owner to cast 1 (one) vote. The Chairman at the GMS shall not be entitled to a second or casting vote.	4. Dalam RUPS, tiap saham memberikan hak kepada pemiliknya untuk mengeluarkan 1 (satu) suara. Ketua RUPS tidak berhak terhadap suara kedua atau mengeluarkan suara.

5.  A member of the Board of Directors, Board of Commissioners and any employees of the Company shall be permitted to act as proxy of a shareholder at the GMS, but any votes cast by any such purported proxy shall be null and void.

5.  Suatu anggota Direksi, Dewan Komisaris dan setiap karyawan Perseroan harus diizinkan untuk bertindak sebagai kuasa dari suatu pemegang saham dalam RUPS, namun setiap suara yang dikeluarkan oleh kuasa tersebut adalah batal demi hukum.

       Without prejudice to the aforesaid provisions, a member of the Board of Directors who is a director or an authorized representative of a shareholder of the Company may by virtue of his position with such shareholder represents and casts votes on behalf of such shareholders in GMS.

       Tanpa mengesampingkan ketentuan yang disebutkan di atas, seorang anggota Direksi yang merupakan seorang Direktur atau seorang perwakilan yang berwenang dari suatu pemegang saham Perseroan dapat dengan posisinya atas pemegang saham tersebut mewakili dan mengeluarkan suara atas nama pemegang saham tersebut dalam RUPS.

6.  Voting regarding an individual shall be made by using a ballot paper which is folded without signature unless decided otherwise by the Chairman of the GMS, without objections from any of the persons who are present in the GMS.

6.  Pemungutan suara mengenai diri orang dilakukan dengan kertas suara yang dilipat dan tidak ditandatangani kecuali jika Ketua RUPS menentukan lain, tanpa ada keberatan dari setiap orang yang hadir dalam RUPS.

7. Blank votes or void votes shall be considered non-existent and shall not	7. Suara blanko atau suara yang tidak sah dianggap tidak ada dan tidak

be counted in the determination of the number of votes that are cast at the GMS.	dihitung dalam menentukan jumlah suara yang dikeluarkan dalam RUPS.

8.  Unless otherwise provided in these Articles of Association or the Shareholders Agreement, all resolutions of the GMS shall be adopted on the basis of an affirmative vote of at least 2/3 (two-thirds) of the votes legally cast at the GMS.

8.  Kecuali apabila ditentukan yang lain dalam Anggaran Dasar ini atau Perjanjian Pemegang Saham, semua keputusan dalam RUPS diambil berdasarkan suara setuju sedikitnya 2/3 (dua per tiga) bagian dari jumlah suara yang secara sah dikeluarkan dalam RUPS.

Notwithstanding the above, the approval of the following shall require the affirmative vote of at least 3/4 (three-quarter) of the votes legally cast at the GMS:	Tanpa mengenyampingkan ketentuan di atas, persetujuan atas hal-hal berikut ini membutuhkan suara setuju dari paling sedikit 3/4 (tiga per empat) hak suara yang dikeluarkan secara sah dalam RUPS:

(a) any dismissal of any member of the Board of Commissioners or Board of Directors of the Company or any of the Company’s subsidiaries; and	(a) setiap pemberhentian dari anggota Dewan Komisaris atau Direksi Perseroan atau anak perusahaan Perseroan; dan

(b) other matters stipulated under the Shareholders Agreement.	(b) hal-hal lain yang disebutkan dalam Perjanjian Pemegang Saham.

9.  The manner of voting on any matter shall be as directed by the Chairman of the GMS, unless shareholders representing not less than 1/5 (one-fifth) of the total issued shares demand that voting be by sealed and unsigned written ballot.

9.  Cara pemungutan suara tentang segala hal akan dilakukan menurut arahan Ketua RUPS, kecuali apabila pemegang saham yang mewakili paling sedikit 1/5 (satu per lima) bagian dari total saham dengan hak suara sah yang dikeluarkan oleh Perseroan menuntut pemungutan suara dengan kertas suara tertutup yang tidak ditandatangani.

In the event of a tie vote, the resolution concerned shall be deemed to have been defeated.	Dalam hal suara yang berimbang, keputusan yang bersangkutan dianggap ditolak.

10. Unless otherwise required by law, all proposals raised by a shareholder during the GMS shall meet the following conditions:	10. Kecuali apabila ditentukan yang lain oleh peraturan perundang-undangan, semua usul yang diajukan oleh pemegang saham selama berlangsungnya RUPS harus memenuhi syarat-syarat sebagai berikut:

(a) the matters in question shall be directly related to any one of the agenda items;	(a) usul tersebut mempunyai hubungan langsung dengan salah satu mata acara rapat;

(b) the matters in question shall be raised by shareholder(s) representing at least 1/10 (one-tenth) of the total issued shares of the Company as of the record voting date; and	(b) usul tersebut diajukan oleh pemegang saham yang mewakili paling sedikit 1/10 (satu per sepuluh) bagian dari total saham Perseroan yang telah dikeluarkan sampai pada tanggal pencatatan suara; dan

(c) in the opinion of the chairman of the GMS the proposal is directly related to the business of the Company or the governance of the Company.	(c) menurut pendapat pemimpin RUPS usulan tersebut berhubungan secara langsung dengan usaha Perseroan atau pengaturan dari Perseroan.

11.  The shareholders may also adopt valid and binding resolutions without convening the GMS provided that the relevant proposal has been notified to all shareholders and all shareholders (or their proxies by virtue of a power of attorney) have given their approval by signing a written statement as evidence of their approval. Such resolutions adopted in such manner shall be deemed equal to those lawfully adopted at the GMS.

11.  Pemegang saham juga dapat mengambil keputusan yang sah dan mengikat tanpa mengadakan RUPS, dengan ketentuan usulan yang terkait telah diberitahu kepada semua pemegang saham dan semua pemegang saham (atau kuasanya berdasarkan suatu surat kuasa) telah memberikan persetujuan dengan menandatangani suatu pernyataan tertulis sebagai bukti persetujuannya. Keputusan yang diambil dengan cara demikian akan dianggap sama dengan keputusan yang diambil dengan sah dalam RUPS.

12.  Minutes of the meeting of the GMS shall be drawn up by a person present at the GMS designated by the Chairman of the GMS. Such minutes of the GMS shall be signed by the Chairman and by a person present at the GMS, to verify the completeness and accuracy of the minutes.

12.  Risalah RUPS dibuat oleh seseorang yang hadir dalam RUPS dan ditunjuk oleh Ketua RUPS. Risalah RUPS tersebut harus ditandatangani oleh Ketua Rapat dan seseorang yang hadir dalam RUPS tersebut, untuk memeriksa kelengkapan dan ketepatannya.

If the minutes of GMS are drawn in the form of a notarial deed, such signatures as stipulated above is not required.	Apabila berita acara RUPS dibuat dalam bentuk suatu akta notaris, tanda tangan sebagaimana disebutkan di atas tidak diperlukan.

13. A copy of the minutes of the GMS in accordance with paragraph 12 of this article shall be deemed as valid copy to	13. Salinan risalah RUPS yang dibuat sesuai dengan ketentuan dalam ayat 12 pasal ini akan berlaku sebagai all shareholders and to all third parties of resolutions adopted in the GMS aforesaid.

14.  A copy of, or excerpt from, the minutes of meeting of GMS shall be deemed a legal copy or excerpt, if it is stated to be a true copy or excerpt and is signed by 2 (two) members of the Board of Directors or if it is issued by the notary public who drew up the minutes concerned.

salinan yang sah untuk semua pemegang saham dan pihak ketiga mengenai keputusan-keputusan yang diambil dalam RUPS yang bersangkutan.

14.  Salinan atau kutipan risalah RUPS harus dianggap sebagai salinan atau kutipan yang sah, apabila dinyatakan sebagai salinan atau kutipan yang benar dan ditandatangani oleh 2 (dua) anggota Direksi atau dikeluarkan oleh notaris yang membuat risalah RUPS yang bersangkutan.

15.  If there is a dispute arising out of the contents of the minutes of meeting, such dispute shall be settled in the next GMS based on resolution adopted by at least 2/3 (two-thirds) of the total votes legally cast at the GMS.

15.  Jika timbul perselisihan mengenai isi dari risalah RUPS, maka perselisihan tersebut akan diselesaikan dalam RUPS berikutnya berdasarkan keputusan yang diambil oleh paling sedikit 2/3 (dua per tiga) bagian dari total suara yang secara sah dikeluarkan dalam RUPS tersebut.

Article 11 AMENDMENTS OF THE ARTICLES OF ASSOCIATION	Pasal 11 PERUBAHAN ANGGARAN DASAR

1.  Amendments of these Articles of Association shall be determined by the GMS attended by shareholders who are representing at least 2/3 (two-thirds) of the total issued shares with legal voting rights and by a resolution approved by at least 2/3 (two-thirds) of the total issued shares with legal voting rights. The said amendments to these Articles of Association shall be set out in a notarial deed and in the Indonesian language, which must be made within 30 (thirty) days after the date of GMS resolution.

1.  Perubahan Anggaran Dasar ditetapkan oleh RUPS yang dihadiri oleh pemegang saham yang mewakili paling sedikit 2/3 (dua per tiga) bagian dari total saham yang telah dikeluarkan yang mempunyai hak suara yang sah dan keputusan disetujui oleh sekurangnya 2/3 (dua per tiga) dari total saham dikeluarkan dengan hak suara yang sah. Perubahan Anggaran Dasar tersebut harus dibuat dengan akta notaris dan dalam Bahasa Indonesia, yang dibuat selambatnya 30 (tiga puluh) hari sejak tanggal keputusan RUPS.

2.  The amendments to the provisions of the Articles of Association concerning name, domicile, purposes and objectives, business activities, period of establishment, amount of the authorized capital, reduction in the issued and paid-up capital and change in the status if the Company

2.  Perubahan ketentuan Anggaran Dasar yang menyangkut perubahan nama, tempat kedudukan, maksud dan tujuan, kegiatan usaha, jangka waktu berdirinya Perseroan, besarnya modal dasar, pengurangan modal yang ditempatkan dan disetor dan perubahan status Perseroan tertutup from a private company to a public company and vice versa, shall be approved by the Minister of Laws and Human Rights of the Republic of Indonesia no later than 30 (thirty) days after the date of the notarial deed containing such amendment of these Articles of Association.

       menjadi Perseroan terbuka atau sebaliknya, wajib dimohonkan untuk mendapat persetujuan dari Menteri Hukum dan Hak Asasi Manusia Republik Indonesia selambatnya 30 (tiga puluh) hari sejak tanggal akta notaris yang memuat perubahan Anggaran Dasar tersebut.

3.  Amendments to these Articles of Associations in respect of items other than those provided in paragraph 2 of this article shall be sufficiently reported to the Minister of Laws and Human Rights of Indonesia within a period no later than 30 (thirty) days as from the date of the resolution of the GMS concerning the said amendments and shall be registered with the Company Register.

3.  Perubahan Anggaran Dasar selain yang menyangkut hal-hal yang tersebut dalam ayat 2 pasal ini cukup diberitahukan kepada Menteri Hukum dan Hak Asasi Manusia Republik Indonesia dalam waktu selambatnya 30 (tiga puluh) hari terhitung sejak tanggal keputusan RUPS tentang perubahan tersebut serta didaftarkan dalam Daftar Perseroan.

4.  Resolutions concerning the reduction of capital shall be notified in writing to all creditors of the Company and announced by the Board of Directors in 1 (one) daily newspaper in Indonesia language, which is nationally circulated in the domicile of the Company and in the State Gazette not later than 7 (seven) days after the date of the resolution concerning the said reduction of capital.

4.  Keputusan mengenai pengurangan modal harus diberitahukan secara tertulis kepada semua kreditor Perseroan dan diumumkan oleh Direksi dalam 1 (satu) atau lebih surat kabar harian berbahasa Indonesia, yang terbit atau beredar secara nasional di tempat kedudukan Perseroan dan dalam Berita Negara selambatnya 7 (tujuh) hari sejak tanggal keputusan tentang pengurangan modal tersebut.

Article 12 MERGER, AMALGAMATION, ACQUISITIONS, SPIN OFF AND DISSOLUTION	Pasal 12 PENGGABUNGAN, PELEBURAN, PENGAMBILALIHAN, PEMISAHAN DAN PEMBUBARAN

1.  With due observance of the applicable laws and regulations: a merger, amalgamation or acquisition, spin off, filing of bankruptcy petition, extension to the period of establishment of the Company or any Company subsidiary, or dissolution of the Company or any of the Company’s subsidiaries can be made only based on a decision of the GMS which is attended by shareholders representing at least 3/4 (three-quarters) of the total issued shares with legal voting rights and the decision must be

1.  Dengan memperhatikan ketentuan peraturan perundang-undangan yang berlaku: suatu penggabungan, peleburan atau pengambilalihan, pemisahan, pengajuan permohonan agar Perseroan dinyatakan pailit, perpanjangan jangka waktu berdirinya Perseroan atau setiap anak perusahaan Perseroan, atau pembubaran Perseroan atau setiap anak perusahaan Perseroan hanya dapat dilakukan berdasarkan keputusan RUPS yang dihadiri oleh made with the approval from the shareholders representing at least 3/4 (three-quarters) of the total votes legally cast at the GMS.

       pemegang saham yang mewakili sekurangnya 3/4 (tiga per empat) bagian dari total saham yang dikeluarkan dengan hak suara yang sah dan keputusan disetujui oleh pemegang saham yang mewakili sekurangnya 3/4 (tiga per empat) bagian dari total suara yang dikeluarkan dengan sah dalam RUPS tersebut.

2.  The Board of Directors shall announce in 1 (one) daily newspaper in the Indonesian language which is nationally circulated in the domicile or place of business activities of the Company and written announce to all the employees of the Company the plan of the merger, amalgamation, acquisitions, spin off and dissolution about the merger, amalgamation, acquisitions, spin off and dissolution planning resume not later than 30 (thirty) days before the GMS notice.

2.  Direksi wajib mengumumkan dalam 1 (satu) surat kabar harian berbahasa Indonesia yang terbit atau beredar secara nasional di tempat kedudukan atau tempat kegiatan usaha Perseroan dan mengumumkan secara tertulis kepada karyawan dari Perseroan rencana penggabungan, peleburan, pengambilalihan, pemisahan dan pembubaran Perseroan dalam jangka waktu paling lambat 30 (tiga puluh) hari sebelum pemanggilan RUPS.

3.  In case the Company is dissolved, due to either the expiration of the duration of the Company or the dissolution of the Company in accordance with the resolution of the GMS or the declaration of the dissolution of the Company by a decision of the Court, then a liquidation shall be executed by a liquidator or an administrator.

3.  Apabila Perseroan dibubarkan, baik karena berakhirnya jangka waktu berdirinya Perseroan atau dibubarkannya Perseroan berdasarkan keputusan RUPS atau dinyatakan bubarnya Perseroan berdasarkan penetapan Pengadilan, maka harus diadakan likuidasi oleh likuidator atau kurator.

4. The Board of Directors shall act as a liquidator, if the GMS resolution or declaration as referred to in paragraph 3 of this article does not appoint a liquidator.	4. Direksi bertindak sebagai likuidator apabila dalam keputusan RUPS atau penetapan sebagaimana dimaksud dalam ayat 3 pasal ini tidak menunjuk likuidator.

5. The liquidator commission is determined by the GMS or court decision.	5. Upah bagi para likuidator ditentukan oleh RUPS atau penetapan pengadilan.

6.  The resolution to liquidate the Company shall be registered by the liquidators with the Company Register, announced in the State Gazette of the Republic of Indonesia and in 1 (one) daily newspaper in the

6. Keputusan untuk melikuidasi Perseroan wajib didaftarkan oleh likuidator dalam Daftar Perseroan, diumumkan dalam Berita Negara Republik Indonesia dan dalam 1 (satu) surat kabar harian berbahasa

       Indonesian language which is nationally circulated in the domicile or place of business activities of the company notify to the Minister of Laws and Human Rights of Indonesia not later than 30 (thirty) days after the Company liquidates.

       Indonesia yang terbit atau beredar secara nasional di tempat kedudukan Perseroan atau tempat kegiatan usaha Perseroan serta diberitahukan kepada Menteri Hukum dan Hak Asasi Manusia Republik Indonesia selambatnya 30 (tiga puluh) hari sejak Perseroan dilikuidasi.

7.  These Articles of Association as set forth in this deed or as further amended, shall continue to prevail until the day the liquidation accounts are ratified in GMS and full discharge is given to the liquidator(s).

7.  Anggaran Dasar seperti yang termaktub dalam akta ini atau sebagaimana diubah lebih lanjut, tetap berlaku sampai dengan tanggal disahkannya perhitungan likuidasi oleh RUPS dan diberikannya pelunasan dan pembebasan sepenuhnya kepada para likuidator.

Article 13 BOARD OF DIRECTORS	Pasal 13 DIREKSI

1.  The Company is managed and chaired by a Board of Directors consisting of a maximum of 6 (six) Directors, unless as stipulated otherwise in paragraph 4 of this Article 13, whereby one of them may be appointed as the President Director.

1.  Perseroan dikelola dan dipimpin oleh suatu Direksi yang terdiri dari paling banyak 6 (enam) orang Direktur kecuali sebagaimana dinyatakan lain dalam ayat 4 dari Pasal 13 ini, dimana seorang di antaranya dapat diangkat sebagai Presiden Direktur.

2.  Only private persons, qualified under prevailing statutory regulations and qualifications determined in accordance with the provisions of the Shareholders Agreement, may be appointed as members of the Board of Directors and members of the Board of Directors shall be appointed in accordance with the provisions of the Shareholders Agreement.

2.  Yang boleh diangkat sebagai anggota Direksi hanyalah orang perseorangan yang memenuhi persyaratan sesuai peraturan perundang-undangan yang berlaku dan kualifikasi yang ditetapkan sesuai dengan ketentuan Perjanjian Pemegang Saham dan anggota Direksi diangkat sesuai dengan ketentuan Perjanjian Pemegang Saham

3.  A member of the Board of Directors shall be appointed by the GMS, in accordance with the criteria, selection mechanism, and recommendation of the nominating committee under the provisions of the Shareholders Agreement, for a period of 5 (five) years without prejudice to the GMS’ right to discharge the member in any time, subject to the provisions of the Shareholders Agreement.

3.  Anggota Direksi diangkat oleh RUPS, sesuai dengan kriteria, mekanisme seleksi, dan rekomendasi dari komite nominasi berdasarkan ketentuan dalam Perjanjian Pemegang Saham, untuk masa jabatan 5 (lima) tahun dengan tidak mengurangi hak RUPS untuk memberhentikan anggota tersebut sewaktu-waktu, tunduk pada ketentuan dalam Perjanjian Pemegang Saham.

4.  If, prior to the end of any five year term of office of a member of the Board of Directors, there is no successor or replacement of the members of the Board of Directors nominated and appointed in accordance with the provisions of the Shareholders Agreement, then Freeport-McMoRan Inc. or its Affiliate (as defined in the Shareholders Agreement) that become shareholders (collectively, “Freeport”) (to the extent that Freeport holds shareholding at least 25% of the issued shares of the Company) will nominate 3 (three) members of the Board of Directors whereas PT Indonesia Asahan Aluminium (Persero), PT Indonesia Papua Metal dan Mineral and their respective Affiliates (as defined in the Shareholders Agreement) that become shareholders (collectively, the “Inalum Group”) (to the extent that the Inalum Group holds shareholding for at least 25% shares of the issued shares of the Company) will nominate 3 (three) members of the Board of Directors (“Shareholder Designation Procedure”).

4.  Jika, sebelum berakhirnya masa jabatan lima tahun dari seorang anggota Direksi, tidak ada penerus atau pengganti dari anggota Direksi yang dinominasikan dan ditunjuk sesuai dengan ketentuan Perjanjian Pemegang Saham, maka Freeport-McMoRan Inc. atau Afiliasinya (sebagaimana didefinisikan berdasarkan Perjanjian Pemegang Saham) yang menjadi pemegang saham (bersama-sama disebut sebagai “Freeport”) (sepanjang Freeport mempunyai kepemilikan saham paling sedikit 25% dari total saham yang diterbitkan Perseroan) akan menominasikan 3 (tiga) anggota Direksi dimana PT Indonesia Asahan Aluminium (Persero), PT Indonesia Papua Metal dan Mineral dan Afiliasinya (sebagaimana didefinisikan berdasarkan Perjanjian Pemegang Saham) yang menjadi pemegang saham (bersama-sama disebut sebagai “Grup Inalum”) (sepanjang Grup Inalum memiliki kepemilikan saham paling sedikit 25% dari total saham yang diterbitkan oleh Perseroan) akan menominasikan 3 (tiga) anggota Direksi (“Prosedur Penunjukan oleh Pemegang Saham”).

5. A member of the Board of Directors whose term of office has expired shall be eligible for re-election in accordance with the provisions of the Shareholders Agreement.	5. Seorang anggota Direksi yang masa jabatannya telah berakhir dapat dipilih kembali sesuai dengan ketentuan Perjanjian Pemegang Saham.

6. Salaries and other remuneration may be granted to the members of the Board of Directors, the amount of which shall be determined by the GMS.	6. Gaji dan tunjangan lainnya dapat diberikan kepada anggota Direksi, yang jumlahnya ditentukan oleh RUPS.

7.  A member of the Board of Directors will have the right to retire from his/her position by giving a written notice about his/her purpose to the Company, not later than 30 (thirty) days before his/her retiring date, unless the GMS agreed to give a shorter period for the notice.

7.  Anggota Direksi berhak mengundurkan diri dari jabatannya dengan memberitahukan secara tertulis mengenai maksudnya tersebut kepada Perseroan, sekurangnya 30 (tiga puluh) hari sebelum tanggal pengunduran dirinya, kecuali jika RUPS menyetujui jangka waktu yang lebih singkat untuk penyampaian pemberitahuan tersebut.

Such retiring Director will be released from his/her liabilities only if the GMS resolves to release him/her from all such liabilities.	Anggota Direksi yang mengundurkan diri tersebut hanya akan dilepaskan dari tanggung jawabnya jika RUPS memutuskan untuk melepaskannya dari semua tanggung jawab.

8. The provision on the term of the member of Board of Directors appointed to fill the said vacant Board of Directors position is the remaining term of the replaced member of the Board of Directors.	8. Ketentuan terkait masa jabatan anggota Direksi yang ditunjuk untuk mengisi kekosongan anggota Direksi adalah sisa dari masa jabatan anggota Direksi yang digantikannya.

9.  In the event that due to any reason whatsoever all of the positions of the members of the Board of Directors become vacant, the Company shall be managed temporarily by the member(s) of the Board of Commissioners, which is appointed by meetings of the Board of Commissioners.

9. Dalam hal karena alasan apapun seluruh posisi Direksi menjadi kosong, Perseroan harus dikelola secara sementara oleh anggota(-anggota) Dewan Komisaris, yang ditunjuk oleh rapat Dewan Komisaris.

10. Subject to the provisions of the Shareholders Agreement, the term of office of a member of the Board of Directors shall terminate in the event that such member of the Board of Directors:	10. Tunduk pada ketentuan-ketentuan dari Perjanjian Pemegang Saham, masa jabatan dari seorang anggota Direksi harus berakhir dalam hal anggota Direksi tersebut:

(a) resigns from his/her position in the manner set forth in paragraph 7 of this article;	(a) mengundurkan diri dari posisinya sesuai dengan ketentuan ayat 7 dari pasal ini;

(b) no longer meets the requirements pursuant to the prevailing laws and regulations;	(b) tidak lagi memenuhi ketentuan berdasarkan hukum dan peraturan perundang-undangan yang berlaku;

(c) dies;	(c) meninggal dunia;

(d) is dismissed by virtue of a resolution of the GMS resolution; or	(d) diberhentikan berdasarkan keputusan RUPS; atau

(e) is declared bankrupt or put under custody (curatele) of other person based on the court decision or determination.	(e) dinyatakan pailit atau diletakan dalam pengampuan (curatele) orang lain berdasarkan keputusan atau ketetapan pengadilan.

11.  If, as a result of death, disability, retirement, resignation, removal or otherwise, a member of the Board of Directors ceases to serve on the Board of Directors, then such vacancy shall be filled in accordance with the provisions of the Shareholders Agreement.

11.  Jika, sebagai akibat meninggal dunia, ketidakmampuan, pensiun, pengunduran diri, diberhentikan atau sebab lainnya, seorang anggota Direksi tidak lagi menjadi anggota Direksi, maka kekosongan tersebut harus diisi sesuai dengan ketentuan Perjanjian Pemegang Saham.

Article 14 DUTIES AND POWERS OF THE BOARD OF DIRECTORS	Pasal 14 TUGAS DAN WEWENANG DIREKSI

1.  The Board of Directors, subject to the provisions of the Shareholders Agreement (including in respect of the authority delegated by the Board of Directors to the operating committee and the finance committee in accordance with the provisions of the Shareholders Agreement), shall be entitled and have the authority to represent the Company, both before and outside of the courts of law, regarding all matters and in all events, to bind the Company with other parties, and to take all actions relating to the management of or ownership by the Company, including to oversee strategy, government relations, internal communications, external affairs, sales and marketing, environmental strategy, security assessment, finance, accounting, tax, community development, legal, compliance, corporate social responsibility, strategic procurement advice, Jakarta-based human resources, and Jakarta-based administration, in each case with respect to the Company and its subsidiaries, provided that for the following actions:

1.  Direksi, dengan tunduk pada ketentuan Perjanjian Pemegang Saham (termasuk mengenai kewenangan yang didelegasikan oleh Direksi kepada komite operasional dan komite keuangan sesuai dengan ketentuan Perjanjian Pemegang Saham, berhak dan memiliki wewenang untuk mewakili Perseroan, baik di dalam dan di luar pengadilan, mengenai segala hal dan dalam segala kejadian, untuk mengikat Perseroan dengan pihak lain, serta untuk menjalankan segala tindakan baik mengenai kepengurusan maupun kepemilikan oleh Perseroan, termasuk untuk mengawasi strategi, hubungan dengan pemerintah, komunikasi internal, urusan eksternal, penjualan dan pemasaran, strategi mengenai lingkungan hidup, penilaian jaminan, keuangan, akuntansi, pajak, pengembangan komunitas, hukum, kepatuhan, tanggung jawab sosial perseroan, nasihat strategis pengadaan, sumber daya manusia yang berlokasi di Jakarta, administrasi yang berlokasi di Jakarta, dalam setiap keadaan sehubungan dengan Perseroan dan anak perusahaannya, dengan ketentuan untuk tindakan-tindakan:

(a) to approve an Annual Operating Plan or Annual Financial Plan, or any amendment thereto, that includes an action or expense	(a) untuk menyetujui Rencana Operasi Tahunan atau Rencana Keuangan Tahunan, atau setiap perubahan that is a Significant Deviation to the LTIP (other than Significant Deviations resulting from Non-Discretionary Actions) (as defined in the Shareholders Agreement);

terhadapnya, yang mencakup kegiatan atau pengeluaran yang merupakan Penyimpangan Yang Signifikan terhadap LTIP (selain Penyimpangan Yang Signifikan yang dihasilkan dari Tindakan Non-Diskresioner) (sebagaimana didefinisikan di dalam Perjanjian Pemegang Saham);

(b) any legal act to assign, dispose of any right or grant of a security interest over more than 50% of the Company’s consolidated assets in any fiscal year;	(b) setiap tindakan hukum untuk mengalihkan, melepaskan hak apapun atau menjaminkan lebih dari 50% aset Perseroan yang terkonsolidasi pada setiap tahun buku;

(c) to materially amend or waive any material right under or terminate the Company’s special mining business permit (IUPK);	(c) untuk secara material mengubah atau mengesampingkan setiap hak material berdasarkan atau mengakhiri izin usaha pertambangan khusus Perseroan (IUPK);

(d)   to incur any indebtedness for borrowed money which (i) exceeds US$1 billion in aggregate and would cause the Interest Coverage Ratio (as defined in the Shareholders Agreement) to fall below two to one or (ii) is not on arms’ length terms;

(d)   untuk menimbulkan utang untuk uang yang dipinjam yang (i) melebihi US$ 1 miliar secara seluruhnya dan dapat menyebabkan Interest Coverage Ratio (sebagaimana didefinisikan dalam Perjanjian Pemegang Saham) untuk jatuh di bawah dua atau satu atau (ii) bukan dengan ketentuan yang wajar dan lazim (arms’ length term);

(e)   to acquire or dispose of stock or assets in excess of US$250 million or that is not on arms’ length terms, in each case other than the acquisitions relating to the Grasberg Smelter (as defined in the Shareholders Agreement) as identified in the LTIP;

(e)   untuk mengakuisisi atau melepaskan saham atau aset melebihi US$250 juta atau yang bukan dengan ketentuan yang wajar dan lazim (arms’ length term), dalam setiap kasus selain akuisisi yang berhubungan dengan Smelter Grasberg (sebagaimana didefinisikan dalam Perjanjian Pemegang Saham) sebagaimana diidentifikasi dalam LTIP;

(f) to conduct any transactions with any shareholder or Affiliate (as defined in the Shareholders Agreement) of a shareholder, unless permitted under the Shareholders Agreement; and

(f)   untuk melakukan setiap transaksi dengan pemegang saham atau afiliasi (sebagaimana yang didefinisikan dalam Perjanjian Pemegang Saham) dari pemegang saham manapun, kecuali diizinkan berdasarkan Perjanjian Pemegang Saham; dan

(g) other matters as set out in the Shareholders Agreement,	(g) hal-hal lain sebagaimana disebutkan dalam Perjanjian Pemegang Saham,

       the Board of Directors shall obtain prior approval from the GMS attended or represented by the shareholders who own at least 3/4 (three-quarter) of the total shares with valid voting rights and approved by at least 3/4 (three-quarter) of the total votes validly cast in the meeting, and the approval of Inalum Group shall be obtained prior to such actions being taken, provided that, at the time the consent is required, Inalum Group holds at least 25% of the issued shares of the Company.

       Direksi harus mendapatkan persetujuan dari RUPS yang dihadiri atau diwakili oleh pemegang saham yang memiliki paling sedikit 3/4 (tiga per empat) bagian dari jumlah saham yang diterbitkan dengan hak suara dan disetujui oleh paling sedikit 3/4 (tiga per empat) bagian dari jumlah seluruh suara yang dikeluarkan secara sah dalam RUPS, dan persetujuan dari Grup Inalum harus didapatkan sebelum tindakan tersebut dilakukan, dengan ketentuan bahwa, pada saat persetujuan diperlukan, Grup Inalum memiliki setidaknya 25% dari saham yang diterbitkan Perseroan.

2.  Subject to the Shareholders Agreement, the Board of Directors shall not terminate the Freeport Services Agreement without the approval of the Board of Commissioners, provided that if any member of the Board of Commissioners recuses himself or herself or is disqualified from participating in the decision of whether to terminate the Freeport Services Agreement, then the approval of the Board of Commissioners will not be required and the termination of the Freeport Services Agreement will only be subject to the approval of the GMS.

2.  Dengan tetap tunduk pada Perjanjian Pemegang Saham, Direksi tidak akan mengakhiri Perjanjian Jasa Freeport tanpa persetujuan dari Dewan Komisaris, dengan ketentuan apabila setiap anggota dari Dewan Komisaris mengundurkan diri atau tidak memenuhi syarat untuk berpartisasi dalam keputusan apakah akan mengakhiri Perjanjian Jasa Freeport, maka persetujuan Dewan Komisaris tidak akan disyaratkan dan pengakhiran dari Perjanjian Jasa Freeport hanya akan tunduk pada persetujuan RUPS.

3.	(a) The President Director is entitled and authorized to act on behalf of the Board of Directors in representing the Company.	3.	(a) Presiden Direktur berhak dan berwenang bertindak untuk dan atas nama Direksi serta mewakili Perseroan.

(b)   In case a President Director has not been appointed by the GMS, or the President Director is not present or unavailable for any reason, which reason need not to be proven to any third party, any 2 (two) Directors are entitled and authorized to act for and on behalf of the Board of Directors in representing Company.

(b)   Dalam hal Presiden Direktur tidak ditunjuk oleh RUPS, atau Presiden Direktur tidak ada atau berhalangan karena sebab apapun, yang alasannya tidak perlu untuk dibuktikan kepada pihak ketiga, maka 2 (dua) anggota Direksi lainnya berhak dan berwenang bertindak untuk dan atas nama Direksi serta mewakili Perseroan.

4.	The Board of Directors (which is represented in accordance with paragraph 3 of this article), in respect of specific act is authorized to appoint one or more persons as its representative or proxy by granting to the said person/persons authorities by virtue of a power of attorney.	4.	Direksi (yang diwakili sesuai dengan ayat 3 dalam pasal ini) untuk perbuatan tertentu berhak pula mengangkat seorang atau lebih sebagai wakil atau kuasanya dengan memberikan kepadanya kekuasaan yang diatur dalam surat kuasa.

5.	In the event that the Company’s interests are in conflict with the personal interest of a member of the Board of Directors, the Company shall be represented by another member of the Board of Directors and in the event the Company’s interests are in conflict with the interests of all of the members of the Board of Directors, the Company shall be represented by the Board of Commissioners.	5.	Dalam hal Perseroan mempunyai kepentingan yang bertentangan dengan kepentingan pribadi seorang anggota Direksi maka Perseroan akan diwakili oleh anggota Direksi lainnya dan dalam hal Perseroan mempunyai kepentingan yang bertentangan dengan kepentingan seluruh anggota Direksi, maka dalam hal ini Perseroan diwakili oleh dewan Komisaris.

6.	As set out in the Shareholders Agreement, management of the Company vests in the Board of Directors, as supervised by the Board of Commissioners, subject to the delegation of certain of its functions in accordance with the Shareholders Agreement (including the establishment of an operating committee and a finance committee in accordance with the provisions of the Shareholders Agreement and the operating committee having the authority in relation to the	6.	Sebagaimana ditetapkan dalam Perjanjian Pemegang Saham, manajemen Perseroan melekat pada Direksi, diawasi oleh Dewan Komisaris, tunduk pada pendelegasian fungsi terntentu Direksi sesuai dengan Perjanjian Pemegang Saham (termasuk pendirian komite operasional dan komite keuangan sesuai dengan ketentuan Perjanjian Pemegang Saham dan komite operasional memiliki kewenangan sehubungan

management of the operations of the Company to the extent delegated in accordance with, and as further provided in, the Shareholders Agreement).	dengan pengurusan kegiatan operasional Perseroan sejauh yang didelegasikan menurut, dan sebagaimana diatur lebih lanjut dalam, Perjanjian Pemegang Saham).

       The shareholders, the Board of Directors, and the Board of Commissioners of the Company shall exercise their votes, powers and rights in relation to the Company to procure (i) that the Board of Directors delegates those functions or authority (including to make decisions) required to be delegated and (ii) the composition, appointment or removal of these committees are conducted, in each case in accordance with the Shareholders Agreement.

       Pemegang saham, Direksi dan Dewan Komisaris Perseroan akan menggunakan suara, kewenangan dan hak mereka sehubungan dengan Perseroan untuk memastikan bahwa (i) Direksi mendelegasikan fungsi atau kewenangannya (termasuk untuk membuat keputusan) yang diperlukan untuk didelegasikan dan (ii) komposisi, penunjukan atau pemberhentian komite-komite ini, dalam setiap hal, dilakukan sesuai dengan Perjanjian Pemegang Saham.

Article 15 MEETING OF THE BOARD OF DIRECTORS	Pasal 15 RAPAT DIREKSI

1. Meetings of the Board of Directors shall be held:	1. Rapat Direksi harus dilaksanakan:

(a) at least once every calendar quarter; and	(a) paling sedikit sekali dalam triwulan kalender; dan

(b) at such other times as a majority of the members of the Board of Directors may agree.	(b) pada waktu lain dimana mayoritas anggota Direksi dapat menyetujuinya.

2.  The notice for the meeting of the Board of Directors shall be given by a member of Board of Directors entitled to represent the Board of Directors pursuant to the provisions of article 14 of these Articles of Association.

2. Panggilan Rapat Direksi dilakukan oleh anggota Direksi yang berhak mewakili Direksi menurut ketentuan pasal 14 dari Anggaran Dasar ini.

3.  Notice of a meeting of the Board of Directors stating the place, date and hour of the meeting and the agenda for which the meeting is called shall be given to each member of the Board of Directors by telephone, electronic mail or facsimile no less than 5 (five) business days before the date of the meeting unless otherwise agreed by all

3.  Panggilan Rapat Direksi yang menyebutkan tempat, tanggal dan jam dan acara rapat dimana rapat dimintakan harus diberikan kepada setiap anggota Direksi melalui telepon, surat elektronik atau faksimili tidak kurang dari 5 (lima) hari kerja sebelum tanggal rapat kecuali apabila disepakati lain oleh members of the Board of Directors. Presence at the meeting shall constitute waiver of any deficiency of notice, except when such member of the Board of Directors attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not called or convened in accordance with these Articles of Association or the Shareholders Agreement.

       seluruh anggota Direksi. Kehadiran pada rapat dianggap sebagai pengesampingan dari setiap kekurangan pemberitahuan, kecuali ketika anggota Direksi tersebut menghadiri rapat untuk menyampaikan tujuan keberatan, pada awal rapat, terhadap transaksi atas setiap urusan karena rapat tidak dipanggil sesuai dengan Anggaran Dasar ini atau Perjanjian Pemegang Saham.

4.  The meeting of Board of Directors shall be convened at the domicile of the Company or the Company’s place of activity or any other location agreed by the members of the Board of Directors, provided that, to the extent applicable laws allow, at the request of the Board of Directors, the Board of Directors may hold meetings at the same time and at the same place as the meetings held by the Board of Commissioners in accordance with these Articles of Association.

4.  Rapat Direksi diadakan di tempat kedudukan Perseroan atau tempat kegiatan usaha Perseroan atau lokasi lain yang disetujui oleh anggota Direksi, dengan ketentuan bahwa, sejauh diperbolehkan oleh hukum yang berlaku, atas permintaan dari Direksi, Direksi dapat mengadakan rapat pada saat yang sama dan pada tempat yang sama dengan dimana rapat yang dilaksanakan oleh Dewan Komisaris sesuai dengan Anggaran Dasar ini.

5.  Meetings of the Board of Directors shall be chaired by the President Director, or if the President Director is not present or prevented from attending, the meeting shall be chaired by a person elected by and from the members of the Board of Directors who are present. The chair of the meeting of the Board of Directors may vote in his or her own right but does not have a casting vote.

5.  Rapat Direksi harus dipimpin oleh Presiden Direktur, atau apabila Presiden Direksi tidak ada atau berhalangan untuk hadir, akan dipimpin oleh seseorang yang dipilih oleh dan dari anggota anggota Direksi yang hadir. Pemimpin rapat Direksi dapat mengeluarkan suara dengan haknya sendiri namun tidak mempunyai suara yang dihitung.

6.  A member of the Board of Directors may be represented by another member of the Board of Directors, by virtue of a power of attorney, to attend and vote in a meeting or to sign the resolutions passed in accordance with paragraph 15 of this article, provided that a member of the Board of Directors designated pursuant to the Shareholder Designation Procedure shall be entitled to cast votes on behalf of any other member of the Board of Directors nominated by the same shareholder(s) that is not in attendance at any meeting by virtue of a power of attorney.

6.  Seorang anggota Direksi dapat diwakili oleh anggota Direksi yang lain, berdasarkan surat kuasanya, untuk menghadiri dan menggunakan hak suaranya dalam rapat atau menandatangani keputusan yang diputuskan sesuai dengan ayat 15 dari pasal ini, dengan ketentuan bahwa anggota Direksi yang ditunjuk menurut Prosedur Penunjukkan oleh Pemegang Saham berhak untuk memberikan suara atas nama anggota Direksi lain yang dinominasikan oleh pemegang saham yang sama yang tidak hadir pada rapat berdasarkan

			surat kuasa.

7.	(a) A meeting of Board of Directors shall be valid and shall be entitled to adopt binding resolutions if more than 1/2 (one half) of the total members of the Board of Directors are present or represented in the meeting.	7.	(a) Rapat Direksi adalah sah dan berhak mengambil keputusan yang mengikat apabila lebih dari 1/2 (satu per dua) dari jumlah anggota Direksi hadir atau diwakili dalam rapat.

(b)   During periods where members of the Board of Directors are appointed by Shareholders in accordance with the Shareholder Designation Procedure, a meeting of Board of Directors shall be valid and shall be entitled to adopt binding resolutions if at least one Director nominated by Freeport (to the extent that it holds 25% of the issued shares of the Company) and one Director nominated by Inalum Group (to the extent that Inalum Group holds 25% of the issued shares of the Company) are present and in attendance.

(b)   Selama jangka waktu dimana anggota Direksi ditunjuk oleh Para Pemegang Saham, sesuai dengan Prosedur Penunjukan oleh Pemegang Saham, suatu rapat Direksi adalah sah dan berhak mengambil keputusan yang mengikat apabila setidaknya satu Direktur yang dinominasikan oleh Freeport (sepanjang Freeport memiliki 25% dari total saham di Perseroan) dan satu Direktur yangdinominasikan oleh Grup Inalum (sepanjang Grup Inalum memiliki 25% dari total saham dalam Perseroan) hadir.

8.	If a quorum is not present within 30 minutes from the scheduled start of a meeting of the Board of Directors:	8.	Apabila kuorum tidak tercapai dalam waktu 30 menit dari permulaan rapat yang dijadwalkan dari Direksi:

	(a) the meeting is adjourned for a minimum of 24 hours after the time appointed for the original meeting, however the day for the adjourned meeting must be a business day; and		(a) rapat ditunda paling sedikit 24 jam setelah jadwal yang ditentukan untuk rapat pada aslinya, namun hari ditundanya rapat harus merupakan hari kerja; dan

	(b) the quorum and the place of the adjourned meeting is otherwise the same as for the original meeting.		(b) kuorum dan tempat dari rapat yang ditunda adalah sama dengan rapat asli.

	(c) If a quorum is not present within 30 minutes from the scheduled start of the adjourned meeting, the meeting is dissolved.		(c) apabila kuorum tidak hadir dalam 30 menit dari permulaan yang dijadwalkan dari rapat yang ditunda, rapat tersebut dibubarkan.

(d) The only matters that may be considered at the adjourned meeting are matters which were included in the notice provided in relation to the original meeting under paragraph 3 of this Article 15.

(d)   satu-satunya hal yang dapat dipertimbangkan pada rapat yang ditunda adalah hal-hal yang disebutkan dalam pemanggilan (pemberitahuan) yang diberikan sehubungan dengan rapat asli berdasarkan ayat 3 dari Pasal 15 ini.

9.  Actions of the Board of Directors are adopted by the affirmative vote of a majority of the members of the Board of Directors at a duly convened meeting of the Board of Directors at which a quorum is present.

9. Tindakan Direksi diambil dengan suara setuju dari mayoritas anggota Direksi pada rapat yang dilaksanakan oleh Direksi dimana kuorum hadir.

10.  Each member on the Board of Directors shall have 1 (one) vote. Voting concerning an individual shall be made by an unsigned folded ballot paper and voting concerning other matters shall be made orally, except if the Chairman of the meeting determines otherwise without any objection from those present. Blank and void votes shall not be counted in determining whether or not a decision is approved and shall not be counted in the calculation of the votes cast.

10.  Setiap anggota Direksi memiliki 1 (satu) suara. Pemungutan suara mengenai seseorang harus dilakukan dengan kertas suara dilipat yang belum ditandatangani dan suara mengenai hal yang lain harus dilakukan secara verbal, kecuali apabila Ketua rapat menentukan yang lain tanpa ada keberatan dari mereka yang hadir. Suara blanko dan suara yang tidak sah dianggap tidak dikeluarkan secara sah dan dianggap tidak ada serta tidak dihitung dalam menentukan jumlah suara yang dikeluarkan.

11.  Minutes of the meetings of the Board of Directors shall be drawn up by a person present at the meeting and designated by the Chairman of the meeting and shall be signed by all members of the Board of Directors present at the meeting to verify the completeness and accuracy of the minutes. Minutes of a meeting made and signed shall serve as conclusive evidence concerning the resolutions adopted at the meeting concerned. If such minutes are drawn up by a notary, members’ signatures shall not be required. A copy of or excerpt from the minutes of meeting of the Board of Directors shall be deemed a legal copy or excerpt if it is stated to be a true copy or excerpt and is signed by all members of the Board of Directors or if it is issued by the notary who has drawn up

11.  Risalah rapat Direksi harus dibuat oleh seseorang yang hadir pada rapat dan ditunjuk oleh Ketua rapat dan harus ditandatangani oleh seluruh anggota Direksi yang hadir saat rapat untuk memverifikasi kelengkapan dan akurasi dari risalah tersebut. Risalah rapat yang dibuat dan ditandatangani akan berfungsi sebagai bukti konklusif mengenai keputusan yang diambil pada saat rapat tersebut. Apabila risalah tersebut dibuat oleh notaris, tanda tangan anggota tidak dibutuhkan. Salinan atas atau kutipan dari risalah rapat Direksi harus dianggap sebagai salinan yang sah atau kutipan yang sah apabila hal tersebut disebutkan sebagai salinan atau kutipan asli dan ditandatangani oleh seluruh anggota the minutes concerned. Minutes of the meeting of Board of Directors made in accordance with the provisions of paragraph 11 of this Article 15 shall be applicable as a valid evidence for all members of the Board of Directors and third parties with regards to resolutions adopted in the respective meeting of Board of Directors.

       Direksi atau apabila hal tersebut diterbitkan oleh notaris yang telah membuat risalah tersebut. Salinan risalah rapat Direksi yang dibuat sesuai dengan ketentuan ayat 11 Pasal 15 ini akan berlaku sebagai bukti yang sah untuk semua anggota Direksi dan pihak ketiga mengenai keputusan-keputusan yang diambil dalam rapat Direksi yang bersangkutan.

12.  The Company shall pay all reasonable out-of-pocket expenses incurred by each member of the Board of Directors in connection with attending meetings of the Board of Directors, meetings of any committee of the Board of Directors of which the relevant member of the Board of Directors is a member, and any GMS.

12.  Perseroan harus membayar seluruh pengeluaran talangan (out-of-pocket) yang wajar yang ditimbulkan oleh setiap anggota Direksi sehubungan dengan menghadiri rapat Direksi, rapat dari komite Direksi dimana anggota Direksi merupakan anggotanya, dan setiap RUPS.

13.  Members of the Board of Directors may participate in a meeting of the Board of Directors or any committee thereof by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear one another, and such participation shall constitute the presence of such member for purposes of determining whether a quorum has been met.

13.  Anggota Direksi dapat berpartisipasi dalam rapat Direksi atau setiap rapat komite Direksi tersebut, melalui telekonferensi atau peralatan komunikasi serupa dengan cara seluruh orang yang berpartisipasi dalam rapat dapat mendengar satu sama lain dan partisipasi tersebut merupakan kehadiran dari anggota tersebut dengan tujuan untuk menentukan apakah kuorum telah tercapai.

       The provisions under minutes of meeting of Board of Directors stipulated in paragraph 11 of this Article shall be applicable mutatis mutandis to the minutes of meeting for the results of convention of the meeting of Board of Directors as referred to in this paragraph 13.

Ketentuan mengenai risalah rapat Direksi yang diatur pada ayat 11 Pasal ini berlaku mutatis mutandis untuk risalah rapat hasil penyelenggaraan rapat Direksi sebagaimana dimaksud dalam Ayat 13 ini.

14.  Each member of the Board of Directors shall vote in accordance with the decision of the shareholders in relation to certain matters as required by the Shareholders Agreement, and take all actions necessary to give effect to any affirmative vote of the shareholders in relation to certain matters as required by the Shareholders Agreement.

14.  Setiap anggota dari Direksi harus menggunakan hak suaranya sesuai dengan keputusan pemegang saham sehubungan dengan hal-hal tertentu sebagaimana diharuskan dalam Perjanjian Pemegang Saham, dan mengambil seluruh tindakan yang dibutuhkan untuk memberlakukan setiap suara setuju dari pemegang saham sehubungan dengan hal-hal tertentu sebagaimana diharuskan dalam Perjanjian Pemegang Saham.

15.  On any matter requiring an approval or consent of the Board of Directors, the Board of Directors or any committee thereof may take such action without a meeting, without notice and without a vote if a consent or consents in writing, setting forth the action to be taken, shall be signed by all of the members of the Board of Directors (or in the case of a committee of the Board of Directors, all of the members of such committee) or their proxies by virtue of a power of attorney. The resolution adopted in this manner shall have the same legal effect as a resolution adopted in a meeting of Board of Directors.

15.  Pada setiap hal yang membutuhkan persetujuan dari Direksi, Direksi atau komite dari Direksi dapat mengambil tindakan tersebut tanpa rapat, tanpa pemberitahuan dan tanpa suara apabila persetujuan dalam bentuk tertulis, yang mengatur tindakan yang harus diambil, harus ditandatangani oleh seluruh anggota Direksi (atau dalam hal komite dari Direksi, seluruh anggota dari komite tersebut) atau kuasa mereka berdasarkan surat kuasa. Keputusan yang diambil dengan cara demikian mempunyai kekuatan yang sama dengan keputusan yang diambil dengan sah dalam rapat Direksi.

16.  Meetings of the Board of Directors shall be conducted in the English language provided that if a member of the Board of Directors is not comfortable with the English language, such member shall be entitled, at the cost of the Company, to use the services of an interpreter at such meetings.

16.  Rapat Direksi dilaksanakan dalam Bahasa Inggris dengan ketentuan bahwa apabila terdapat anggota Direksi yang tidak nyaman dengan Bahasa Inggris, anggota tersebut berhak, dengan biaya Perseroan, untuk menggunakan jasa penerjemah untuk rapat tersebut.

17.  All notices of meeting and papers to be considered at any meeting of the Board of Directors shall be accompanied by an English translation thereof, as shall any other papers that any member of the Board of Directors may reasonably request prior to the meeting.

17.  Seluruh pemberitahuan rapat dan dokumen yang dipertimbangkan pada setiap rapat Direksi harus disertai dengan terjemahan Bahasa Inggris atas pemberitahuan dan dokumen tersebut, sebagaimana dokumen lainnya yang mungkin diminta oleh anggota Direksi dapat diminta sebelum rapat.

18.  The draft minutes (subject to approval at the next meeting) of any such meetings shall be provided to the members of the Board of Directors in English and in Indonesian within a reasonable time period after such meeting (and in any event by no later than the date on which the agenda and board papers for the next following meeting are due to be circulated); in the event of any inconsistency between the English and Indonesian texts, the English text shall prevail. If a dispute arises with regards

18.  Rancangan risalah (tunduk pada persetujuan rapat selanjutnya) dari setiap risalah harus diberikan kepada anggota Direksi dalam Bahasa Inggris dan dalam Bahasa Indonesia dalam periode waktu yang wajar setelah rapat tersebut (dan dalam hal apapun tidak lebih dari tanggal dimana agenda dan dokumen untuk rapat selanjutnya harus diedarkan); dalam hal terjadi inkonsistensi antara teks Bahasa Inggris dan teks Bahasa Indonesia, teks Bahasa Inggris akan to the content of the minutes of the meeting of Board of Directors, such dispute shall be settled in the following meeting of Board of Directors under resolution of more than 1/2 (a half) of the total members of the Board of Directors present and/or represented in such meeting.

       berlaku. Jika timbul perselisihan mengenai isi dari risalah rapat Direksi maka perselisihan tersebut akan diselesaikan dalam rapat Direksi berikutnya berdasarkan keputusan lebih dari 1/2 (satu per dua) dari jumlah anggota Direksi yang hadir dan/atau diwakili dalam rapat tersebut.

19.  Subject to acting in the best interests of the Company and complying with all applicable laws, the Board of Directors (and each individual member of the Board of Directors) must take steps to implement, and may not act inconsistently with the Company’s LTIP, the annual operating plan and annual financial plan (after giving effect to any amendments thereto or deviations therefrom, subject to the Shareholders Agreement).

19.  Dengan ketentuan untuk bertindak demi kepentingan terbaik Perseroan dan mematuhi semua hukum yang berlaku, Direksi (dan setiap anggota individu dari Direksi) harus mengambil langkah-langkah untuk melaksanakan, dan tidak boleh bertindak secara inkonsisten dengan LTIP Perseroan, rencana operasi tahunan dan rencana keuangan tahunan (setelah memberlakukan setiap perubahan atau penyimpangan terhadapnya, tunduk pada Perjanjian Pemegang Saham).

Article 16 BOARD OF COMMISSIONERS	Pasal 16 DEWAN KOMISARIS

1.  The Board of Commissioners shall consist of 6 (six) commissioners, whereby one of them shall be appointed as the President Commissioner and one other shall be appointed as the Vice President Commissioner.

1. Dewan Komisaris terdiri dari 6 (enam) komisaris, dimana salah seorang akan diangkat sebagai Presiden Komisaris dan seorang lainnya akan diangkat sebagai Wakil Presiden Komisaris.

2.  Freeport has the right to nominate 3 (three) members of the Board of Commissioners and Inalum Group has the right to nominate 3 (three) members of the Board of Commissioners in accordance with the Shareholders Agreement.

2. Freeport memiliki hak untuk menominasikan 3 (tiga) anggota Dewan Komisaris dan Grup Inalum memiliki hak untuk menominasikan 3 (tiga) anggota Dewan Komisaris sesuai dengan Perjanjian Pemegang Saham.

3. Only private persons, qualified under prevailing statutory regulations, may be appointed as members of the Board of Commissioners.	3. Yang boleh diangkat sebagai anggota Dewan Komisaris hanyalah orang perseorangan yang memenuhi persyaratan sesuai peraturan perundang-undangan yang berlaku.

4. Each member of the Board of Commissioners is elected by the GMS for a period of 5 (five) years without prejudice to the GMS right to discharge	4. Masing-masing anggota Dewan Komisaris diangkat oleh RUPS untuk masa jabatan 5 (lima) tahun dengan tidak mengurangi hak RUPS untuk

the member in any time.	memberhentikan amggota sewaktu-waktu.

5. A member of the Board of Commissioners whose term of office has expired shall be eligible for reelection if nominated by the applicable shareholder as set forth in paragraph 2 of this article.

5.  Anggota Dewan Komisaris yang periode kerja nya telah berakhir berhak atas pemilihan kembali apabila dinominasikan oleh pemegang saham yang masih berwenang sebagaimana diatur dalam ayat 2 dari pasal ini.

6. Salaries and other remuneration may be granted to the members of the Board of Commissioners, the amount of which shall be determined by the GMS.	6. Gaji dan tunjangan lainnya dapat diberikan kepada anggota Dewan Komisaris, jumlah tersebut ditentukan oleh RUPS.

7.  A member of the Board of Commissioners will have the right to retire from his/her position by giving a written notice about his/her purpose to the Company, not later than 30 (thirty) days before his/her retiring date, unless the GMS agreed to give other period for the notice. Such retiring Commissioner will be released from his/her liabilities only if the GMS resolves to release him/her from all such liabilities.

7.  Anggota Dewan Komisaris berhak mengundurkan diri dari jabatannya dengan memberitahukan secara tertulis mengenai maksudnya tersebut kepada Perseroan, sekurangnya 30 (tiga puluh) hari sebelum tanggal pengunduran dirinya, kecuali jika RUPS menyetujui jangka waktu yang lebih singkat untuk penyampaian pemberitahuan tersebut. Anggota Dewan Komisaris yang mengundurkan diri tersebut hanya akan dilepaskan dari tanggung jawabnya jika RUPS memutuskan untuk melepaskannya dari semua tanggung jawab.

8. A member’s appointment to the Board of Commissioners shall terminate in the event that such member of the Board of Commissioners:	8. Jabatan anggota Dewan Komisaris berakhir apabila:

(a) resigns from his/her position in the manner set forth in paragraph 7;	(a) mengundurkan diri sesuai dengan ketentuan ayat 7;

(b) no longer meets the requirements pursuant to the prevailing laws and regulations;	(b) tidak lagi memenuhi persyaratan hukum dan perundang-undangan yang berlaku;

(c) dies;	(c) meninggal dunia;

(d) is dismissed by virtue of a resolution of the GMS resolution;	(d) diberhentikan berdasarkan keputusan RUPS;

(e) is declared bankrupt or put under custody (curatele) of other person based on the court decision or determination.	(e) dinyatakan pailit atau diletakan dalam pengampuan (curatele) orang lain berdasarkan keputusan atau ketetapan pengadilan.

9.  If, as a result of death, disability, retirement, resignation, removal or otherwise, there shall exist or occur any vacancy on the Board of Commissioners, then a nomination to fill such vacancy shall be made in accordance with the provisions of the Shareholders Agreement.

9.  Jika, sebagai akibat meninggal dunia, ketidakmampuan, pensiun, pengunduran diri, diberhentikan atau sebab lainnya, jabatan anggota Dewan Komisaris lowong, maka pencalonan untuk mengisi kelowongan itu dilakukan sesuai dengan ketentuan Perjanjian Pemegang Saham.

10.  If in any event all of the positions of the Board of Commissioners become vacant, then prior to the appointment of the new member of the Board of Commissioners, the duties and powers of the Board of Commissioners shall be exercised by the GMS.

10.  Apabila dalam hal apapun posisi dalam Dewan Komisaris menjadi kosong, maka sebelum penunjukan anggota Dewan Komisaris baru, tugas-tugas dan kewenangan-kewenangan Dewan Komisaris harus dilaksanakan oleh RUPS.

Article 17 DUTIES AND POWER OF THE BOARD OF COMMISSIONERS	Pasal 17 TUGAS DAN WEWENANG DEWAN KOMISARIS

1.  The Board of Commissioners is responsible for supervising the activities and management of the Company by the Board of Directors to the extent required by applicable laws, these Articles of Association, and the Shareholders Agreement.

1.  Dewan Komisaris bertanggung jawab untuk mengawasi jalannya kegiatan usaha serta pengurusan Perseroan yang dilakukan oleh Direksi sejauh yang diwajibkan oleh hukum yang berlaku, Anggaran Dasar ini, dan Perjanjian Pemegang Saham

The Board of Commissioners shall also have the authority to carry out the powers as stipulated in these Articles of Association or in the resolution of a GMS.	Dewan Komisaris juga mempunyai wewenang untuk menjalankan kekuasaan-kekuasaan sebagaimana ditentukan dalam Anggaran Dasar ini atau dalam keputusan RUPS.

2.  The Board of Commissioners shall at any time during the operational hours of the Company be entitled to enter the premises of the Company or any other place which is used or controlled by the Company and shall be entitled to examine all of the books, letters and other evidences, to examine and verify the cash condition and other matters and to be cognizant of all of the actions

2.  Dewan Komisaris setiap waktu dalam jam operasional Perseroan berhak untuk memasuki bangunan Perseroan atau tempat lain yang dipergunakan atau yang dikuasai oleh Perseroan dan berhak memeriksa semua pembukuan, surat dan alat bukti lainnya, untuk memeriksa dan memverifikasi uang kas dan lain-lain serta berhak untuk mengetahui

which have been performed by the Board of Directors.	seluruh tindakan yang telah dijalankan oleh Direksi.

3. The Board of Directors and each member of the Board of Directors shall be obliged to provide explanation on any matter questioned by the Commissioners.	3. Direksi dan setiap anggota Direksi wajib untuk memberikan penjelasan tentang segala hal yang ditanyakan oleh Dewan Komisaris.

4.  In the event that all of the members of the Board of Directors are suspended resulting in that the Company has no Directors, the Board of Commissioners shall be obliged to temporarily manage the Company.

4. Dalam hal seluruh anggota Direksi diberhentikan untuk sementara dan mengakibatkan Perseroan tidak memiliki Direksi, Dewan Komisaris diwajibkan untuk mengelola Perseroan untuk sementara.

       In such a case, the members of the Board of Commissioners shall upon their joint responsibility be entitled to grant provisional powers to one or more persons amongst themselves based on a a resolution of the Board of Commissioners.

       Dalam hal demikian, anggota Dewan Komisaris harus atas tanggung jawab bersama mereka berhak untuk memberikan kewenangan tambahan kepada satu orang atau lebih di antara mereka berdasarkan suatu keputusan Dewan Komisaris.

5.  Subject to the terms of Shareholders Agreement, within a period of 30 (thirty) days after the suspension of a member or all members of the Board of Directors, the Board of Commissioners shall call an Extraordinary GMS which shall be entitled to decide whether such member(s) of the Board of Directors in question should be permanently discharged or reinstated in his position, upon having given such member(s) of the Board of Directors ample opportunity to defend himself/themselves against the charges to him/them. In the event that the said GMS is not convened within a period of 30 (thirty) days after the suspension, such suspension shall cease automatically.

5.  Dengan tunduk pada ketentuan Perjanjian Pemegang Saham, dalam jangka waktu paling lambat 30 (tiga puluh) hari setelah pemberhentian sementara atas seorang atau seluruh anggota Direksi, Dewan Komisaris wajib menyelenggarakan RUPS luar biasa yang akan memutuskan apakah anggota Direksi yang bersangkutan akan diberhentikan seterusnya atau dikembalikan kepada kedudukannya semula, sedangkan anggota Direksi yang diberhentikan untuk sementara itu diberikan kesempatan untuk hadir guna membela diri. Apabila RUPS tersebut tidak diselenggarakan dalam jangka waktu 30 (tiga puluh) hari setelah pemberhentian sementara itu, maka pemberhentian sementara itu menjadi batal secara otomatis.

6.  The Board of Commissioners, with decision made in a meeting of the Board of Commissioners, is entitled to designate one or more committees, each committee consist one or more commissioners. Each committee will be entitled on behalf of the Board of Commissioners to exercise the rights

6.  Dewan Komisaris, dengan suatu keputusan yang diambil dalam suatu Rapat Dewan Komisaris, berhak untuk membentuk satu atau lebih komite, setiap komite terdiri dari satu atau lebih komisaris. Setiap komite berhak atas nama Dewan Komisaris untuk melaksanakan hak dan

and authorities which are stated in the resolution which are adopted to designate the said committees.	kewenangan sebagaimana ditetapkan dalam keputusan Dewan Komisaris yang membentuk komite tersebut.

Article 18 MEETING OF THE BOARD OF COMMISSIONERS	Pasal 18 RAPAT DEWAN KOMISARIS

1.  The Board of Commissioners shall hold a regularly scheduled meeting at least quarterly (unless the Board of Commissioners decides on different timing), and at such other times as the President Commissioner may request.

1.  Dewan Komisaris dapat menyelenggarakan rapat yang terjadwal secara regular paling sedikit setiap 3 bulan sekali (kecuali Dewan Komisaris menentukan waktu yang berbeda), dan pada waktu lainnya sebagaimana dapat diminta oleh Presiden Komisaris.

2.  The notice of the meeting of Board of Commissioners shall be given by the President Commissioner, in case President Commissioner is unavailable so that members of Board of Commissioners is entitled to make the notice of the meeting based on power of attorney from President Commissioner.

2.  Panggilan rapat Dewan Komisaris dilakukan oleh Presiden Komisaris, apabila Presiden Komisaris berhalangan maka anggota Dewan Komisaris berhak melakukan panggilan rapat berdasarkan kuasa dari Presiden Komisaris.

3.  Notice of a meeting of the Board of Commissioners or any committee thereof stating the place, date and hour of the meeting and the agenda for which the meeting is called shall be given to each commissioner by telephone, electronic mail or facsimile no less than 5 (five) business days before the date of the meeting unless otherwise agreed by all of the commissioners. Presence at the meeting shall constitute waiver of any deficiency of notice, except when such commissioner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not called or convened in accordance with these Articles of Association.

3.  Panggilan rapat Dewan Komisaris atau setiap rapat komite tersebut menyampaikan tempat, tanggal dan jam rapat dan acara rapat yang dibuat harus diberikan kepada setiap komisaris melalui telepon, surat elektronik atau faksimili tidak kurang dari 5 (lima) hari kerja sebelum tanggal rapat kecuali disetujui sebaliknya oleh seluruh komisaris. Kehadiran pada rapat dianggap sebagai pengesampingan dari setiap kekurangan pemberitahuan, kecuali ketika anggota komisaris tersebut menghadiri rapat untuk menyampaikan tujuan keberatan, pada awal rapat, terhadap transaksi atas setiap urusan karena rapat tidak dipanggil sesuai dengan Anggaran Dasar ini.

4.  The meeting of the Board of Commissioners shall be convened at the domicile of the Company or at any place where the Company carries out its business activities or any other location agreed by the members of the Board of

4. Rapat Dewan Komisaris diadakan di tempat kedudukan Perseroan atau tempat kegiatan usaha Perseroan atau tempat lain sebagaimana disetujui oleh anggota Dewan Komisaris, dengan ketentuan bahwa sejauh

       Commissioners, provided that to the extent applicable laws allow, at the request of the Board of Commissioners, the Board of Commissioners may hold meetings at the same time and at the same place as the meetings held by the Board of Directors in accordance with these Articles of Association.

       diperbolehkan oleh hukum yang berlaku, atas permintaan dari Dewan Komisaris, Dewan Komisaris dapat mengadakan rapat pada saat yang sama dan pada tempat yang sama dengan dimana rapat yang dilaksanakan oleh Direksi sesuai dengan Anggaran Dasar ini.

5.  The Company shall pay all reasonable out-of-pocket expenses incurred by each commissioner in connection with attending meetings of the Board of Commissioners, meetings of any committee of the Board of Commissioners of which the relevant commissioner is a member and any GMS.

5.  Perseroan harus membayar seluruh pengeluaran talangan (out-of-pocket) yang wajar yang ditimbulkan oleh setiap anggota Dewan Komisaris sehubungan dengan menghadiri rapat Dewan Komisaris, rapat komite dari Dewan Komisaris yang anggota Dewan Komisaris tersebut merupakan anggota komite dan setiap RUPS.

6.  In addition to the meeting of the Board of Commissioners as described in paragraph 4 above, Members of the Board of Commissioners may participate in a meeting of the Board of Commissioners or any committee thereof, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear one another, and such participation shall constitute the presence of such commissioner for purposes of determining whether a quorum has been met.

6.  Sebagai tambahan dari rapat Dewan Komisaris sebagaimana disebutkan dalam ayat 4 di atas, anggota Dewan Komisaris dapat berpartisipasi dalam rapat Dewan Komisaris atau setiap rapat komite Dewan Komisaris tersebut, melalui telekonferensi atau peralatan komunikasi serupa dengan cara seluruh orang yang berpartisipasi dalam rapat dapat mendengar satu sama lain dan partisipasi tersebut merupakan kehadiran dari anggota tersebut dengan tujuan untuk menentukan apakah kuorum telah tercapai.

       The provision relating to the minutes of meeting of the Board of Commissioners as described in paragraph 18 of this Article 18 shall apply mutatis mutandis for minutes of meeting of the result of the meeting of the Board of Commissioners as described in this paragraph 6.

Ketentuan mengenai risalah rapat Dewan Komisaris yang diatur pada ayat 18 Pasal 18 berlaku mutatis mutandis untuk rapat Dewan Komisaris sebagaimana diatur dalam ayat 6 ini.

7.  Meetings of the Board of Commissioners shall be chaired by the President Commissioner or, if the President Commissioner is not present or prevented from attending, the Vice President Commissioner. If both the President Commissioner and Vice President Commissioner are not present

7.  Rapat Dewan Komisaris harus dipimpin oleh Presiden Komisaris atau, apabila Presiden Komisaris tidak ada atau berhalangan untuk menghadiri, akan dipimpin oleh Wakil Presiden Komisaris. Apabila keduanya baik Presiden Komisaris dan Wakil Presiden Komisaris tidak or prevented from attending, the meeting shall be chaired by a person elected by and from the commissioners present. The chair of a meeting of the Board of Commissioners may vote in his or her own right but does not have a casting vote.

       ada atau terhalang untuk menghadiri, rapat harus dipimpin oleh seseorang yang dipilih oleh dan dari anggota anggota Dewan Komisaris yang hadir. Ketua rapat Dewan Komisaris dapat memberikan suara menggunakan haknya sendiri namun tidak memiliki suara yang menentukan keputusan.

8.  A member of the Board of Commissioners nominated by a shareholder shall also be entitled, by virtue of a power of attorney, to cast votes on behalf of any other member of the Board of Commissioners nominated by the same shareholder(s) that is not in attendance at any meeting or to sign resolutions passed in accordance with paragraph 20 of this article.

8.  Anggota Dewan Komisaris yang dinominasikan oleh pemegang saham juga berhak, berdasarkan surat kuasa, untuk memberikan suara atas nama anggota Dewan Komisaris lainnya yang dicalonkan oleh pemegang saham yang sama yang tidak hadir pada rapat apa pun atau untuk menandatangani keputusan yang disetujui sesuai dengan ayat 20 pasal ini.

9.  Meeting of the Board of Commissioners shall be lawful and shall be empowered to pass valid and binding resolutions only if (i) more than 1/2 (one half) of the incumbent members of the Board of Commissioners are present or represented in the meeting and (ii) if the meeting is attended by at least one commissioner that is nominated by Freeport (for as long as it holds 25% of issued shares of the Company) and one commissioner that is nominated by Inalum Group (for as long as it holds 25% of issued shares of the Company).

9.  Rapat Dewan Komisaris adalah sah dan berhak mengambil keputusan yang mengikat apabila (i) lebih dari 1/2 (satu per dua) dari jumlah anggota Dewan Komisaris hadir atau diwakili dalam rapat dan (ii) apabila rapat dihadiri oleh setidaknya satu komisaris yang dinominasikan oleh Freeport (sepanjang Freeport memiliki 25% dari saham yang diterbitkan Perseroan) dan satu komisaris yang dinominasikan oleh Grup Inalum (sepanjang mereka memegang 25% dari saham yang diterbitkan oleh Perseroan).

10. If a quorum is not present within 30 minutes from the scheduled start of a meeting:	10. Apabila kuorum tidak tercapai dalam waktu 30 menit dari permulaan rapat yang dijadwalkan:

(a) the meeting is adjourned for a minimum of 24 hours after the time appointed for the original meeting, however the day for the adjourned meeting must be a business day; and	(a) rapat ditunda paling sedikit 24 jam setelah jadwal yang ditentukan untuk rapat pada aslinya, namun hari ditundanya rapat harus merupakan hari kerja; dan

(b) the quorum and the place of the adjourned meeting is otherwise the same as for the original meeting.	(b) kuorum dan tempat dari rapat yang ditunda adalah sama seperti rapat asli.

11. If a quorum is not present within 30 minutes from the scheduled start of the adjourned meeting, the meeting is dissolved.	11. Apabila kuorum tidak hadir dalam 30 menit dari permulaan yang dijadwalkan dari rapat yang ditunda, rapat tersebut dibubarkan.

12. The only matters that may be considered at the adjourned meeting are matters which were included in the notice provided in relation to the original meeting.	12. Satu-satunya hal yang dapat dipertimbangkan pada rapat yang ditunda adalah hal-hal yang disebutkan dalam pemanggilan yang diberikan sehubungan dengan rapat asli.

13. Each commissioner on the Board of Commissioners shall have one vote.	13. Setiap komisaris dalam Dewan Komisaris memiliki satu suara.

14.  Actions of the Board of Commissioners are adopted by the affirmative majority vote of the Board of Commissioners at a duly convened meeting of the Board of Commissioners at which a quorum is present.

14. Tindakan Dewan Komisaris diambil dengan suara setuju dari mayoritas anggota Dewan Komisaris pada rapat yang dilaksanakan oleh Dewan Komisaris dimana kuorum hadir.

15.  In case of any dispute with respect to the matters set forth in the minutes of the Board of Commissioners’ meeting, then such dispute shall be resolved at a subsequent meeting of the Board of Commissioners and the resolution thereof shall be approved by more than 1/2 (one half) of the number of the members of the Board of Commissioners present and/or represented by written power of attorney or proxy at such meeting.

15.  Jika timbul perselisihan mengenai isi risalah rapat Dewan Komisaris, maka perselisihan tersebut akan diselesaikan dalam rapat Dewan Komisaris berikutnya berdasarkan keputusan lebih dari 1/2 (satu per dua) dari anggota Dewan Komisaris yang hadir dan/atau diwakili secara sah berdasarkan surat kuasa atau kuasa tertulis dalam rapat tersebut.

16.  Each member of the Board of Commissioners shall vote in accordance with the decision of the shareholders in relation to certain matters as required by the Shareholders Agreement, and take all actions necessary to give effect to any affirmative vote of the shareholders with respect to certain matters as required by the Shareholders Agreement.

16.  Setiap anggota dari Dewan Komisaris harus menggunakan hak suaranya sesuai dengan keputusan pemegang saham sehubungan dengan hal-hal tertentu sebagaimana diharuskan berdasarkan Perjanjian Pemegang Saham, dan mengambil seluruh tindakan yang dibutuhkan untuk memberlakukan setiap suara setuju dari pemegang saham sehubungan dengan hal-hal tertentu sebagaimana diharuskan berdasarkan Perjanjian Pemegang Saham sebagaimana disebutkan dalam Perjanjian Pemegang Saham.

17. (a) Voting concerning an	17. (a) Pemungutan suara mengenai

individual shall be made by an unsigned folded ballot paper and voting concerning other matters shall be made orally, except if the chairman of the meeting determines otherwise without any objection from those present.

seseorang harus dilakukan dengan kertas suara yang belum ditandatangani dan dilipat dan suara mengenai hal yang lain harus dilakukan secara verbal, kecuali apabila ketua rapat menentukan lain tanpa ada keberatan dari mereka yang hadir.

	(b) Blank votes and void votes shall be deemed not legally cast and accordingly non- existent and shall not be counted in determining the number of votes cast.		(b) Suara kosong dan suara tidak sah akan dianggap secara hukum tidak diberikan dan karenanya tidak ada dan tidak akan dihitung dalam menentukan jumlah suara yang diberikan.

18.	Minutes of the meetings of the Board of Commissioners shall be drawn up by a person present at the meeting designated by the chairman of the meeting and shall be signed by all members of the Board of Commissioners present at the meeting to verify the completeness and accuracy of the minutes. Minutes of a meeting made and signed shall serve as conclusive evidence concerning the resolutions adopted at the meeting concerned. If such minutes are drawn up by a notary, members’ signatures shall not be required. A copy of or excerpt from the minutes of meeting of the Board of Commissioners shall be deemed a legal copy or excerpt if it is stated to be a true copy or excerpt and is signed by all members of the Board of Commissioners or if it is issued by the notary who has drawn up the minutes concerned.	18.	Risalah rapat dari Dewan Komisaris harus dibuat oleh seseorang yang hadir pada rapat dan ditunjuk oleh ketua rapat dan harus ditandatangani oleh seluruh anggota Dewan Komisaris yang hadir saat rapat untuk memverifikasi kelengkapan dan akurasi dari risalah tersebut. Risalah rapat yang dibuat dan ditandatangani akan berfungsi sebagai bukti konklusif mengenai keputusan yang diambil pada saat rapat tersebut. Apabila risalah tersebut dibuat oleh notaris, tanda tangan anggota tidak dibutuhkan. Salinan atas atau kutipan dari risalah rapat Dewan Komiraris harus dianggap sebagai salinan yang sah atau kutipan yang sah apabila hal tersebut disebutkan sebagai salinan atau kutipan asli dan ditandatangani oleh seluruh anggota Dewan Komisaris atau apabila hal tersebut diterbitkan oleh notaris yang telah membuat risalah tersebut.

19.	The draft minutes (subject to approval at the next meeting) of any such meetings shall be provided to the members of the Board of Commissioners in English and in Indonesian within a reasonable time period after such meeting (and in any event by no later than the date on which the agenda and board papers for the next following meeting are due to be	19.	Rancangan risalah (tunduk pada persetujuan rapat selanjutnya) dari setiap risalah harus diberikan kepada anggota Dewan Komisaris dalam Bahasa Inggris dan dalam Bahasa Indonesia dalam periode waktu yang wajar setelah rapat tersebut (dan dalam hal apapun tidak lebih dari tanggal dimana agenda dan dokumen

circulated); in the event of any inconsistency between the English and Indonesian texts, the English text shall prevail.	untuk rapat selanjutnya harus diedarkan); dalam hal terjadi inkonsistensi antara teks Bahasa Inggris dan teks Bahasa Indonesia, teks Bahasa Inggris akan berlaku.

20.  On any matter requiring an approval or consent of the Board of Commissioners, the Board of Commissioners or any committee thereof may take such action without a meeting, without notice and without a vote if a consent or consents in writing, setting forth the action to be taken, shall be signed by all of the members of the Board of Commissioners (or in the case of a committee of the Board of Commissioners, all of the members of such committee) or their proxies by virtue of a power of attorney. The resolution adopted in this manner shall have the same legal effect as a resolution adopted in a meeting of the Board of Commissioners.

20.  Pada setiap hal yang membutuhkan persetujuan dari Dewan Komisaris, Dewan Komisaris atau komite dari Dewan Komisaris dapat mengambil tindakan tersebut tanpa rapat, tanpa pemberitahuan dan tanpa suara apabila persetujuan dalam bentuk tertulis, yang mengatur tindakan yang harus diambil, harus ditandatangani oleh seluruh anggota Dewan Komisaris (atau dalam hal komite dari Dewan Komisaris, seluruh anggota dari komite tersebut) atau kuasa mereka berdasarkan surat kuasa. Keputusan yang diambil dengan cara demikian, mempunyai kekuatan yang sama dengan keputusan yang diambil dengan sah dalam rapat Dewan Komisaris.

21.  Meetings of the Board of Commissioners shall be conducted in the English language provided that if a member of the Board of Commissioners is not comfortable with the English language such member shall be entitled, at the cost of the Company, to use the services of an interpreter at such meetings.

21.  Rapat Dewan Komisaris dilaksanakan dalam Bahasa Inggris dengan ketentuan bahwa apabila terdapat anggota Dewan Komisaris yang tidak nyaman dengan Bahasa Inggris, anggota tersebut berhak, dengan biaya Perseroan, untuk menggunakan jasa penerjemah untuk rapat tersebut.

22.  All notices of meeting and papers to be considered at any meeting of the Board of Commissioners shall be accompanied by an English translation thereof, as shall any other papers that any member of the Board of Commissioners may reasonably request prior to the meeting.

22.  Seluruh pemberitahuan rapat dan dokumen yang dipertimbangkan pada setiap rapat Dewan Komisaris harus disertai dengan terjemahan Bahasa Inggris atas pemberitahuan dan dokumen tersebut, sebagaimana dokumen lainnya yang mungkin diminta oleh anggota Dewan Komisaris dapat diminta sebelum rapat.

23.  Subject to acting in the best interests of the Company and complying with all applicable laws, the Board of Commissioners (and each individual Commissioner making up the Board of Commissioners) must take steps to

23. Dengan ketentuan untuk bertindak demi kepentingan terbaik Perseroan dan mematuhi semua hukum yang berlaku, Dewan Komisaris (dan setiap anggota individu dari Dewan Komisaris) harus mengambil implement, and may not act inconsistently with the LTIP, the annual operating plan and annual financial plan (after giving effect to any amendments thereto or deviations therefrom to the extent permitted by the terms agreed by Freeport and Inalum Group).

       langkah-langkah untuk melaksanakan, dan tidak boleh bertindak secara inkonsisten dengan LTIP, rencana operasi tahunan dan rencana keuangan tahunan (setelah memberlakukan setiap perubahan atau penyimpangan terhadapnya sejauh diizinkan oleh ketentuan yang disetujui oleh Freeport dan Grup Inalum).

Article 19 FINANCIAL YEAR AND ANNUAL REPORT	Pasal 19 TAHUN BUKU DAN LAPORAN TAHUNAN

1.  The Board of Directors is required to submit the working plan (namely the annual operating plan and the annual financial plan) which also includes the Company’s annual budget to the Board of Commissioners or, to the extent required under the Shareholders Agreement, to the GMS to obtain approval prior to the commencement of a financial year.

1.  Direksi menyampaikan rencana kerja (yaitu rencana operasional tahunan dan rencana keuangan tahunan) yang memuat juga anggaran tahunan Perseroan kepada Dewan Komisaris, sepanjang diwajibkan berdasarkan Perjanjian Pemegang Saham, untuk mendapat persetujuan, sebelum tahun buku dimulai.

2. Subject to the Shareholders Agreement, the working plan as stipulated in paragraph 1 shall be submitted prior to the commencement of the next financial year.	2. Tunduk pada Perjanjian Pemegang Saham, rencana kerja sebagaimana disebutkan dalam ayat 1 harus diserahkan sebelum dimulainya tahun buku berikutnya.

3.  The financial year of the Company runs from the 1st (first) day of January and through the 31st (thirty first) day of December. At the end of December each year, the books of the Company shall be closed.

3. Tahun buku dari Perseroan berjalan dari tanggal 1 (satu) Januari sampai dengan 31 (tiga puluh satu) Desember. Pada akhir bulan Desember setiap tahun, buku Perseroan ditutup.

4.  At the latest within 6 (six) months after the Company’s books are closed, the Directors shall prepare the annual report according to the provisions prevailing statutory regulations, signed by all members of the Board of Directors and the Board of Commissioners, for submission to the Annual GMS.

4.  Dalam waktu selambat-lambatnya 6 (enam) bulan setelah buku Perseroan ditutup, Direksi menyusun laporan tahunan sesuai ketentuan peraturan perundang-undangan yang berlaku, yang ditandatangani oleh semua anggota Direksi dan Dewan Komisaris, untuk diajukan dalam RUPS Tahunan.

5. Such annual report must be made available at the office of the Company at the latest 14 (fourteen) days before the date of the Annual GMS, for inspection	5. Laporan tahunan tersebut harus sudah disediakan di kantor Perseroan selambatnya 14 (empat belas) hari sebelum tanggal RUPS Tahunan

by the shareholders.	diselenggarakan, agar dapat diperiksa oleh para pemegang saham.

Article 20 DIVIDEND DISTRIBUTION	Pasal 20 PEMBAGIAN DIVIDEN

1. Dividends shall be declared by the Company in accordance with the Company’s dividend policy.	1. Dividen harus dideklarasikan oleh Perseroan sesuai dengan kebijakan dividen Perseroan.

2.  Profit which is distributed as dividends and is not claimed within period of 5 (five) years after it is ready for the payment is to put into the reserve fund specially created for that purpose. The dividends which are in that specific reserve fund may be claimed by a shareholder who has the right to do so before the expiration of the period of 5 (five) years, by submitting evidence acceptable to the Company’s Board of Directors concerning his rights to those dividends. Dividends which have not been distributed after 10 (ten) years is passed will become the right of the Company.

2.  Laba yang dibagikan sebagai dividen yang tidak diambil dalam waktu 5 (lima) tahun setelah disediakan untuk dibayarkan, dimasukkan ke dalam dana cadangan yang khusus diperuntukkan untuk itu. Dividen dalam dana cadangan khusus tersebut dapat diambil oleh pemegang saham yang berhak sebelum lewatnya jangka waktu 5 (lima) tahun, dengan menyampaikan bukti haknya atas dividen tersebut yang dapat diterima oleh Direksi Perseroan. Dividen yang tidak diambil setelah lewat 10 (sepuluh) tahun tersebut akan menjadi hak Perseroan.

Article 21 CONCLUDING PROVISIONS	Pasal 21 KETENTUAN PENUTUP

1. Anything that is not provided for or insufficiently covered in these Articles of Association or the Shareholders Agreement, will be decided by a GMS.	1. Segala sesuatu yang tidak atau belum cukup diatur dalam Anggaran Dasar ini atau Perjanjian Pemegang Saham, akan diputus dalam RUPS.

SCHEDULE 6

Dividend Policy

Dividends will be restricted to the lowest of (a) Available Cash Flow for Dividends; (b) after the Initial Period, an amount equal to the maximum distribution that can be made without resulting in the Leverage Ratio exceeding 4.0 to 1.0, pro forma for the payment of such dividend; and (c) the amount allowed pursuant to any limitation on distributions imposed by lenders or other counterparties pursuant to a distributions covenant or as a result of financial ratio maintenance requirements.

“Leverage Ratio” means, as of any time, an amount equal to the quotient of (i) the aggregate principal amount of Total Funded Debt of the Company outstanding as of such date, in the amount that would be reflected as a liability on a balance sheet prepared as of such date on a consolidated basis in accordance with the Accounting Principles less unrestricted cash of the Company as of such time, divided by (ii) EBITDA for the twelve-month period ending on or immediately preceding such time.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable and other accrued expenses incurred in the ordinary course of business and deferred compensation), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party (including reimbursement obligations to the issuer) in respect of letters of credit and letters of guaranty, which support or secure Indebtedness, (i) all obligations in respect of prepaid production arrangements, prepaid forward sale arrangements or derivative contracts in respect of which such Person receives upfront payments in consideration of an obligation to deliver product or commodities (or make cash payments based on the value of product or commodities) at a future time and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

“Total Funded Debt” of any Person means Indebtedness of such Person of the types referred to in clauses (a), (b), (c), (d), (g), (i) and (j) of the definition thereof and all Indebtedness of the types referred to in clauses (e), (f) and (h) of such definition relating to Indebtedness of others of the types referred to in such clauses (a), (b), (c), (d), (g), (i) and (j); provided, however that Total Funded Debt shall exclude the Make Whole Note referenced in schedule 9.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital or finance leases on a balance sheet of such Person under the

Accounting Principles and the amount of such obligations shall be the capitalized amount thereof determined in accordance with the Accounting Principles.

“Available Cash Flow for Dividends” means, with respect to any period:

(a)	Without duplication, the sum of:

(i)

cash and short-term investments of the Company included in current assets on the balance sheet at beginning of the period, excluding short-term Restricted Cash. “Restricted Cash” means amounts that are reserved or otherwise restricted from withdrawal pursuant to laws, regulations or contractual arrangements with financial institutions or other third parties, including cash to secure financial assurance instruments.

(ii)	cash flow from operations of the Company during such period,

(iii)	cash proceeds from the sale of assets by the Company during such period, net of transaction costs,

(iv)	cash proceeds from the issuance of debt by the Company during such period,

(v)	cash proceeds from cash calls by the Company during such period,

(vi)	reductions in Restricted Cash (to the extent received by the Company) during such period and

(vii)	repayments to the Company from Company Subsidiaries or joint ventures of the Company of investments or loans during such period;

minus

(b)	without duplication, the sum of:

(i)	increases in Restricted Cash during such period,

(ii)	capital expenditures of the Company (including capitalized interest) during such period,

(iii)	investments by the Company in or loans to Company Subsidiaries or joint ventures during such period,

(iv)	debt service by the Company during such period,

(v)	dividends paid by the Company during such period,

(vi)	cash reserves necessary to address forecasted expenditures in excess of forecasted available cash,

(vii)

any other cash expenditures not included in the above items in this clause (b) (including, to the extent not otherwise included above in this clause (b), Monthly Deficit Payments referenced in schedule 9 made during such period);

provided that for purposes of calculating the amounts for each of the items above,

(A)	amounts attributable to Company Subsidiaries that are consolidated in accordance with the Accounting Principles will be excluded,

(B)	actual cash payments to or from Company Subsidiaries in the form of dividends, distributions, investments or advances will be included, and

(C)

amounts will be determined in accordance with the Accounting Principles. “Accounting Principles” means Indonesian generally accepted accounting principles using the assumptions, classifications, judgments, practices, and methodologies used in the preparation of the Company’s audited financial statements.

SCHEDULE 7

Operating Committee Authority

(a)

The Board of Directors shall delegate its full authority (including a delegation of the right to make all decisions) with respect to mining, development and planning, exploration, concentrating, technical services, power services, port-site operations, smelter activities, health & safety, security, environmental management, purchasing and logistics, and jobsite-based human resources & administration, in each case with respect to the Company and the Company Subsidiaries.

(b)

The Board of Directors may, in addition to the delegation contemplated by paragraph (a) above, also delegate limited authority to the Operating Committee to undertake operations in the ordinary course with the Board of Directors retaining oversight authority to direct the Operating Committee on its approach to the relevant functions. The Operating Committee will give periodic reports to the Board of Directors and respond to any other reporting requests received from the Board of Directors from time to time with respect to any functions that are delegated to the Operating Committee.

(c)

The Board of Directors shall have full authority to oversee strategy, government relations, internal communications, external affairs, sales and marketing, environmental strategy, security assessment, finance, accounting, tax, community development, legal, compliance, corporate social responsibility, strategic procurement advice, Jakarta-based human resources, and Jakarta-based administration, in each case with respect to the Company and the Company Subsidiaries.

SCHEDULE 9

Economics Replacement During the Initial Period

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions.

Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Agreement. As used in this Schedule, the following terms have the following meanings:

“Accounting Principles” means Indonesian generally accepted accounting principles using the assumptions, classifications, judgments, practices, and methodologies used in the preparation of the Company’s audited financial statements.

“Adjustment Date” means the last day of each calendar quarter. In addition, if the Company makes a payment under the Make Whole Note, the date of such payment shall be treated as an Adjustment Date.

“Available Cash Flows” means, with respect to any period:

(a)

without duplication, the sum of (i) the cash and short term investments of the Company included in current assets on the balance sheet at the beginning of such period, excluding Restricted Cash, (ii) cash flow from operations of the Company during such period, (iii) cash proceeds from the sale of assets by the Company during such period, net of transaction costs, (iv) cash proceeds from the issuance of debt by the Company during such period, (v) cash proceeds from cash calls by the Company during such period, (vi) reductions in Restricted Cash (to the extent received by the Company) during such period and (vii) repayments to the Company from subsidiaries or joint ventures of the Company of investments or loans during such period; minus

(b)

without duplication, the sum of (i) increases in Restricted Cash during such period, (ii) capital expenditures of the Company (including capitalized interest) during such period, (iii) investments by the Company in or loans to its subsidiaries or joint ventures during such period, (iv) debt service by the Company during such period, (v) dividends paid by the Company during such period that were declared from the Available Cash Flow in any preceding period; and (vi) any other cash expenditures not included in the above items in this clause (b) (including, to the extent not otherwise included above in this clause (b), Monthly Deficit Payments referenced in this schedule made during such period);

provided that for purposes of calculating the amounts for each of the items above, (A) amounts attributable to subsidiaries of the Company that are consolidated in accordance with the Accounting Principles will be excluded, (B) actual cash payments to or from subsidiaries of the Company in the form of dividends, distributions, investments or advances will be included, and (C) amounts will be determined in accordance with the Accounting Principles.

“Copper Target” means 3,797,327,822 pounds.

“Cut-Off Date Copper Volume Deficit” means (i) as of the end of the Initial Period

(a)	the Copper Target; minus

(b)	the Company’s cumulative production and sales thereof of recovered copper in concentrates following the date hereof and prior to the end of the Initial Period,

multiplied by (ii) 96.5%.

For the avoidance of doubt, the Cut-Off Date Copper Volume Deficit shall not be less than zero.

“Cut-Off Date Gold Volume Deficit” means (i) as of the end of the Initial Period

(a)	the Gold Target; minus

(b)	the Company’s cumulative production and sales thereof of recovered gold in concentrates following the date hereof and prior to the end of the Initial Period,

multiplied by (ii) 97%.

For the avoidance of doubt, the Cut-Off Date Gold Volume Deficit shall not be less than zero.

“Eligible Volume” means, with respect to any calendar month, (a) with respect to copper, the lesser of (i) the pounds of payable copper sold by the Company in such month and (ii) 86,000,000 pounds; provided that such amount shall not exceed the Cut-Off Date Copper Volume Deficit less the Eligible Volume of copper with respect to which Monthly Deficit Payments were made pursuant to Section 2.03 in respect of prior calendar months, and (b) with respect to gold, the lesser of (i) the ounces of payable gold sold by the Company in such month and (ii) 122,000 ounces; provided that such amount shall not exceed the Cut-Off Date Gold Volume Deficit less the Eligible Volume of gold with respect to which Monthly Deficit Payments were made pursuant to Section 2.03 in respect of prior calendar months.

“Exchange Assignment Percentage” means, with respect to any Exchange Shareholder at any time, a fraction (expressed as a percentage), (i) the numerator of which is the total number of Exchange Shares owned by such Exchange Shareholder as of such time, and (ii) the denominator of which is the total number of outstanding Exchange Shares as of such time.

“Exchange Share Percentage” means, as of any time, a fraction (expressed as a percentage), (i) the numerator of which is the total number of Exchange Shares outstanding as of such time, and (ii) the denominator of which is the total number of outstanding Ordinary Shares as of such time.

“Exchange Shareholders” means the holders of Exchange Shares in their capacity as such.

“Exchange Shares” means the Ordinary Shares issued pursuant to the Subscription Agreement dated as of 27 September 2018 among the Company, Inalum and PTIPMM.

“Gold Target” means 5,250,350 ounces.

“Initial Period” means the period ending on the earlier of (a) December 31, 2022 and (b) the Volume Target Date.

“Interest Rate” means a daily rate expressed as a percentage equal to LIBOR plus 6.00% per calendar year, divided by 365 or 366 calendar days, as the case may be, during such calendar year.

“Monthly Deficit Payment” has the meaning set forth in Exhibit B.

“Ordinary Shares” means the ordinary shares of the Company, and any other security into which such shares may hereafter be converted or changed.

“Payment Return” means an amount calculated as of each Adjustment Date, beginning on the second Adjustment Date, equal to the sum of the amounts determined for each day (including such Adjustment Date) since the immediately preceding Adjustment Date by multiplying the Interest Rate by the sum of (i) the Unpaid Post-Cut-Off Payments and (ii) the Unpaid Payment Interest, in each case as of the immediately preceding Adjustment Date.

“Pre-Exchange Percentage Interest” means, with respect to any Pre-Exchange Shareholder at any time, a fraction (expressed as a percentage), (i) the numerator of which is the total number of Pre-Exchange Shares owned by such Pre-Exchange Shareholder as of such time, and (ii) the denominator of which is the total number of outstanding Pre-Exchange Shares as of such time.

“Pre-Exchange Shareholders” means the holders of Pre-Exchange Shares, in their capacity as such.

“Pre-Exchange Shares” means the Ordinary Shares outstanding as of immediately prior to the date hereof.

“Restricted Cash” means cash amounts of the Company that are reserved or are otherwise restricted from withdrawal pursuant to laws, regulations or contractual arrangements with financial institutions or other third parties, including cash to secure financial assurance instruments.

“Smelter Project” means the new smelting and refining facility, including precious metal refining, required to be developed by the Company pursuant to the IUPK.

“Specified Expansion Project” means New Power Generation, SAG Pre-Crushers and C3 Ball Mill.

“Unpaid Assigned Payments” means, at any time, the sum of (i) the Unpaid Post-Cut-Off Payments as of such time and (ii) the Unpaid Payment Interest as of such time.

“Unpaid Payment Interest” means, as of each Adjustment Date beginning on the second Adjustment Date, (i) the Unpaid Payment Interest as of the previous Adjustment Date plus (ii) the Payment Return since the previous Adjustment Date minus (iii) the amount of repayments since the previous Adjustment Date that are deemed to be payments of Unpaid Payment Interest in accordance with Section 3.06(b).

“Unpaid Post-Cut-Off Payments” means, as of any time, the aggregate amount of any capital call(s) the Exchange Shareholders have failed to pay in accordance with Section 3.02 or Section 3.03 or Section 3.04 as of such time.

“Volume Target Date” means the later of (a) the date on which the Company’s cumulative production and sales thereof of recovered copper in concentrates following the date hereof exceeds the Copper Target and (b) the date on which the Company’s cumulative production and sales thereof of recovered gold in concentrates following the date hereof exceeds the Gold Target. For purposes of this determination, if such date occurs (i) during the first half of a month, the Volume Target Date will be deemed to be the last day of the immediately preceding month and (ii) during the second half of a month, the Volume Target Date will be deemed to be the last day of such month.

ARTICLE 2

DIVIDEND ASSIGNMENT; REIMBURSEMENT

Section 2.01. Dividend Assignment.

(a)    Pre-Cut-Off Dividends.

Each Exchange Shareholder (each in such capacity, an “Assignor”) hereby assigns to the Pre-Exchange Shareholders (pro rata in accordance with their respective Pre-Exchange Percentage Interest) all of such Assignor’s right, title and interest in and to all dividends of Available Cash Flows generated on or prior to the end of the Initial Period.

For the avoidance of doubt, dividends of Available Cash Flows generated on or prior to the end of the Initial Period may be made following the end of the Initial Period and will remain subject to this provision.

(b)    Payment of Assigned Dividends.

With respect to any dividend assigned to the Pre-Exchange Shareholders pursuant to Section 2.01(a) , the Parties hereby agree that the Company shall make the payment of such assigned dividends directly to the applicable Pre-Exchange Shareholders (and not to the Assignors).

Section 2.02 Adjustments to Dividends.

(a)    Overpayment during Pre-Cut Off Date.

To the extent that following the end of the Initial Period the Company:

i.	overpaid taxes with respect to the period prior to the end of the Initial Period; or

ii.	receives a payment relating to an extraordinary event occurring prior to the end of the Initial Period,

the amount of such overpayment or payment shall be deemed Available Cash Flows generated prior to the end of the Initial Period and, promptly following receipt of the related tax refund or payment, be distributed to the Shareholders as a dividend (and, for the avoidance of doubt, Section 2.01(a) would apply to such dividend).

(b)    Underpayment during Pre-Cut Off Date.

To the extent that following the end of the Initial Period the Company:

i.	determines or is subject to a ruling that it has underpaid or failed to pay taxes with respect to the period prior to the end of the Initial Period; or

ii.	incurs costs or payments (excluding costs and payments relating to the Smelter Project) attributable to an extraordinary event occurring prior to the end of the Initial Period; or

iii.

Available Cash Flows are reduced in respect of the repayment of third party debt or Shareholder Loans (including interest thereon) incurred prior to the end of the Initial Period (other than third party debt or Shareholder Loans made to fund the Smelter Project), then such amount shall be applied as a reduction of Available Cash Flows generated prior to the end of the Initial Period and, to the extent dividends paid to the Shareholders with Available Cash Flows generated prior to the end of the Initial Period exceed such reduced amount of Available Cash Flows generated prior to the end of the Initial Period, then within five Business Days following such determination, incurrence of cost or payment or reduction in Available Cash Flows, each Pre-Exchange Shareholder shall pay to the Exchange Shareholders (pro rata in accordance with their respective Exchange Assignment Percentage) an amount equal to such Pre-Exchange Shareholder’s Pre-Exchange Percentage Interest of such excess multiplied by the Exchange Share Percentage in immediately available funds to an account or accounts designated by the Exchange Shareholders, with the effect that the Shareholders receive such amount in proportion to their respective Percentage Interests.

Section 2.03 Make Whole Note.

(a)

Notwithstanding anything in the Dividend Policy to the contrary, within 30 days after the end of the Initial Period, the Company shall issue a dividend payable as a note equal to the Monthly Deficit Payments payable in respect of the:

i.	Cut-Off Date Copper Volume Deficit; and

ii.	Cut-Off Date Gold Volume Deficit,

(the “Make Whole Note”). The Make Whole Note will be repaid in monthly installments on the 20th day following the end of each calendar month in an amount equal to the Monthly Deficit Payment payable with respect to the calendar month immediately preceding the month in which the payment is made.

(b)

Each Exchange Shareholder hereby assigns to the Pre-Exchange Shareholders (pro rata in accordance with their respective Pre-Exchange Percentage Interest) all of such Assignor’s right, title and interest in and to the Monthly Deficit Payments.

(c)	The Make Whole Note shall not bear interest.

(d)	The Make Whole Note shall be repaid out of Available Cash Flow generated following the end of the Initial Period without duplication, in priority to any dividends to the Shareholders.

(e)

Any Available Cash Flows generated in calendar months following the end of the Initial Period in excess of the Monthly Deficit Payment for such month shall be distributed to the Shareholders as a dividend, subject to Section 3.06(b) and the Dividend Policy.

(f)

Within 30 days following each Adjustment Date, the Company shall provide the Shareholders a schedule setting forth the Cut-Off Copper Volume Deficit and Cut-Off Gold Volume Deficit less Eligible Volumes of copper and gold used in the calculation of Monthly Deficit Payments paid in respect of the Make Whole Note.

(g)

If there is a Close-down of the Company, the Make Whole Note will be cancelled and the Pre-Exchange Shareholders waive any and all rights to be repaid any amount of the Make Whole Note that remains outstanding at the time.

(h)

Solely for accounting purposes, the parties intend to adjust the nominal value of the Make Whole Note as payments are made pursuant to this Section 2.03 in a manner that tracks as closely as possible to the fair market value of the liability (it being understood and agreed that this Section 2.03(h) shall not have any impact on the actual cash payments required to be made under this Section 2.03).

ARTICLE 3

FINANCING; FUNDING; SHAREHOLDER LOANS

Section 3.01. Project Financing.

Subject to the terms of the Shareholders Agreement, the Shareholders acknowledge that the Company intends to seek to secure third party project financing with a target to maximize the funds for the development of the Smelter Project in the form of third party debt.

Section 3.02. Expansion Capex Payments.

(a)

Subject to Section 3.02(b), in equal quarterly installments on the 20th day following the end of each calendar quarter of each calendar year up to the end of the Initial Period, the Exchange Shareholders (pro rata in accordance with their respective Exchange Assignment Percentage) shall pay to the Company as a capital contribution the amounts set forth in Exhibit A under the column “40% Share” for such calendar year (“Fixed Capital Payment”); provided that, in the event the end of the Initial Period occurs on a date other than the last day of a calendar quarter, the last Fixed Capital Payment shall be due 20 days following the end of the Initial Period and shall be reduced proportionately based on the number of days that elapsed from the end of the prior calendar quarter through the end of the Initial Period. For the avoidance of doubt, all Fixed Capital Payments shall be deemed Available Cash Flows generated prior to the end of the Initial Period, including the last Fixed Capital Payment, which will be required to be made 20 days following the end of the Initial Period.

(b)

If any of the Specified Expansion Projects are deferred or cancelled and as a result of which the Company’s aggregate spending on such Specified Expansion Project is less than what was projected to be spent in the applicable period when deriving the Fixed Capital Payments set forth on Exhibit A, then a proportionate amount of the Fixed Capital Payment corresponding to the unspent amounts with respect to such Specified Expansion Project for that calendar quarter will be deferred to the calendar quarter in which the corresponding cost for such Specified Expansion Project is incurred or cancelled, as applicable.

(c)

Notwithstanding anything in this Section 3.02 but without limiting the obligations of all Shareholders to make capital contributions in accordance with Section 3.05(b), any amount of Fixed Capital Payments that are not incurred prior to the end of the Initial Period, are cancelled and are not required to be paid by the Exchange Shareholders .

Section 3.03 Smelter Payments.

On the 20th day following the end of each calendar quarter up to the end of the Initial Period (and, if the end of the Initial Period does not fall on the last day of a calendar quarter, on the 20th day following the end of the Initial Period), the Exchange Shareholders (pro rata in accordance with their respective Exchange Assignment Percentage) shall pay to the Company as a capital contribution the following amounts (and, for the avoidance of doubt, all such capital contributions shall be deemed Available Cash Flows generated prior to the end of the Initial Period):

(i)

the amount by which Available Cash Flows generated in the applicable calendar quarter are reduced in respect of the Exchange Share Percentage of costs of the Company associated with the Smelter Project (excluding any such costs incurred prior to the date hereof), whether in the form of capital costs, equity contributions or loans to a project company, debt service, treatment and refining charges, cash costs incurred for purposes of credit support or otherwise, and any other payments relating to the Smelter Project; plus

(ii)	without duplication of the amounts described in clause (i):

(A)	the Exchange Share Percentage of Restricted Cash as of the date hereof to the extent relating to the Smelter Project ; and

(B)	the Exchange Share Percentage of any increases in Restricted Cash in the applicable calendar quarter to the extent such increases relate to the Smelter Project; less in the case of each of clause (A) and (B), the Exchange Share Percentage of any reductions in Restricted Cash (to the extent received by the Company) in the applicable calendar quarter to the extent such reductions relate to the to the Smelter Project); minus

(iii)	the Exchange Share Percentage of the aggregate amount of capital calls and Shareholder Loans made in the applicable calendar quarter to fund the Smelter Project.

Section 3.04 Restricted Cash Payment

On the 20th day following the end of the Initial Period, the Exchange Shareholders (pro rata in accordance with their respective Exchange Assignment Percentage) shall pay to the Company as a capital contribution the Exchange Share Percentage of Restricted Cash as of the end of the Initial Period to the extent relating to any obligations that will arise or occur after the end of the Initial Period (other than relating to the Smelter Project). All such capital contributions shall be deemed Available Cash Flows generated prior to the end of the Initial Period.

Section 3.05. Funding.

(a)	Initial Period.

(i)

General. All capital calls made by the Company prior to the end of the Initial Period (other than capital calls in respect of the Smelter Project and any capital calls under Section 3.03) shall be funded by the Pre-Exchange Shareholders pro rata in accordance with their respective Pre-Exchange Percentage Interests, and the Exchange Shareholders shall bear no liability for such capital calls.

(ii)

Smelter Project. All capital calls made by the Company prior to the end of the Initial Period in respect of the Smelter Project (other than capital calls made pursuant to Section 3.03) shall be funded by all Shareholders pro rata in accordance with their respective Percentage Interests.

(b)	Post-Initial Period.

Following the end of the Initial Period, all capital calls made by the Company shall be funded by all Shareholders pro rata in accordance with their respective Percentage Interests.

Section 3.06 Failure to Fund

(a)	General.

If any Shareholder fails to fund any capital call it is required to fund in accordance with Section 3.05 and any other Shareholder is willing to provide the Company with the funds sufficient to meet the obligations required by such capital call, all Shareholders who fund such capital call shall be required to fund such capital call by way of a Shareholder Loan at an interest rate of LIBOR plus 6% per annum. The principal and interest on Shareholder Loans shall be repaid in priority to any dividends to the Shareholders; provided that all Shareholder Loans made to fund obligations relating to the Smelter Project shall not be repayable until after the end of the Initial Period.

(b)	Smelter and Expansion Capex.

An amount equal to (i) 250% multiplied by (ii) Unpaid Assigned Payments will be repaid by the Company to the Pre-Exchange Shareholders (pro rata based on their respective Pre-Exchange Percentage Interest) out of Available Cash Flows generated following the end of the Initial Period in priority to any dividends to the Shareholders, but following the payments to be made under Section 2.03. Repayments under this Section 3.06(b) shall (i) first, be deemed payments of Unpaid Payment Interest until the Unpaid Payment Interest is equal to zero and (ii) second, be deemed payments of Unpaid Post-Cut-Off Payments.

Exhibit A – Expansion Capex Schedule

Exhibit A — Expansion Capex Schedule

$ millions

			Specified Expansion Project
			Aggregate			40% Share
	Aggregate	40% Share	New Power Generation	SAG Pre-Crushers	C3 Ball Mill	New Power Generation	SAG Pre-Crushers	C3 Ball Mill
2018	$325	$130	$0	$1	$0	$0	$1	$0
2019	322	129	0	39	2	0	16	1
2020	413	165	25	64	20	10	26	8
2021	468	187	36	116	50	14	46	20
2022	474	190	213	60	28	85	24	11

Exhibit B – Monthly Deficit Payment

“Monthly Deficit Payment” means, with respect to any calendar month, (a) Pre-Tax Deficit Payment with respect to such month multiplied by (b) 75% minus (c) Net Profits Tax with respect to such month.

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“Pre-Tax Deficit Payment” means, with respect to any calendar month, (a) Deficit Net Revenues with respect to such calendar month minus (b) Deficit Cost Share with respect to such calendar month.

“Deficit Net Revenues” means, with respect to any calendar month, (a) Deficit Copper Revenue with respect to such calendar month, plus (b) Deficit Gold Revenue with respect to such calendar month, minus (c) Deficit Copper TC/RCs with respect to such calendar month, minus (d) Deficit Gold RCs with respect to such calendar month, minus (e) Deficit Copper Royalties with respect to such calendar month, minus (f) Deficit Gold Royalties with respect to such calendar month, minus (g) Deficit Freight Cost with respect to such calendar month, minus (h) Deficit FFIJD Cost with respect to such calendar month.

“Deficit Copper Revenue” means, with respect to any calendar month, (a) Eligible Volume of copper in such month multiplied by (b) the average copper price, before any deductions for TC/RCs, realized by the Company in such month.

“Deficit Gold Revenue” means, with respect to any calendar month, (a) Eligible Volume of gold in such month multiplied by (b) the average gold price, before any deductions for TC/RCs, realized by the Company in such month.

“Deficit Copper TC/RCs” means, with respect to any calendar month, (a) actual Copper TC/RCs incurred on a $/lb basis on sales to PT Smelting multiplied by (b) Eligible Volume of copper for such calendar month.

“Deficit Gold RCs” means, with respect to any calendar month, (a) actual Gold RCs incurred on a $/oz basis on sales to PT Smelting multiplied by (b) Eligible Volume of gold for such calendar month.

“Deficit Copper Royalties” means, with respect to any calendar month, (a) 4.00% multiplied by (b) (i) Deficit Copper Revenue for such month, minus (ii) Deficit Freight Cost for such month minus (iii) Deficit Copper TC/RCs for such month.

“Deficit Gold Royalties” means, with respect to any calendar month, (a) 3.75% multiplied by (b) (i) Deficit Gold Revenue for such month minus (ii) Deficit Gold RCs for such month.

“Deficit Freight Cost” means, with respect to any calendar month, (a) Eligible Volume of copper for such month multiplied by (b) the Company’s average per pound freight cost for such month.

“Deficit FFIJD Cost” means, with respect to any calendar month, (a) 1.00% multiplied by (b) (i) Deficit Copper Revenue for such month, plus (ii) Deficit Gold Revenue for such month, minus (iii) Deficit Copper TC/RCs for such month, minus (iv) Deficit Gold RCs for such month, minus (v) Deficit Copper Royalties for such month minus (vi) Deficit Gold Royalties for such month.

“Deficit Cost Share” means, with respect to any calendar month, (a) the sum of the Company’s site operating costs for such month (excluding FFIJD and smelter costs), the Company’s general and administrative (G&A) expenses for such calendar month as set forth in the Company’s income statement for such month (excluding smelter-related expenses) and the Company’s sustaining capital for such month as set forth in the Company’s cash flow statement for such month (excluding smelter) multiplied by (b) the Deficit Sharing Ratio for such month.

“Deficit Sharing Ratio” means, with respect to any calendar month, (a) Deficit Net Revenues for such month divided by (b) Company Net Revenues for such month.

“Company Net Revenues” means, with respect to any calendar month, (a) the Company’s gross revenue for such month (including copper, gold and silver), minus (b) the Company’s TC/RCs for such month as set forth on the Company’s income statement for such month, minus (c) royalties of the Company in respect of copper, gold and silver for such month as set forth on the Company’s income statement for such month, minus (d) the Company’s concentrate freight cost for such month as set forth on the Company’s income statement for such month, minus (e) the Company’s FFIJD for such month (calculated as (x) 1% of (y) the Company’s gross revenue for such month (including copper, gold and silver) less the amounts deducted pursuant to clauses (b) and (c) of this definition).

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“Net Profits Tax” means, with respect to any calendar month, (a) 10% multiplied by (b) (A) (i) Pre-Tax Deficit Payment for such month, plus (ii) Deficit Sustaining Capital for such month, minus (iii) Deficit Book Depreciation for such month multiplied by (B) 75%.

“Deficit Sustaining Capital” means, with respect to any calendar month, (a) the Company’s sustaining capital for such month as set forth in the Company’s cash flow statement for such month (excluding smelter) multiplied by (b) the Deficit Sharing Ratio for such month.

“Deficit Book Depreciation” means, with respect to any calendar month, (a) the depreciation, depletion and amortization (DD&A) of the Company for such month as set forth on the Company’s income statement for such month (excluding smelter) multiplied by (b) the Deficit Sharing Ratio for such month.

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An example of the calculation is set forth below: